                           OFFER TO PURCHASE FOR CASH
                             ALL OUTSTANDING SHARES
                OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK
                                       OF

                          U.S. FRANCHISE SYSTEMS, INC.
                                       AT
                              $5.00 NET PER SHARE
                                       BY

                              USFS ACQUISITION CO.
                          A WHOLLY-OWNED SUBSIDIARY OF
                       PRITZKER FAMILY BUSINESS INTERESTS

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, NOVEMBER 1, 2000, UNLESS THE OFFER IS EXTENDED.

    THE OFFER (AS DEFINED HEREIN) IS BEING MADE PURSUANT TO AN ACQUISITION AGREEMENT, DATED AS OF SEPTEMBER 18, 2000 (THE "ACQUISITION AGREEMENT"), BY AND AMONG U.S. FRANCHISE SYSTEMS, INC. (THE "COMPANY" OR "USFS"), USFS ACQUISITION CO. (THE "PURCHASER"), SDI, INC. ("SDI"), HSA PROPERTIES, INC. ("HSA") AND MERIDIAN ASSOCIATES, L.P. ("MERIDIAN"). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, A NUMBER OF SHARES (AS DEFINED HEREIN) OF THE COMPANY THAT, TOGETHER WITH THE SHARES OWNED BY THE PURCHASER, SDI, HSA, MERIDIAN AND THEIR AFFILIATES, WOULD CONSTITUTE A MAJORITY OF THE OUTSTANDING SHARES AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER AND (2) THE EXPIRATION OR TERMINATION OF THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. SEE "THE TENDER OFFER--CERTAIN CONDITIONS TO THE OFFER."

    THE BOARD OF DIRECTORS OF THE COMPANY, BASED ON THE RECOMMENDATION OF INDEPENDENT DIRECTORS ON THE BOARD, (1) APPROVED AND ADOPTED THE ACQUISITION AGREEMENT AND APPROVED THE OFFER, THE MERGER (AS DEFINED HEREIN) AND THE RELATED TRANSACTIONS, (2) DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO THE COMPANY'S UNAFFILIATED STOCKHOLDERS (WHICH DOES NOT INCLUDE, AMONG OTHERS, THE INTERESTED STOCKHOLDERS (AS DEFINED HEREIN)) AND (3) RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             IMPORTANT INFORMATION

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it with any required signature guarantee and any other required documents to SunTrust Bank (the "Depositary") and mail or deliver the stock certificates for such Shares to the Depositary, or, in the case of book-entry transfer affected pursuant to the procedures set forth in "The Tender Offer--Procedure for Tendering Shares--Book Entry Delivery," deliver a completed and signed Letter of Transmittal, or an Agent's Message (as defined herein), and any other required documents to the Depositary and deliver such Shares pursuant to the procedures for book-entry transfer described in "The Tender Offer--Procedure for Tendering Shares--Book Entry Delivery," in each case prior to expiration of the Offer, or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders holding Shares registered in the name of a nominee must contact that nominee if they desire to tender those Shares. Stockholders who desire to tender Shares and whose certificates for such Shares are not immediately available or who cannot deliver other required documentation to the Depositary or comply with the procedures for book-entry transfer prior to the expiration of the Offer may tender those Shares by following the procedures for guaranteed delivery set forth in The Tender Offer--Procedure for Tendering Shares--Guaranteed Delivery."

    Questions and requests for assistance regarding the Offer or requests for additional copies of this Offer to Purchase, the Letter of Transmittal and all other related tender offer materials may be directed to Georgeson Shareholder Communications Inc., the Information Agent, or Georgeson Shareholder Securities Corporation, the Dealer Manager, at their respective addresses and telephone numbers set forth on the back cover of this offer to purchase. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                           --------------------------

                     THE DEALER MANAGER FOR THIS OFFER IS:

October 3, 2000                [GEORGESON SHAREHOLDER SECURITIES CORPORATION]

                               TABLE OF CONTENTS

SECTION                                                         PAGE
-------                                                       --------
SUMMARY TERM SHEET..........................................      1
INTRODUCTION................................................      6
SPECIAL FACTORS.............................................     10
  BACKGROUND OF THE OFFER; CONTACTS WITH USFS...............     10
  RECOMMENDATION OF THE INDEPENDENT DIRECTORS AND THE BOARD
    OF DIRECTORS OF USFS; FAIRNESS OF THE OFFER AND THE
    MERGER..................................................     15
  OPINION OF THE FINANCIAL ADVISOR TO THE COMPANY...........     18
  POSITION OF THE ACQUIRORS AND THE PARTICIPATING
    EQUITYHOLDERS REGARDING FAIRNESS OF THE OFFER AND THE
    MERGER..................................................     25
  PURPOSE OF THE OFFER AND THE MERGER; ALTERNATIVES.........     26
  STATUTORY REQUIREMENTS....................................     26
  PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER;
    CERTAIN EFFECTS OF THE OFFER............................     26
  THE ACQUISITION AGREEMENT AND RELATED AGREEMENTS..........     28
  APPRAISAL RIGHTS..........................................     36
  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.....     39
  BENEFICIAL OWNERSHIP OF SHARES............................     41
  TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES OF
    COMMON STOCK............................................     44
  INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE
    MERGER..................................................     45
  CERTAIN OTHER RELATIONSHIPS AND RELATED PARTY
    TRANSACTIONS............................................     47
THE TENDER OFFER............................................     50
  TERMS OF THE OFFER........................................     50
  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.............     51
  PROCEDURE FOR TENDERING SHARES............................     52
  WITHDRAWAL RIGHTS.........................................     55
  CONDITIONS TO THE OFFER...................................     56
  PRICE RANGE OF THE SHARES.................................     57
  POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE
    SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION.......     57
  CERTAIN INFORMATION CONCERNING THE COMPANY................     59
  CERTAIN INFORMATION CONCERNING THE ACQUIRORS AND THE
    PARTICIPATING EQUITYHOLDERS.............................     62
  SOURCE AND AMOUNT OF FUNDS................................     63
  DIVIDENDS AND DISTRIBUTIONS...............................     63
  LEGAL MATTERS; REGULATORY APPROVALS.......................     64
  CERTAIN LAWSUITS..........................................     66
  FEES AND EXPENSES.........................................     66
  MISCELLANEOUS.............................................     67

SCHEDULE I       --      INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
                         OF THE PURCHASER, SDI, HSA, THE GENERAL PARTNER OF MERIDIAN
                         AND H GROUP HOLDING, INC.
SCHEDULE II      --      INFORMATION CONCERNING EACH PARTICIPATING EQUITYHOLDER AND
                         THE DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY
ANNEX A          --      OPINION OF BANC OF AMERICA SECURITIES LLC
ANNEX B          --      EXCERPTS FROM THE GENERAL CORPORATION LAW OF THE STATE OF
                         DELAWARE RELATING TO THE RIGHTS OF DISSENTING STOCKHOLDERS
                         PURSUANT TO SECTION 262

                               SUMMARY TERM SHEET

    We are providing this summary term sheet for your convenience. It highlights some of the material information in this offer to purchase. We urge you to read carefully the remainder of this offer to purchase and the letter of transmittal because the information about the tender offer in this summary term sheet is not complete. Additional important information about the tender offer is contained in the remainder of this offer to purchase and the letter of transmittal.

WHO IS OFFERING TO PURCHASE MY SECURITIES?

    Our name is USFS Acquisition Co. We are a Delaware corporation formed for the purpose of making this tender offer. We are a wholly-owned subsidiary of Pritzker family business interests. Pritzker family business interests include, among other ventures, Hyatt Corporation, Hyatt International Corporation and H Group Holding, Inc. and have significant experience in the hospitality industry. After we purchase shares in the tender offer, Pritzker family business interests intend to merge us with and into USFS. See "The Tender Offer--Certain Information Concerning the Acquirors and the Participating Equityholders."

HOW MANY SHARES ARE YOU OFFERING TO PURCHASE?

    We are offering to purchase all of the outstanding shares of USFS Class A common stock and Class B common stock. See "Introduction" and "The Tender Offer."

HOW MUCH ARE YOU OFFERING TO PAY FOR MY SHARES, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES, COMMISSIONS OR STOCK TRANSFER TAXES?

    We are offering to purchase your shares for a purchase price of $5.00 per share, net to you, in cash. Under no circumstances will we pay interest on the purchase price, including, but not limited to, by reason of any delay in making payment. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker, bank or other nominee, and such institution tenders your shares on your behalf, such institution may charge you a fee for doing so. You should consult such institution to determine whether any charges will apply. In addition, if you instruct the depositary for the offer in the letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See "Introduction" and "The Tender Offer--Acceptance for Payment and Payment for Shares."

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    SDI, Inc., a Nevada corporation that is also owned by Pritzker family business interests, will provide us with sufficient funds to purchase (1) all shares validly tendered and not withdrawn in the offer and (2) all remaining shares in the merger that we expect to follow the successful completion of the offer. The offer is not subject to any financing conditions. See "The Tender Offer--Source and Amount of Funds."

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

    We do not believe that our financial condition is relevant to your decision whether to tender shares in the offer because the offer is being made for all outstanding shares solely for cash and is not subject to any financing condition. In addition, if we consummate the offer, we will acquire all remaining shares for the same cash price in the merger, subject to dissenters' rights properly exercised under Delaware law.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER SHARES IN THE OFFER?

    You will have until at least 12:00 midnight, New York City time, on Wednesday, November 1, 2000 to tender your shares in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use the guaranteed delivery procedures described in this offer to purchase. See "The Tender Offer--Procedure for Tendering Shares--Guaranteed Delivery."

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

    We may extend the offer if, at the time the offer is scheduled to expire (including at the end of an earlier extension), any of the offer conditions is not satisfied (or waived by us) or if we are required to extend the offer by the rules of the SEC. We have agreed to extend the offer from time to time until December 31, 2000 if conditions to the offer that have not been satisfied (or waived by us) can reasonably be expected to be satisfied by that date. If we extend the offer, we may delay the acceptance of any shares that have been tendered.

    Following the satisfaction of all the conditions to the offer and the acceptance of, and payment for, all the shares tendered during the offering period, we may elect to provide for one or more subsequent offering periods, which would be an additional period of time during which remaining stockholders may tender their shares for the offer price. The subsequent offering periods, if any, will not last more than 20 business days in total. See "The Tender Offer--Terms of the Offer."

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

    If we extend the offer, we will issue a press release by 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. We may also communicate the extension of the offer through other means. See "The Tender Offer--Terms of the Offer."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

    We are not obligated to purchase any tendered shares unless:

    - the number of shares validly tendered and not properly withdrawn prior to the expiration of the offer, together with the shares owned by us and our affiliates, represents at least a majority of USFS' outstanding shares; and

    - all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the federal regulations promulgated thereunder have expired or been terminated.

The offer is subject to various other conditions. See "The Tender
Offer--Conditions of the Offer."

HOW DO I TENDER MY SHARES?

    To tender your shares:

    1. you must deliver the certificates representing your shares and a properly completed and duly executed letter of transmittal to SunTrust Bank, the depositary for the offer, at one of its addresses appearing on the back of this offer to purchase before the offer expires; or

    2. the depositary must receive a confirmation of book-entry transfer of your shares and a properly completed letter of transmittal, or an agent's message, before the offer expires; or

    3. you must comply with the guaranteed delivery procedures described in this offer to purchase.

    If your shares are held in street name (that is, through a broker, dealer or other nominee), the shares can only be tendered by your nominee to the depositary. See "The Tender Offer--Procedure for Tendering Shares."

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

    You can withdraw shares you have tendered at any time before the offer has expired. In addition, unless we have agreed to accept your tendered shares for payment by December 1, 2000, you can withdraw your shares at any time after such time until we accept your shares for payment. See "The Tender Offer--Withdrawal Rights."

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

    To withdraw your shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary at any time during a period when you have the right to withdraw your shares. See "The Tender Offer--Withdrawal Rights."

HAVE ANY STOCKHOLDERS ENTERED INTO ANY AGREEMENTS WITH YOU REGARDING THEIR SHARES OR YOUR SHARES?

    Yes. Michael A. Leven, USFS' chairman of the board and chief executive officer, and members of his family have agreed to transfer an aggregate of 870,000 shares of their USFS common stock to us, after consummation of the offer, but prior to the merger of us with and into USFS, in exchange for an equal number of shares of our common stock, which will represent approximately 4.4% of our outstanding shares. HSA Properties, Inc. and Meridian
Associates, L.P., both of which are also owned by Pritzker family business interests, have also agreed to transfer an aggregate of 2,122,222 shares of their USFS common stock, after consummation of the offer, but prior to the merger, in exchange for an equal number of shares of our common stock, which will represent approximately 10.6% of our outstanding shares. Therefore, the exchanged shares of USFS common stock will not be tendered in the offer and, immediately following consummation of the offer and the merger, Mr. Leven, members of Mr. Leven's family, HSA and Meridian will be the sole minority stockholders of USFS, which will be a majority-owned subsidiary of Pritzker family business interests. In addition, Mr. Leven and Steven Romaniello, USFS' president and chief operating officer, have entered into employment agreements with USFS that provide for the grant of options to purchase shares of USFS common stock at $5.00 per share after the merger. See "Introduction," "Special Factors--The Acquisition Agreement and Related Agreements" and "--Interests of Certain Persons in the Offer and the Merger."

    Mr. Leven and his family members have indicated that they will tender in the offer 1,763,642 shares of USFS common stock, which represent all of their shares of USFS common stock other than the 870,000 shares being transferred to us and 33,032 shares of restricted stock that may not be tendered in, but will vest upon consummation of, the offer and will be acquired by us in the merger. Neal
K. Aronson, USFS' current chief financial officer, has agreed with us to tender in the offer 1,509,453 shares of USFS common stock, which represents all of his shares of USFS common stock other than his 589,865 shares of restricted stock that will vest upon consummation of the offer and will be acquired by us in the merger. See "Special Factors--The Acquisition Agreement and Related Agreements" and "--Interests of Certain Persons in the Offer and the Merger."

WHAT DOES THE USFS BOARD OF DIRECTORS THINK OF THE OFFER?

    We are making the offer pursuant to an acquisition agreement that we entered into with USFS, SDI, HSA and Meridian. The board of directors of USFS, based on the recommendation of independent directors on the board, (1) approved and adopted the acquisition agreement and approved the offer, the merger and the related transactions, (2) determined that the offer and the merger are fair to the unaffiliated stockholders of USFS and (3) recommends that the stockholders of USFS accept the offer and tender their shares of USFS common stock pursuant to the offer. USFS has prepared a Solicitation/ Recommendation Statement containing its board of directors' determination and recommendation, which is being sent to you with this offer to purchase. See "Introduction" and "Special Factors--Recommendation of Independent Directors and Board of Directors of USFS; Fairness of the Offer and the Merger."

WHY WAS THE PREVIOUSLY ANNOUNCED RECAPITALIZATION TRANSACTION TERMINATED?

    HSA, Meridian and SDI had previously entered into a recapitalization agreement with USFS, which was terminated in connection with the acquisition agreement that provides for the offer and the merger. HSA, Meridian and SDI became aware of certain information after the date of the recapitalization agreement regarding, among other things, USFS' rate of new business generation and the effect of increasing competitive pressures that were expected to materially adversely affect USFS' franchising revenues. A representative of HSA, Meridian and SDI told legal representatives of USFS that as a result of that information he believed that conditions to the obligation of HSA, Meridian and SDI to complete the recapitalization transaction would not be satisfied. USFS believed that if HSA, Meridian and SDI sought to terminate the recapitalization agreement, there could be costly and time consuming litigation between the parties, with uncertain results. USFS also believed that such termination might lead to a decline in the market price of its shares and that the price that might be received by holders of the shares in the open market or in a future transaction might be less than the $5.00 per share to be received in connection with the offer and the merger. These were some of the several factors that were considered by the USFS board of directors in determining to enter into the acquisition agreement and terminate the recapitalization agreement. See "Special Factors--Background of the Offer; Contacts with USFS" and "--Recommendation of the Independent Directors and the Board of Directors of USFS; Fairness of the Offer and the Merger."

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL OF THE USFS SHARES ARE NOT TENDERED IN THE OFFER?

    The offer is the first step in our plan to acquire all outstanding shares of USFS common stock and for USFS to become a privately-held company. If we complete the offer, Pritzker family business interests expect to merge us with and into USFS. If that merger takes place, all remaining USFS stockholders will receive the same price paid in the offer, $5.00 per share in cash, and USFS will be a privately-held company owned by Mr. Leven, members of Mr. Leven's family, HSA, Meridian and other Pritzker family business interests. Mr. Romaniello will have the opportunity to purchase shares of USFS common stock within 270 days after consummation of the merger. See "Special Factors--Purpose of the Offer and the Merger" and "--The Acquisition Agreement and Related Agreements."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    If the offer and the merger take place, stockholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to dissenters' rights properly exercised under Delaware law. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares in the offer is that you will be paid earlier if you tender your shares in the offer. However, after the offer is consummated, there may be so few remaining stockholders and publicly-held shares that USFS may no longer be eligible to be traded on the Nasdaq National Market, The Nasdaq SmallCap Market or any securities exchange and there may not be an active, or any, public trading market for USFS stock. Also, USFS may stop making filings with the SEC and/or may not be required to comply with the SEC rules relating to publicly-held companies. See "Special Factors--Plans for the Company After the Offer and the Merger; Certain Effects of the Offer" and "The Tender Offer--Possible Effects of the Offer on the Market for Shares; Nasdaq Listing; Exchange Act Registration."

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY SHARES?

    The receipt of cash for shares pursuant to the offer will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who sells shares pursuant to the offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares sold pursuant to the offer. If the shares sold constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the shares were held for more than one year, and if held for one year or less, they will be subject to tax at ordinary income tax rates. See "Special Factors--Certain United States Federal Income Tax Consequences."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    On September 18, 2000, the last trading day before USFS announced the signing of the acquisition agreement and the related offer and proposed merger, the closing bid price of USFS Class A common stock as reported on the Nasdaq National Market was $4.375 per share. On October 2, 2000, the last trading day before the date of this offer to purchase, the closing bid price of USFS
Class A common stock as reported on the Nasdaq National Market was $4.84375 per share. You are urged to, and should, obtain current quotations of the market price of USFS Class A common stock when deciding whether to tender your shares. See "The Tender Offer--Price Range of the Shares."

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

    Georgeson Shareholder Communications Inc., the information agent for the offer, and Georgeson Shareholder Securities Corporation, the dealer manager for the offer, can help answer your questions about the offer. See the back cover of this offer to purchase for information about how to contact the information agent and the dealer manager.

TO THE HOLDERS OF CLASS A COMMON STOCK
AND CLASS B COMMON STOCK OF U.S. FRANCHISE SYSTEMS, INC.

                                  INTRODUCTION

    USFS Acquisition Co., a Delaware corporation (the "Purchaser") and wholly-owned subsidiary of Pritzker family business interests ("Parent"), is offering to purchase all of the outstanding shares of Class A Common Stock, par value $0.01 per share ("Class A Common Stock"), and Class B Common Stock, par value $0.01 per share ("Class B Common Stock" and together with the Class A Common Stock, the "Shares"), of U.S. Franchise Systems, Inc., a Delaware corporation (the "Company" or "USFS"), at a price of $5.00 per Share, net to the seller in cash, without interest thereon (the "Purchase Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal included herewith (which together, as amended or supplemented from time to time, constitute the "Offer").

    Tendering stockholders who hold Shares registered in their own name and tender their Shares directly to SunTrust Bank, as depositary for the Offer (the "Depositary"), will not be obligated to pay brokerage commissions, solicitation fees or, except as described in this Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the purchase of Shares in the Offer by the Purchaser. However, stockholders who own their Shares through a bank, broker or other nominee should check with such institution as to whether such institution will charge a fee for tendering Shares. Any tendering stockholder or other payee required to complete a Letter of Transmittal who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to U.S. federal income tax backup withholding equal to 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See "The Tender Offer--Acceptance for Payment and Payment for Shares," "--Procedure for Tendering Shares--U.S. Federal Income Tax Backup Withholding," and "Special Factors--Certain United States Federal Income Tax Consequences." The Purchaser will pay all costs and expenses of the Depositary, Georgeson Shareholder Securities Corporation, as the dealer manager of the Offer (the "Dealer Manager"), and Georgeson Shareholder Communications Inc., as the information agent for the Offer (the "Information Agent"), incurred in connection with the Offer.

    The Offer is being made pursuant to an Acquisition Agreement, dated as of September 18, 2000 (the "Acquisition Agreement"), by and among the Company, the Purchaser, SDI, Inc., a Nevada corporation ("SDI"), Meridian Associates, L.P., an Illinois limited partnership ("Meridian"), and HSA Properties, Inc., a Delaware corporation ("HSA," together with the Purchaser, Parent, SDI and Meridian, the "Acquirors"). HSA, SDI and Meridian (the "Investor Group") are owned by Pritzker family business interests. Pritzker family business interests include, among other ventures, Hyatt Corporation, Hyatt International Corporation and H Group Holding, Inc. and have significant experience in the hospitality industry. Douglas G. Geoga, a director of the Company who was initially appointed to the Company's Board of Directors (the "Board" or the "Board of Directors") in March 1998 pursuant to rights held by Meridian and HSA, is a member of the board of directors of the Purchaser and president of Hospitality Investment Fund, L.L.C., an entity that is wholly-owned by Pritzker family business interests and has acted as an advisor to the Acquirors in connection with this transaction. The Purchaser, Parent and SDI do not currently own any Shares. Meridian and HSA together own 2,122,222 Shares, which represent approximately 10.6% of the Shares currently outstanding. See "Special Factors--The Acquisition Agreement and Related Agreements" for a summary of the material terms of the Acquisition Agreement.

    Pursuant to the terms and subject to the conditions of the Acquisition Agreement, as soon as practicable after the consummation of the Offer, the Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Surviving Corporation") and a majority-owned subsidiary of Parent (the "Merger"). At the effective time of the Merger (the "Effective Time"), each issued and outstanding Share will be converted into and represent the right to receive the Purchase Price, without interest, except for Shares held by the Purchaser immediately before the Effective Time and

Shares with respect to which dissenters' rights are properly exercised under the Delaware General Corporation Law, as amended ("DGCL"). See "Special Factors--Acquisition Agreement and Related Agreement" and--"Appraisal Rights" for an explanation of the rights of the holders of Shares in the Merger.

    Pursuant to the Exchange Agreement, dated as of September 18, 2000 (the "Exchange Agreement"), by and among the Purchaser, HSA, Meridian, Michael A. Leven, the Company's chief executive officer and chairman of the board, and members of Mr. Leven's family (Mr. Leven with such family members, the "Leven Family"), Meridian and HSA have agreed to transfer all of their 2,122,222 Shares to the Purchaser, after consummation of the Offer, but prior to the Merger, in exchange for an equal number of shares of the Purchaser's common stock. In addition, pursuant to the Exchange Agreement, the Leven Family has agreed to transfer an aggregate of 870,000 of their 2,666,674 Shares to the Purchaser, after consummation of the Offer, but prior to the Merger, in exchange for an equal number of shares of the Purchaser's common stock. The Shares exchanged by HSA, Meridian and the Leven Family pursuant to the Exchange Agreement will not be tendered in the Offer. Immediately following consummation of the Offer and the Merger, Meridian, HSA and the Leven Family will be the sole minority stockholders of the Surviving Corporation, which will be a majority-owned subsidiary of Parent. In addition, Mr. Leven and Steven Romaniello, the Company's president and chief operating officer (Mr. Romaniello and the Leven Family being collectively referred to as the "Participating Equityholders"), have entered into employment agreements with the Company that will be effective upon consummation of the Merger (the "Employment Agreements"). Pursuant to the Employment Agreements, upon consummation of the Merger, Messrs. Leven and Romaniello will be granted options to purchase 200,000 and 250,000 shares, respectively, of the Surviving Corporation's common stock at $5.00 per share or substantially equivalent stock appreciation rights. In addition, Mr. Romaniello has been granted a one-time opportunity to purchase 400,000 newly-issued shares of the Surviving Corporation's common stock at $5.00 per share that he may exercise within 270 days after the closing date of the Merger. See "Special Factors--The Acquisition Agreement and Related Agreements" for a summary of the material terms of the Exchange Agreement, the Employment Agreements and other agreements executed in connection with the Offer and the Merger.

    On June 2, 2000, the Company and the Investor Group entered into the Recapitalization Agreement (the "Recapitalization Agreement") pursuant to which, among other things, (1) SDI agreed to purchase, and the Company agreed to sell, an aggregate of 75,000 shares of two new series of the Company's preferred stock for an aggregate purchase price of $75,000,000 and (2) the Company agreed to make a tender offer for up to 8,666,666 Shares at a purchase price of $7.50 per Share. Pursuant to the Acquisition Agreement, the Company and the Investor Group have terminated the Recapitalization Agreement and their rights and obligations thereunder.

    The Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn prior to the expiration of the Offer, a number of Shares that, together with the Shares owned by the Acquirors and their affiliates, represents at least a majority of the Shares outstanding on the date that the Purchaser accepts Shares for payment pursuant to the Offer (the "Minimum Condition") and (2) the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the federal regulations promulgated thereunder. The Offer is also subject to other conditions described in "The Tender Offer--Conditions to the Offer."

    The Board of Directors, based upon the recommendation of the independent directors on the Board who are not employed by the Company or affiliated with the Acquirors (the "Independent Directors") (other than Dean Adler, an independent director who was not in attendance at the meeting in which the Independent Directors made their recommendation), (1) approved and adopted the Acquisition Agreement and approved the Offer, the Merger and the related transactions, (2) determined that the Offer and the Merger are fair to the unaffiliated stockholders of the Company (which does not include, among others, the Acquirors, the Participating Equityholders and Neal K. Aronson, the Company's current chief financial officer (the "Interested Stockholders")) and (3) recommends that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer. See "Special Factors-- Recommendation of the Independent Directors and the Board of Directors of USFS; Fairness of the Offer and the Merger" for a discussion of the factors considered by the Independent Directors and the Board of Directors in arriving at such recommendation and determination.

    Banc of America Securities LLC ("Banc of America Securities"), the Company's financial advisor, has delivered a written opinion dated as of September 18, 2000 to the Board of Directors to the effect that, as of the date of such opinion and based upon, and subject to, the assumptions made, procedures followed, matters considered and limitations set forth in such opinion, the consideration proposed to be received by the holders of Shares in the Offer and the Merger is fair, from a financial point of view, to the holders of Shares (other than the Acquirors, the Participating Equityholders, Mr. Aronson and any affiliate of the foregoing or any natural person otherwise related to the foregoing by virtue of being a spouse, a decedent or an ancestor of such natural persons or a trust solely for the benefit of such natural persons and/or such natural person's spouse, decedent, or ancestor (the "Excluded Stockholders")). Banc of America Securities will receive a fee from the Company for acting as financial advisor to the Company. See "Special Factors--Opinion of the Financial Advisor to the Company" and "The Tender Offer--Fees and Expenses." A copy of the opinion of Banc of America Securities is attached to this Offer to Purchase as Annex A and stockholders are urged to, and should, read the opinion in its entirety.

    The Company has informed the Purchaser that as of the close of business on October 2, 2000, there were 17,245,834 shares of Class A Common Stock and 2,707,919 shares of Class B Common Stock outstanding. Pursuant to the Exchange Agreement, Meridian and HSA will not tender their 2,122,222 Shares in the Offer. The Leven Family has indicated that they will tender an aggregate of 1,763,642 Shares in the Offer, which represents all of their Shares other than the 870,000 Shares being transferred to the Purchaser pursuant to the Exchange Agreement and 33,032 Restricted Shares (as defined below) that may not be tendered in, but will vest upon consummation of, the Offer and will be acquired by the Purchaser in the Merger. Mr. Aronson has agreed with the Investor Group and the Purchaser to tender 1,509,453 Shares in the Offer, which represent all of his Shares other than his 589,865 Restricted Shares. The Company has advised the Purchaser that, to the Company's knowledge, all of the Company's other directors and executive officers currently intend to tender all Shares owned by them (except for Restricted Shares) pursuant to the Offer. Based upon the foregoing, and assuming no Shares were or are issued after October 2, 2000, the Minimum Condition will be satisfied if at least an additional 3,261,737 Shares are validly tendered and not properly withdrawn by unaffiliated stockholders prior to the Expiration Date. The actual number of Shares required to be tendered to satisfy the Minimum Condition will depend upon the actual number of Shares outstanding on the date that the Purchaser accepts Shares for payment pursuant to the Offer. If the Minimum Condition is satisfied and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Board of Directors and to effect the Merger without the affirmative vote of any other stockholder of the Company.

    The Company has informed the Purchaser that as of October 2, 2000, options to purchase an aggregate of 816,557 shares of Class A Common Stock granted under the Company's Amended and Restated 1996 Stock Option Plan (the "Option Plan") and an aggregate of 50,000 shares of Class A Common Stock granted under the Company's 1996 Option Plan for Non-Employee Directors (the "Directors Plan" and with the Option Plan, the "Plans") were issued and outstanding. In addition, according to the Company, as of such date, 1,371,317 of the Shares outstanding were Shares held by the Leven Family, Mr. Aronson and various other members and former members of the Company's management that are subject to repurchase and a risk of forfeiture (the "Restricted Shares"). The Purchaser is not offering as part of the Offer to purchase any options outstanding under the Plans or any of the Restricted Shares. Tenders of options or Restricted Shares will not be accepted. Upon consummation of the Offer, each outstanding option to purchase Shares pursuant to the Plans will automatically be deemed exercisable. Upon consummation of the Merger, each of these options that has not been exercised will convert automatically into an amount of cash equal to the greater of (1) $0.01 and (2) the amount, if any, by which the Purchase Price exceeds the exercise price per Share of such option. In addition, immediately following consummation of the Offer, each Restricted Share will vest and will no longer be deemed restricted nor subject to forfeiture. Each holder thereof will be entitled to receive, upon closing of the Merger, an amount in cash equal to the Purchase Price for each Restricted Share.

    The Offer will expire at 12:00 midnight, New York City time, on Wednesday, November 1, 2000 (the "Expiration Date"), unless and until the Purchaser shall have extended the period of time during which the Offer will remain open (in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Purchaser, shall expire).

    The Class A Common Stock is traded on the Nasdaq National Market under the symbol "USFS." On September 18, 2000, the last trading day prior to the announcement of the signing of the Acquisition Agreement and the Offer and Merger, the closing bid price per share of the Class A Common Stock as reported on the Nasdaq National Market was $4.375 per share. STOCKHOLDERS ARE URGED TO, AND SHOULD, OBTAIN CURRENT MARKET QUOTATIONS FOR THE CLASS A COMMON STOCK. SEE "THE TENDER OFFER--PRICE RANGE OF THE SHARES."

    Except as otherwise set forth herein, the information concerning the Company, the Company's directors and officers and the Participating Equityholders, including, without limitation, information about the deliberations of the Board of Directors and the Independent Directors in connection with the Offer, was provided by the Company or the Participating Equityholders, as applicable, or based upon publicly available documents. None of the Acquirors assumes any responsibility for the completeness or accuracy of such information or for any failure by the Company or the Participating Equityholders to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Acquirors. Similarly, the Company and the Participating Equityholders do not assume any responsibility for the completeness or accuracy of the information concerning the Acquirors and their directors and executive officers or for any failure by the Acquirors to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Company and the Participating Equityholders.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BY STOCKHOLDERS OF THE COMPANY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

BACKGROUND OF THE OFFER; CONTACTS WITH USFS

    The following information, except as it pertains to communications or agreements involving any of the Acquirors or their representatives, has been obtained from the Company.

    Beginning in the fourth quarter of 1999, USFS received several inquiries concerning the possible acquisition of the Company. On January 18, 2000, USFS engaged Banc of America Securities to act as its financial advisor in connection with assisting the Company in evaluating possible strategic business alternatives, including a potential sale of the Company. In December 1999 and January 2000, USFS entered into confidentiality agreements with a number of potential acquirors and began providing them with information regarding the Company.

    During early February 2000, USFS received written or oral preliminary proposals from four of these parties. After evaluating those proposals in consultation with Banc of America Securities, the Board of Directors authorized the Company to pursue discussions regarding a potential transaction with two of the potential acquirors, both of which were unaffiliated with the Company ("Party A" and "Party B"), whose expressions of interest were deemed the most favorable to the Company. During the remainder of February and early
March 2000, Party A and Party B conducted further legal, business and financial due diligence. On February 28, 2000, the Company provided a draft definitive merger agreement to Party A and Party B and requested that final proposals, accompanied by a markup of the definitive agreement, be submitted to the Company.

    On March 6, 2000, Party A submitted a proposal to acquire all of the capital stock of USFS in a merger transaction at a cash purchase price in the range of $6.50 to $8.00 per Share. The proposal was subject to numerous conditions, including the satisfactory completion of additional business, legal and financial due diligence, the approval of Party A's board of directors, the negotiation of definitive documentation, the negotiation of employment agreements with certain members of the Company's management and the public release of USFS' earnings for 1999 and the filing of its annual report on Form 10-K for the fiscal year ended December 31, 1999. The proposal also contemplated USFS granting Party A the exclusive right to negotiate a transaction until April 9, 2000.

    On March 7, 2000, Party B submitted a proposal to effect a transaction in which Party B, a non-public company, would merge into USFS in a transaction that would result in the current stockholders of USFS owning 25% of the outstanding common stock of the surviving entity. The proposal did not state the implied per share value of the transaction to the holders of the Common Stock. The proposal was subject to numerous conditions, including the approval of Party B's board of directors, the negotiation of definitive documentation, completion of further due diligence and the entering into of employment agreements with key managers of USFS.

    On March 13, 2000, Party A submitted a revised proposal to acquire all of the capital stock of USFS in a merger transaction at a cash purchase price in the range of $7.25 to $7.50 per Share. The proposal remained subject to the same conditions as the prior proposal, except for the requirement concerning the 1999 earnings release and the filing of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999. Additionally, representatives from Party A communicated to Banc of America Securities that the price range likely could be increased to $7.75 to $8.00 per Share.

    At a meeting on March 16, 2000, the Board of Directors, in consultation with its financial and legal advisors, considered the proposals submitted by Party A and Party B and authorized the Company to continue discussions with Party A with the objective of obtaining a price per Share of $8.00 in a "two step" transaction--a tender offer followed by a merger--and entering into definitive documentation by March 29, 2000. On March 17, 2000, the Company entered into an agreement providing Party A with the exclusive right to negotiate a transaction until March 29, 2000.

    During the next two weeks, Party A continued its due diligence review of the Company and submitted to the Company an extensive markup of the draft definitive documentation. On March 27, 2000, Party A reported to USFS that it had not yet completed its due diligence review, that the purchase price per Share would be no greater than $7.50, that certain key members of the Company's management, including Messrs. Leven and Aronson, would be required to forego receiving cash for a portion of their Shares and instead would retain shares of common stock in the surviving corporation that would be subject to performance vesting criteria to be determined, that the transaction would not be structured in the "two step" manner that USFS desired and that Party A now had concerns about the potential effect of the transaction on its credit rating.

    At a meeting on March 28, 2000, the Board of Directors reviewed the status of Party A's proposal. After consultation with its financial and legal advisors, the Board of Directors concluded that there was substantial uncertainty about Party A's ability to complete a transaction on terms acceptable to the Company. Accordingly, the Board determined to discontinue discussions with Party A at that time. At that same meeting, Mr. Leven recommended that representatives of Pritzker family business interests be contacted to determine their interest in pursuing an acquisition transaction with the Company. Representatives of Pritzker family business interests had previously indicated to Mr. Leven the desire to explore a potential transaction with the Company if the Company was unsuccessful in reaching agreement with other potential acquirors. Subsequent to this meeting of the Board, after Pritzker family business interests expressed an interest in pursuing an acquisition transaction with the Company, Douglas G. Geoga, a director of the Company and the president of Hospitality Investment Fund, L.L.C., an advisor to, and an affiliate of, the Investor Group, did not participate in Board deliberations in connection with the proposals from the Investor Group or any other party with respect to the Company.

    On March 30, 2000, the Company issued a press release in which it stated that (1) in recent months it had received a number of unsolicited inquiries regarding the possible sale of the Company, including from several competitors,
(2) in response to such inquiries, the Company had retained Banc of America Securities as an advisor, (3) the Company had discussions with several of those inquiring parties but none resulted in offers that were satisfactory to the Company and (4) the Company had requested Banc of America Securities to assist the Company more generally in evaluating strategic alternatives and opportunities that may be or may become available to the Company.

    On March 31, 2000, the Company entered into a confidentiality agreement with Hospitality Investment Fund, L.L.C. During the week of April 3, 2000, representatives of the Investor Group began conducting legal and financial due diligence on the Company. At this time, Banc of America Securities also contacted approximately 25 additional parties to explore whether they had an interest in a possible acquisition transaction with the Company. USFS entered into confidentiality agreements with six of these additional parties. None of these parties submitted an offer to the Company.

    On May 2, 2000, the Company received a written proposal from the Investor Group describing a recapitalization transaction similar to the Recapitalization Transaction (as defined below). Several days later, another party that was unaffiliated with the Company and had originally expressed an interest in acquiring the Company ("Party C"), reinitiated contact concerning a potential transaction. In addition, representatives of the Company contacted Party A to inquire about whether it continued to have an interest in acquiring the Company. During the next several weeks, the Company began negotiating the terms of the Investor Group's proposal. On May 12, 2000, the Company received a written preliminary proposal from Party C. Party C's proposal contemplated an acquisition of all of the capital stock of the Company at a purchase price of $7.50 per Share. The proposal was subject to numerous conditions, including satisfactory completion by Party C of its due diligence review and negotiation of definitive documentation. The Company and its representatives commenced further discussions with Party C concerning its proposal. Representatives of the Company also continued to contact Party A in order to obtain from it a revised proposal. Party A did not submit one.

    On May 18, 2000, while the Company was in continuing discussions with the Investor Group and Party C, the Company was notified that a purported class action lawsuit, captioned FORREST P. GUNTHER V. U.S. FRANCHISE SYSTEMS, INC., MICHAEL A. LEVEN, NEAL K. ARONSON AND RICHARD D. GOLDSTEIN, CASE
NO. 00-CV-1244, had been brought against the Company and certain of its officers and directors in the United States District Court for the Northern District of Georgia, Atlanta Division (the "Class Action Lawsuit").

    During the week of May 22, 2000, representatives of the Company continued discussions with representatives of the Investor Group concerning its proposal and, separately, with Party C concerning its proposal. On May 26, 2000, however, Party C advised the Company of its decision not to pursue a transaction at this time, in part due to the uncertainty resulting from the Class Action Lawsuit. Also, on May 25, 2000, Party A advised the Company of its decision not to pursue an acquisition of the Company.

    Negotiations with the Investor Group continued until June 2, 2000, at which time the Investor Group submitted for consideration a final, definitive proposal (including the final form of definitive agreements, prior drafts of which had been considered by the Board's legal advisors and Banc of America Securities for several weeks) to the Board of Directors. The Investor Group's final proposal provided for (1) SDI's purchase of an aggregate of 75,000 shares of two new series of the Company's preferred stock for an aggregate purchase price of $75,000,000, (2) the Company making a tender offer for up to 8,666,666 Shares at a purchase price of $7.50 per Share and (3) certain related transactions (the "Recapitalization Transaction"). The final proposal also provided that it would be withdrawn if not accepted by the Company prior to 5:00 p.m. on June 2, 2000. The Board of Directors held a special meeting to evaluate the terms of the Investor Group's proposal on June 2, 2000. At that meeting, with the Company's legal and financial advisors in attendance, the Board of Directors reviewed the proposed Recapitalization Transaction. The Board received a report from its financial and legal advisors on the status of the Company's efforts with other potential acquirors and the final terms of the Recapitalization Transaction as proposed by the Investor Group. The Independent Directors (other than
Mr. Adler, who was not in attendance) then met and had a full discussion of the terms and reviewed the various benefits of the Recapitalization Transaction. Also, the Independent Directors received a presentation from Banc of America Securities regarding the financial terms of the Recapitalization Transaction, and Banc of America Securities delivered its oral opinion, subsequently confirmed in writing as of the same date and subject to the assumptions made, procedures followed, matters considered and limitations reviewed with the Board, to the Board that, on such date, the Recapitalization Transaction contemplated by the Recapitalization Agreement, taken as a whole, was fair from a financial point of view to the holders of the Common Stock (other than the Excluded Stockholders). Following these presentations, and the receipt of the oral fairness opinion, subsequently confirmed in writing, of Banc of America Securities, the Independent Directors resolved to recommend approval of the Recapitalization Transaction to the full Board. The full Board reconvened and received a similar presentation about the Recapitalization Transaction from Banc of America Securities, including the delivery of its oral fairness opinion. Following this presentation and based upon the recommendation of the Independent Directors, the Board of Directors, with Mr. Adler absent, unanimously authorized and approved the Recapitalization Transaction and the Company and the Investor Group executed the Recapitalization Agreement and related documents.

    As required by the Recapitalization Agreement, the Company then prepared a preliminary proxy statement, which was filed with the Securities and Exchange Commission (the "SEC") for its review on June 30, 2000, to solicit the approval by the Company's stockholders of the Recapitalization Transaction. During July and August 2000, the Investor Group continued its review of the Company's business, results of operations, financial condition, cash flow and prospects.

    On August 25, 2000, Mr. Geoga, acting on behalf of the Investor Group, met with legal representatives of the Company to discuss the Recapitalization Transaction. During that meeting, Mr. Geoga stated that he believed that conditions to the Investor Group's obligation to complete the Recapitalization Transaction would not be satisfied as a result of the Investor Group becoming aware, subsequent to the date of the Recapitalization Agreement, of information regarding, among other things, the Company's rate of new business generation and the effects of increasing competitive pressures that were expected to materially adversely affect the Company's franchising revenues. However, Mr. Geoga indicated that at such time the Investor Group had not made a determination to terminate the Recapitalization Agreement. During that meeting, Mr. Geoga advised that the Investor Group would be willing to consider a tender offer for all of the outstanding Shares at a cash price of $4.75 per Share if the Company and the Investor Group reached mutual agreement to terminate the Recapitalization Agreement. As a result of uncertainty about the Recapitalization Transaction, the Investor Group and the Company began to evaluate alternative transactions that might be considered if the Recapitalization Transaction was not completed.

    On August 29, 2000, a meeting of the Independent Directors was held, with the Company's legal and financial advisors in attendance, at which the Independent Directors were informed of the communication by Mr. Geoga. After a lengthy discussion of the Company's options, the Independent Directors instructed Banc of America Securities to evaluate the proposed alternative transaction, as well as any other strategic alternatives then available to the Company, and also instructed the Company's legal counsel to evaluate the Company's rights under the Recapitalization Agreement.

    The following week, on September 7, 2000, the Independent Directors met to consider the possible termination of the Recapitalization Agreement and the alternatives available to the Company, including the Investor Group's interest in alternatively making a tender offer for all outstanding Shares at $4.75 per Share. At that meeting, Banc of America Securities made a presentation to the Independent Directors regarding the Company's prospects and strategic alternatives based on its preliminary analysis of management's revised financial projections for the Company for 2000 and 2001. Also at the meeting, Company counsel presented its views regarding the rights of the Investor Group to terminate the Recapitalization Agreement. After a lengthy discussion, the Independent Directors authorized the Company to pursue discussions with the Investor Group concerning the proposed alternative transaction at a price per Share of not less than $5.00, but reserved all rights under the Recapitalization Agreement. The Investor Group was subsequently informed of the Independent Directors' determination.

    On September 8, 2000, the Investor Group presented a draft acquisition agreement to the Company, which provided for an all cash tender offer for all outstanding Shares at $4.75 per Share. Over the next few days, the Independent Directors and the Investor Group and their respective advisors negotiated the terms of the draft acquisition agreement as a result of which, among other things, the Purchase Price was increased to $5.00 per Share. On September 15, 2000, the Investor Group submitted a final proposal to the Company for consideration by its Board of Directors. This proposal included a final definitive agreement (prior drafts of which had been considered by the Board's legal advisors and Banc of America Securities) providing for a third-party tender offer for all outstanding Shares at a price of $5.00 per Share, followed by a merger to acquire all remaining Shares (including Restricted Shares) at the same price per Share.

    On September 18, 2000, a party that is unaffiliated with the Company and had previously expressed to the Company an interest in pursuing a strategic alliance with the Company ("Party D"), contacted the Company concerning a possible transaction involving consideration to be paid to the Company's stockholders consisting of part cash and part stock.

    On September 18, 2000, the Board of Directors held a special meeting to evaluate the terms of the Investor Group's proposal. First, the Independent Directors (other than Mr. Adler, who was not in attendance), with the Company's legal and financial advisors in attendance, met and discussed the terms of the proposed Offer and the Merger and reviewed the various benefits of the proposal. Also at that meeting, the Independent Directors considered the inquiry by Party D but noted that Party D had not conducted any due diligence, that the proposed consideration did not consist of all cash and thus a transaction with Party D could not be completed quickly and would require that the Company conduct an extensive due diligence review of Party D, that the inquiry did not provide enough information to be able to evaluate it, and that the Investor Group had indicated that their new proposal might be withdrawn if not accepted by the Company on September 18, 2000. The Independent Directors received a presentation from Banc of America Securities regarding the terms of the proposed Offer and the Merger, and Banc of America Securities delivered its oral opinion, subsequently confirmed in writing as of the same date, to the Board that as of that date and subject to the assumptions made, procedures followed, matters considered and limitations reviewed with the Board, the consideration proposed to be received by the holders of Shares (other than the Excluded Stockholders) in the Offer and the Merger is fair, from a financial point of view, to such holders. In addition, because the terms of the Acquisition Agreement would not prevent the Company from having discussions with Party D after its execution, and permitted the Company to terminate the Acquisition Agreement in order to approve a transaction with a third party providing for a price in excess of the Purchase Price if the Company paid a $3,000,000 fee to the Investor Group (and up to $1,500,000 in expense reimbursement), the Independent Directors concluded that it was in the Company's best interests to enter into the Acquisition Agreement in order to ensure the completion of a transaction and that doing so would not foreclose the Company's opportunities to pursue a superior proposal with Party D (or any other person). Following these presentations and considerations, and the receipt of the oral fairness opinion, subsequently confirmed in writing, of Banc of America Securities, the Independent Directors resolved to recommend approval of the Offer and the Merger to the full Board. The full Board (with Mr. Adler not in attendance) then met and received a similar presentation about the Offer and the Merger from Banc of America Securities, including the delivery of its fairness opinion. Following this presentation and based upon the recommendation of the Independent Directors, the Board of Directors unanimously adopted and approved the Acquisition Agreement and the transactions contemplated thereby, including the Offer and the Merger and the termination of the Recapitalization Agreement. On September 18, 2000, the Company, the Investor Group and the newly-formed Purchaser entered into the Acquisition Agreement.

    On September 19, 2000, the Company issued a press release announcing the execution of the Acquisition Agreement. Subsequent to the issuance of the press release, the Company has informed the Acquirors that three parties have made inquiries regarding, or have expressed an interest in, a potential transaction with the Company. The Company has further informed the Acquirors that two of those three parties have since indicated that they do not intend to pursue a transaction with the Company. The terms of the Acquisition Agreement do not prohibit the Company from having discussions with these or other third parties regarding a possible transaction with the Company. The Company has informed the Acquirors that the Company may from time to time enter into discussions or negotiations with these or other third parties regarding a possible transaction with the Company, but does not intend to make public disclosures regarding the status of such discussions or negotiations with any potential acquiror unless and until a definitive agreement is entered into or the Acquisition Agreement is terminated. The Company can give no assurance that such discussions or negotiations will result in the execution of a definitive agreement regarding an alternative transaction.

    If the Company executes a definitive agreement with a third party regarding an alternative transaction that would give all holders of Shares the opportunity to receive cash for their Shares at a price in excess of $5.00 per Share, the Company must pay a fee to the Investor Group and the Purchaser in the amount of $3,000,000 and reimburse the Investor Group and the Purchaser for their legal and other expenses (not to exceed $1,500,000). Any alternative transaction would require the support of Messrs. Leven and Aronson, as holders of a majority of the Company's voting power.

    On September 20, 2000, three individual stockholders of the Company each filed a purported class action lawsuit in the Court of Chancery of the State of Delaware against the Company and current and former members of the Board of Directors. The allegations of the three complaints are identical. The plaintiffs allege that the Company and its directors breached their fiduciary and other common law duties owed to the Company's stockholders by approving the Acquisition Agreement and terminating the Recapitalization Agreement. Each complaint seeks money damages and/or injunctive relief, but no action for an injunction or temporary restraining order has been filed by the plaintiffs.

RECOMMENDATION OF THE INDEPENDENT DIRECTORS AND THE BOARD OF DIRECTORS OF USFS; FAIRNESS OF THE OFFER AND THE MERGER

    The following information, except as it pertains to communications or agreements involving any of the Acquirors or their representatives, has been obtained from the Company.

    THE INDEPENDENT DIRECTORS

    The Independent Directors, by unanimous vote of the four Independent Directors in attendance (Mr. Adler was unable to attend the meeting), at a special meeting on September 18, 2000, determined that the Offer and the Merger are fair to the Company's unaffiliated stockholders (which does not include, among others, the Interested Stockholders) and recommended that the Board of Directors approve and adopt the Acquisition Agreement and approve the Offer, the Merger and the related transactions. In reaching its determination, the Independent Directors consulted with USFS' management, as well as the Company's financial advisor and legal counsel, and considered the short-term and long-term interests of USFS and other alternative transactions available to USFS. In particular, the Independent Directors considered the following material factors, among others, all of which it deemed favorable, in reaching its recommendation:

    - The Offer and the Merger will provide current stockholders of USFS (other than Meridian, HSA and, with respect to some of their Shares, the Leven Family) with the opportunity to realize a premium for their Shares of approximately (a) 14.3% over the $4.375 per Share closing bid price of the Class A Common Stock as reported on the Nasdaq National Market on September 18, 2000, the last trading day prior to the announcement of the signing of the Acquisition Agreement and the Offer and Merger, and
      (b) 14.2% over the average reported closing bid price for the 30 trading days prior to the announcement of the signing of the Acquisition Agreement and the Offer and Merger.

    - Banc of America Securities had delivered its oral opinion to the Board of Directors, which it subsequently confirmed in writing, that, as of September 18, 2000, the consideration proposed to be received by the holders of Shares in the Offer and the Merger is fair, from a financial point of view, to the holders of Shares (other than the Excluded Stockholders). The Independent Directors also reviewed the methodologies and valuation analyses used by Banc of America Securities in rendering its opinion. A copy of Banc of America Securities' written opinion is attached to this Offer to Purchase as Annex A, and the stockholders of USFS are encouraged to, and should, read this opinion in its entirety. See "--Fairness Opinion of Financial Advisor."

    - In addition to the Recapitalization Transaction, the Company had investigated a number of alternative transactions during the previous nine months, including executing confidentiality agreements with a number of parties, permitting other parties to conduct due diligence and, in at least two other instances, engaging in negotiations.

    - The Acquisition Agreement permits the Company to solicit other alternative transactions and provides the Company with the right to terminate the Acquisition Agreement in order to approve a transaction that would give all holders of Shares the opportunity to receive cash for their Shares at a price in excess of $5.00 per Share, if the Company pays a fee to the Investor Group and the Purchaser in the amount of $3,000,000 and reimburses the Investor Group and the Purchaser for their legal and other expenses (not to exceed $1,500,000).

    - Based on the trading price of the Class A Common Stock from June 5, 2000, the date the signing of the Recapitalization Agreement and the Recapitalization Transaction were announced, to September 18, 2000, the last trading day prior to the announcement of the signing of the Acquisition Agreement and the Offer and Merger (declining from a high of $6.06 per Share on June 5, 2000 to a low of $4.00 per Share on September 8, 2000), the Offer and the Merger, which provides the holders of such stock the opportunity to receive $5.00 per Share for their Shares, may represent a superior transaction to the Recapitalization Transaction.

    - Management had expressed concerns to the Independent Directors about the Company's ability to continue to successfully implement its business plan in light of the disruptions caused by the Company's evaluation of strategic alternatives, the pending Class Action Lawsuit, the effects of the decline in the trading price of the Class A Common Stock on employee and franchisee confidence in the Company, the increasingly severe constraints on the Company's liquidity, the competitive environment in which the Company operates and the uncertainties surrounding the completion of the Recapitalization Transaction.

    - The Acquisition Agreement includes some terms and conditions more favorable to the Company than the Recapitalization Agreement, including some of the parties' representations, warranties and covenants and some of the conditions to the parties' respective obligations.

    - The obligation of the Purchaser to purchase the Shares is not subject to any financing condition.

    - The Company believes that the Offer and the Merger are likely to be consummated, based in part on the limited number of conditions to the Purchaser's obligation to consummate the Offer and the Merger.

    - The transaction is structured as an immediate cash tender offer for all of the outstanding Shares, thereby affording the Company's stockholders the opportunity to promptly obtain the Purchase Price in cash for all their Shares. In addition, public stockholders who do not tender their Shares will receive the same cash price per Share in the subsequent Merger.

    - If the Acquisition Agreement was not entered into, the Investor Group indicated the possibility that they would seek to terminate the Recapitalization Agreement. It is possible that such a termination would have led to costly and time consuming litigation between the parties, with uncertain results, at a time when the Company would need to seek alternative financing. In addition, it is possible that this would have also led to a decline in the market price of the Class A Common Stock, and, therefore, the price that might be received by holders of the Shares in the open market or in a future transaction might be less than the Purchase Price to be received by stockholders in connection with the Offer and the Merger.

    - Under Delaware law, in connection with the Merger, dissenters' rights of appraisal will be available to the holders of Shares who do not tender their Shares in the Offer.

    In addition to the above factors, as a negative factor, the Independent Directors considered that if the Company engaged in the Offer and the Merger, the existing stockholders of the Company (other than the Acquirors and the Participating Equityholders) would not be able to participate in any resulting long-term benefits, including potential market price increases, if the Company was able to successfully implement its business plan after the Merger. The Independent Directors, however, concluded that this opportunity was outweighed by the risks and uncertainties associated with USFS' future prospects. The Independent Directors also (1) concluded that obtaining a cash premium for the Shares now was preferable to enabling the holders of Shares to have a speculative potential future return and (2) believed that the loss of opportunity to participate in the future growth and/or profits of the Company was reflected in the Purchase Price.

    THE USFS BOARD OF DIRECTORS

    The Board of Directors, by unanimous vote of all directors in attendance at a special meeting held on September 18, 2000 (Mr. Adler was not in attendance), including the Independent Directors, (1) approved and adopted the Acquisition Agreement and approved the Offer, the Merger and the related transactions,
(2) determined that the Offer and the Merger are fair to the Company's unaffiliated stockholders (which does not include, among others, the Interested Stockholders) and (3) recommends that stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer. In reaching its determination, the Board of Directors considered and relied upon the considerations described above that were taken into account by the Independent Directors and the conclusions and recommendation of the Independent Directors, as well as the Board's familiarity with the Company's business, financial condition, results of operations and prospects and the nature of the industry in which the Company competes.

    The Board believes that the Offer and the Merger are substantively and procedurally fair to the Company's unaffiliated stockholders (which does not include, among others, the Interested Stockholders) because, among other things:
(1) the Independent Directors who approved the Offer and the Merger are not employees of the Company or affiliated with the Acquirors and were able to represent the interests of the Company's unaffiliated stockholders (which does not include, among others, the Interested Stockholders); (2) the Board retained, and the Independent Directors and the Board were advised by, a nationally recognized financial advisor, Banc of America Securities, in evaluating the Offer and the Merger; (3) the Purchase Price (which was increased from an initial proposal of $4.75 to $5.00) and the other terms and conditions of the Acquisition Agreement (including the Minimum Condition) resulted from active arm's length bargaining between the Independent Directors and the Investor Group and their respective advisors; (4) the Acquisition Agreement provides the Company with the right to terminate the Acquisition Agreement in order to approve a transaction that would give all holders of Shares the opportunity to receive cash for their Shares at a price in excess of the Purchase Price if the Company pays a $3,000,000 fee to the Investor Group and the Purchaser and reimburses the Investor Group and the Purchaser for their legal and other expenses (not to exceed $1,500,000); and (5) the consummation of the Offer is subject to the Minimum Condition. The Board believes that sufficient procedural safeguards to ensure fairness of the transaction and to permit the Board to effectively represent the interests of the holders of the Shares were present, and, therefore, there was no need to retain any additional unaffiliated representative to act on behalf of the holders of the Shares in view of (1) the independence and the experience of the Independent Directors; (2) retention by the Board of Banc of America Securities and (3) the fact that the use of independent directors, even though not completely unaffiliated with USFS, is a mechanism well recognized under Delaware law to ensure fairness in transactions of this type.

    The Board did not consider the liquidation of the Company's assets to be a viable course of action. Therefore, no appraisal of liquidation values was sought for purposes of evaluating the Offer and the Merger. For the same reason, the Board did not deem net book value a relevant factor in evaluating the Offer and the Merger. The Board also did not consider the going concern value, generally regarded as the excess of fair market value over book value, as material to its determination as to the fairness of the Offer and the Merger.

    The Board recognized that if the Offer is consummated, the Purchaser will have sufficient voting power to approve the Merger without the affirmative vote of any other stockholders of the Company. Consummation of the Offer, however, is conditioned upon, among other things, the Minimum Condition, which may not be waived without the consent of the Company. Pursuant to the Acquisition Agreement, consummation of the Offer is a condition to the Merger.

    The Board was aware that the Leven Family (including Mr. Leven) would be acquiring interests in the Purchaser and that Mr. Romaniello would have the opportunity to acquire interests in the Surviving Corporation after the consummation of the Merger, all as described under "--The Acquisition Agreement and Related Agreements--Exchange Agreement," "--New Leven Employment Agreement," "--Romaniello Employment Agreement" and "--Interests of Certain Persons in the Offer and the Merger." The Board concluded that these arrangements were reasonable in the context of the entire transaction in light of the fact that the Acquirors required that Messrs. Leven and Romaniello continue to have an economic stake in the growth of the Surviving Corporation and that such arrangements were the product of arm's length negotiations between the Investor Group and the individuals involved.

    In view of the wide variety of factors considered in connection with its evaluation of the Offer and the Merger, the Independent Directors and the Board of Directors found it impracticable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors each considered in reaching its determinations. Rather, the Independent Directors and the Board of Directors each made their judgment based on the total mix of information available to them or it, and the judgments of individual directors may have been influenced to a greater or lesser degree by their individual views with respect to different factors.

    The foregoing discussion of the information and factors considered and weight given by the Independent Directors and the Board of Directors is not intended to be exhaustive but is believed to include all material factors considered by the Independent Directors and the Board of Directors. In the course of their and its deliberations, the Independent Directors and the Board of Directors did not establish a range of values for the Company; however, based on the factors outlined above and on the presentations and opinion of Banc of America Securities, the Independent Directors and the Board of Directors adopted the conclusion of Banc of America Securities as to the fairness of the consideration to be received in the Offer and the Merger and determined that the Acquisition Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to the Company's unaffiliated stockholders (which does not include, among others, the Excluded Stockholders).

OPINION OF THE FINANCIAL ADVISOR TO THE COMPANY

    The following information has been obtained from Banc of America Securities, and the Acquirors, the Company and the Participating Equityholders assume no responsibility for the accuracy or completeness of such information.

    OVERVIEW

    Pursuant to an engagement letter dated January 18, 2000, as amended (the "Engagement Letter"), the Board retained Banc of America Securities to act as its financial advisor in connection with assisting the Company in evaluating possible strategic business alternatives, including a potential sale of the Company. Banc of America Securities is a nationally recognized investment banking firm and, as part of its activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Board selected Banc of America Securities as its financial advisor on the basis of Banc of America Securities' experience and expertise in transactions similar to the Acquisition Agreement and its historical investment banking relationship with the Company.

    In connection with the Recapitalization Transaction, Banc of America Securities delivered a fairness opinion to the Board dated as of June 2, 2000 with respect to the fairness from a financial point of view of the transactions contemplated by the Recapitalization Agreement, taken as a whole, to the holders of the Shares. The Recapitalization Agreement was terminated pursuant to, and the Company and the Investor Group and the Purchaser have entered into, the Acquisition Agreement.

    On September 18, 2000, Banc of America Securities delivered to the Board its oral opinion, which was subsequently confirmed by a written opinion as of the same date, that as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review set forth therein and described to the Board, the consideration proposed to be received by the holders of Shares (other than Excluded Stockholders) pursuant to the Offer and the Merger is fair to such holders from a financial point of view.

    THE FULL TEXT OF BANC OF AMERICA SECURITIES' WRITTEN OPINION DATED AS OF SEPTEMBER 18, 2000, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS ANNEX A AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF SHARES ARE URGED TO, AND SHOULD, READ CAREFULLY SUCH OPINION IN ITS ENTIRETY. THE FOLLOWING SUMMARY OF BANC OF AMERICA SECURITIES' OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. BANC OF AMERICA SECURITIES' OPINION, AS WELL AS ITS RELATED WRITTEN PRESENTATION TO THE

BOARD WHICH HAS BEEN FILED AS AN EXHIBIT TO THE SCHEDULE TO AND INCLUDES THE NEW MANAGEMENT ESTIMATES (AS DEFINED BELOW), WILL BE AVAILABLE FOR INSPECTION AND COPYING AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY OR THE ACQUIRORS DURING REGULAR BUSINESS HOURS BY ANY INTERESTED STOCKHOLDER OF THE COMPANY OR SUCH STOCKHOLDER'S DESIGNATED REPRESENTATIVE.

    Banc of America Securities' opinion is directed to the Board and does not constitute, nor should it be construed as, a recommendation to any stockholder as to whether such stockholder should tender such stockholders' Shares pursuant to the Offer or as to how any stockholder not tendering in the Offer should vote with respect to the Merger. Banc of America Securities' opinion addresses only the fairness of the consideration to be received by the holders of Shares pursuant to the Offer and the Merger (other than Excluded Stockholders), as of the date of the opinion, from a financial point of view, and does not address the relative merits of the Offer, the Merger or the Acquisition Agreement or any alternatives to the Offer, the Merger or the Acquisition Agreement, the underlying decision of the Board to proceed with or effect the Offer, the Merger or the Acquisition Agreement or any other aspect of the Offer, the Merger or the Acquisition Agreement. In furnishing its opinion, Banc of America Securities did not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act of 1933, as amended (the "Securities Act"), nor did it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act, and statements to such effect are included in Banc of America Securities' opinion.

    In connection with its opinion, Banc of America Securities, among other things: (1) reviewed certain publicly available financial statements and other business and financial information of the Company; (2) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company; (3) analyzed certain financial forecasts of the Company prepared by the management of the Company;
(4) reviewed and discussed certain information concerning the strategic, financial, operating, key employee retention and competitive prospects of the Company with senior executives of the Company; (5) reviewed and discussed with senior executives of the Company certain published financial forecasts prepared by equity analysts with respect to the Company; (6) reviewed and discussed information relating to certain strategic, financial and operational alternatives with the management of the Company, including pursuing the transactions under the Recapitalization Agreement and the potential adverse effects on the Company which could occur if the Company were not to effect the Offer and the Merger, including, among other things, the Company's ability to retain its franchise sales force; (7) discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company; (8) reviewed the reported prices and trading activity of the Shares;
(9) compared the financial performance of the Company and the prices and trading activity of the Shares with the financial performance and stock prices and trading activity of certain other publicly-traded companies it deemed relevant;
(10) compared certain financial terms of the transactions contemplated by the Acquisition Agreement to corresponding financial terms, to the extent publicly available, of certain other business transactions it deemed relevant; (11) discussed contingent liabilities of the Company with the management and senior executives of the Company; (12) participated in discussions and negotiations among representatives of the Company and the Investor Group and their legal advisors; (13) reviewed the Acquisition Agreement and certain related documents; and (14) performed such other analyses and considered such other factors as it deemed appropriate.

    In rendering its opinion, Banc of America Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by Banc of America Securities for the purpose of its opinion. With respect to the financial forecasts, Banc of America Securities assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and the good faith judgments of the future financial performance of the Company. Banc of America Securities noted the fact that management of the Company was only able to provide financial forecasts through December 31, 2001 and it took the fact that financial forecasts were not available for periods beyond that date into account in rendering its opinion. Banc of America Securities did not make an independent evaluation or appraisal of the assets or liabilities of the Company, nor was Banc of America Securities furnished with any such evaluations or appraisals.

    Banc of America Securities' opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Banc of America Securities as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Banc of America Securities has not assumed any obligation to update, revise or reaffirm its written opinion, dated as of September 18, 2000. Banc of America Securities expressed no opinion as to the prices at which the Shares will trade following consummation of the Offer.

    In accordance with customary investment banking practice, Banc of America Securities employed generally accepted valuation methods in reaching its opinion. The following is a brief summary of certain of the analyses performed by Banc of America Securities and reviewed with the Independent Directors and the Board in connection with the rendering of its oral opinion on September 18, 2000, subsequently confirmed in writing as of the same date. Some of the summaries below include information in tabular format. The tables are not a complete description of the financial analyses and should be read together with the text of each summary.

    In connection with the fairness opinion delivered by Banc of America Securities to the Board on June 2, 2000 with respect to the Recapitalization Transaction, Banc of America utilized certain financial projections prepared by the management of the Company. For purposes of its analysis of the proposed consideration to be received in the Offer and the Merger, Banc of America Securities utilized revised estimates provided to it by the management of the Company (the "New Management Estimates") in September 2000. Management of the Company has advised Banc of America Securities that the New Management Estimates represent the views, as of the date the New Management Estimates were prepared, of the management of the Company regarding the Company's business given the current competitive environment and state of the Company, management's goals for the Company and preliminary budget forecasts for the Company. Further, the New Management Estimates assume that once a strategic transaction involving the Company is completed, such transaction will serve to stabilize the Company and provide it with some liquidity. The New Management Estimates do not make any assumptions (including assumptions taking into account changes in cost structure, sales strategies and other operational and strategic changes) regarding how the Company might be operated differently under new owners and/or management. Management of the Company has advised Banc of America Securities that they do not believe they can achieve the New Management Estimates absent a strategic transaction and did not produce estimates that project the operating results of the Company absent a strategic transaction.

    COMPARABLE TRANSACTION ANALYSIS

    Banc of America Securities considered selected transactions in the franchising and management segments of the lodging industry involving target companies it deemed comparable to the Company (the "Comparable Transactions"):

                      TARGET                            ACQUIROR
         ---------------------------------  ---------------------------------
-        Brands of AmeriHost Properties     Cendant Corporation
-        Bristol Hotels & Resorts, Inc.     Bass PLC
-        Promus Hotel Corp.                 Hilton Hotels Corp.
-        ExecuStay Corp.                    Marriott International Inc.
-        Summerfield Hotel Corp.            Patriot American Hospitality/
                                            Wyndham International
-        Westin Hotel Co.                   Starwood Lodging Trust
-        Doubletree Corp.                   Promus Hotel Corp.
-        Wyndham Hotel Corp.                Patriot American Hospitality
-        Renaissance Hotel Group            Marriott International
-        Equity Inns Lessee                 Interstate Hotels
-        National Gaming/Motels of          Hospitality Franchise Systems
         America/ Travelodge
-        RFS, Inc.                          Doubletree Corp.
-        Westin Hotels & Resorts            Starwood Capital/Goldman, Sachs
-        Super 8 Hotels                     Hospitality Franchise Systems
-        Days Inns of America, Inc.         Hospitality Franchise Systems
-        Howard Johnson & Ramada (Prime     Blackstone Capital
         Motor Inns)

The Comparable Transactions deemed by Banc of America Securities to be most comparable to the proposed transaction were the Promus Hotel Corp./Hilton Hotels Corp. transaction, the Super 8 Hotels/ Hospitality Franchise Systems transaction and the Days Inns of America/Hospitality Franchise Systems transaction, as such transactions included a target company that was a hotel franchisor and/or management company.

    In considering the Comparable Transactions, Banc of America Securities calculated the implied value per Share (obtained by multiplying USFS' earnings before interest, taxes, depreciation and amortization ("EBITDA") over the latest twelve months (commonly referred to as "LTM") and estimated EBITDA for 2000 by the multiple range of 7.0x to 9.0x based on the Comparable Transactions). This analysis indicated an implied equity value reference range per Share of approximately $1.58 to $3.92. The EBITDA estimates for the Company were provided to Banc of America Securities by the management of the Company. Banc of America Securities then calculated acquisition multiples of 13.4x and 15.4x for the Company, based upon the $5.00 Purchase Price divided by the estimated LTM EBITDA and estimated EBITDA for 2000 of $7.3 million and $6.4 million, respectively.

    None of the transactions utilized in the Comparable Transaction analysis is identical to the transaction proposed by the Acquisition Agreement. An analysis of the results therefore requires complex considerations and judgments regarding the financial and operating characteristics of the Company and the companies involved in the Comparable Transactions, as well as other factors that could affect the transaction value. The numerical results are not in themselves meaningful in analyzing the proposed transaction as compared to the Comparable Transactions.

    COMPARABLE COMPANY ANALYSIS

    Banc of America Securities reviewed and compared selected historical and projected financial, operating and stock market performance of the Company to corresponding data of certain publicly-traded companies that Banc of America Securities deemed comparable to the Company. For the purpose of its analysis, Banc of America Securities used the following franchisor/management companies as companies comparable to the Company: Choice Hotels International, Inc., Four Seasons Hotels, Cendant Corporation, Marriott International, Inc. and MeriStar Hotels & Resorts, Inc. (collectively, the "Franchisor/Management Companies"). Also, for the purpose of its analysis, Banc of America Securities used the following owner/operator companies as companies comparable to the Company: Accor SA, Bass PLC, WestCoast Hospitality Corp., Granada Compass PLC, Hilton Hotels Corp., Prime Hospitality Corp., Starwood Hotels & Resorts and Wyndham International (together with the Franchisor/Management Companies, the "Comparable Companies"). The Comparable Companies that Banc of America Securities deemed to be most comparable to the Company were Cendant Corporation, Choice Hotels International, Inc. and Marriott International, Inc.

    In considering the Comparable Companies, Banc of America Securities calculated the implied value per Share by multiplying USFS' estimated net income for 2001 by the multiple range of 8.0x to 13.0x, based on the Comparable Companies, by multiplying USFS' estimated net income for 2001 by the multiple range of 7.0x to 12.0x, based on the Comparable Companies, by multiplying USFS' estimated EBITDA for 2000 by the multiple range of 6.0x to 8.0x, based on the Comparable Companies, and by multiplying USFS' estimated EBITDA for 2001 by the multiple range of 5.0x to 7.5x, based on the Comparable Companies. This analysis indicated an implied equity value reference range per Share of approximately $1.58 to $3.92. The net income and EBITDA estimates for the Company were provided to Banc of America Securities by the management of the Company. Banc of America Securities then calculated acquisition multiples of 25.5x and 15.3x for the Company, based upon the $5.00 Purchase Price divided by the Company's estimated net income for the fiscal years 2000 and 2001 of $3.9 million and $6.6 million, respectively. Banc of America Securities also calculated acquisition multiples of 15.4x and 10.1x for the Company, based upon the $5.00 Purchase Price divided by the estimated EBITDA for 2000 and 2001 of $6.4 million and $9.7 million, respectively.

    To calculate the trading multiples of USFS and the Comparable Companies, Banc of America Securities used publicly available information concerning historical and projected financial performance, including published historical financial information and consensus analysts' earnings estimates. The estimates for Marriott International, Inc. were provided by Banc of America Securities' research. The estimates for Choice Hotels International, Inc. and Cendant Corporation were provided by IBES and First Call Corp. The estimates for USFS were provided by the management of USFS.

    None of the companies utilized in the selected comparable company analysis is identical to the Company. Accordingly, Banc of America Securities believes the analysis of the publicly-traded Comparable Companies is not simply mathematical. The numerical results are not in themselves meaningful in analyzing the Comparable Companies. Rather, it involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics of the Company and the Comparable Companies, as well as other factors that could affect the publicly-traded value.

    PREMIUMS PAID ANALYSIS

    Banc of America Securities reviewed the consideration paid in 281 comparable U.S. acquisitions involving an aggregate value of between $100 and $300 million that were announced between January 1, 1998 and September 9, 2000. Banc of America Securities calculated the premiums paid in these transactions over the applicable stock price of the target company one day, one week and four weeks prior to the announcement of the acquisition offer. Such analysis indicated median premiums of 24.7%, 30.0% and 33.4%, respectively. Banc of America noted that the premiums implied by the $5.00 Purchase Price were 15.2%, 21.2% and 12.7% for the period one day, one week and four weeks prior to the date of Banc of America's opinion. Banc of America Securities placed less weight on the premiums paid analysis because USFS' trading price reflected the announcement of the Recapitalization Agreement and, therefore, it already contained a change of control premium.

    DISCOUNTED CASH FLOW ANALYSIS

    Banc of America Securities performed a discounted cash flow analysis for the Company for the fiscal years ended 2000 through 2004. The New Management Estimates reflect USFS' management's best estimates at the time of preparation of certain potential outcomes and the impact of those outcomes on USFS' expected future performance. Banc of America Securities was not provided with updated management projections for the years 2002 through 2004 and built such forecasts independently in order to complete the analysis. Because the management of the Company was unable to provide independent projections for the years beyond 2001, Banc of America Securities placed less weight on this analysis. Utilizing the New Management Estimates, Banc of America Securities calculated the discounted cash flow values for the Company as the sum of the net present values of (1) the estimated unlevered future cash flows that USFS was projected to generate for the periods set forth below, plus (2) the terminal value of USFS at the end of the five year period. These projections showed estimated free cash flow (unlevered net income plus depreciation and amortization less increases in working capital, capital expenditures and development subsidies) as follows:

                                         2000       2001       2002       2003       2004
                                       --------   --------   --------   --------   --------
                                                            (MILLIONS)
Free Cash Flows......................    $2.3       $8.2      $15.2      $17.7      $21.1

    The terminal value of USFS was calculated based upon projected EBITDA for 2004 and a range of multiples of 6.0x to 8.0x. Banc of America Securities used discount rates in each case ranging from 14.0% to 20.0%. Banc of America Securities used such discount rates based on its judgment of the estimated weighted average cost of capital of comparable companies and the risks inherent in USFS achieving these projections, among other factors, and used such multiples based on its review of the trading characteristics of the common stock of comparable companies. This analysis indicated the following:

IMPLIED VALUE                IMPLIED EQUITY
  PER SHARE                      VALUE
-------------                --------------
                               (MILLIONS)
$4.88 - $7.92                $93.3 - $155.0

    The preparation of the New Management Estimates involved judgments with respect to USFS' operations that, though considered reasonable at the time by management of the Company, may not be realized. USFS cannot give assurances that actual results will not vary materially from the New Management Estimates. The New Management Estimates were predicated on a number of assumptions, many of which are beyond the control of USFS' management, including the assumption that USFS would complete a strategic transaction that would provide enhanced liquidity to the Company and increase franchisee and employee confidence in the Company. Additionally, Banc of America Securities placed less emphasis on this valuation because of the lack of management projections for the years 2002 through 2004.

    The Company does not, as a matter of course, publicly disclose forecasts or projections as to future revenues, earnings or other financial information. USFS does not intend to update or otherwise publicly revise the New Management Estimates provided to Banc of America Securities to reflect the occurrence of unanticipated events. The New Management Estimates do not reflect revised prospects of the Company's business, changes in general business and economic conditions, or any other transaction or event that has occurred since, or that may occur after, the time that the New Management Estimates were prepared. The Company's provision of the New Management Estimates to Banc America Securities is not a representation by any person that the results will be achieved, and if the Offer and the Merger or another strategic transaction is not completed, it is likely that the results will not be achieved. Therefore, stockholders should not rely on them. The New Management Estimates were not prepared with a view toward public disclosure or complying with either the published guidelines of the Securities and Exchange Commission regarding projections or forecasts or the American Institute of Certified Public Accountants' Guide for Prospective Financial Statements. The New Management Estimates were not prepared in accordance with generally accepted accounting principles and were not audited or reviewed by independent auditors nor did any independent auditor perform any other service with respect to such financial projections.

    The summary set forth above does not purport to be a complete description of the analysis presented by Banc of America Securities. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Banc of America Securities believes that selecting any portion of its analysis or of the summary set forth above, without considering the analyses as a whole, would create an incomplete view of the process underlying Banc of America Securities' opinion. In arriving at its opinion, Banc of America Securities considered the results of all such analyses. The analyses performed by Banc of America Securities are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which the Company might actually be sold or the prices at which the Shares may trade at any time in the future. Such analyses were prepared solely for the purposes of Banc of America Securities providing its opinion to the Board as to the fairness, from a financial point of view, of the consideration to be received by the holders of Shares (other than the Excluded Stockholders) pursuant to the Offer and the Merger. Analyses based upon forecasts or future results are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors related to general economic and competitive conditions beyond the control of the parties or their respective advisors, Banc of America Securities has assumed no liability for such forecasts. As described above, Banc of America Securities' opinion and presentation to the Board were among the many factors taken into consideration by the Independent Directors in making their recommendation and by the Board in making its determination to approve and adopt the Acquisition Agreement and approve the Offer and the Merger. The foregoing summary does not purport to be a complete description of the analysis performed by Banc of America Securities and is qualified by reference to the written opinion dated as of September 18, 2000 of Banc of America Securities set forth in Annex A hereto.

    Banc of America Securities provides a full range of financial, advisory and security services and in the ordinary course of its normal trading, brokerage, investment banking, principal investing, investment management and financing activities may at any time hold long or short positions or other investments and may trade or otherwise effect transactions, for its own account, those of its affiliates, or the accounts of its customers, in the equity securities of the Company. Banc of America Securities and its affiliates have certain lending relationships with certain entities ("Pritzker Controlled Entities") controlled by Pritzker family business interests (which directly control the Acquirors), have in the past acted as the agent for a Pritzker Controlled Entity and are currently under discussions regarding a potential partnership with a Pritzker Controlled Entity in a real estate oriented debt fund. In addition, Pritzker family business interests were a significant shareholder in Montgomery Securities, a predecessor of Banc of America Securities. In the past, Banc of America Securities or its affiliates have provided financial advisory and financing services for the Company and have received fees for the rendering of these services.

    Pursuant to the terms of the Engagement Letter, the Company has agreed to pay Banc of America Securities a transaction fee of $1,900,000, half of which is contingent on the consummation of the Offer and the Merger. The Engagement Letter also calls for the Company to reimburse Banc of America Securities for its reasonable out-of-pocket expenses. Pursuant to a separate letter agreement, the Company has agreed to indemnify Banc of America Securities, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

POSITION OF THE ACQUIRORS AND THE PARTICIPATING EQUITYHOLDERS REGARDING FAIRNESS
  OF THE OFFER AND THE MERGER

    The Acquirors and the Participating Equityholders believe that the consideration to be received by USFS stockholders pursuant to the Offer and the Merger is fair to USFS' unaffiliated stockholders (which does not include, among others, the Excluded Stockholders). The Acquirors and the Participating Equityholders base their belief on the following material factors:

    - The Independent Directors (other than Mr. Adler who was not in attendance) concluded and recommended to the entire Board that the Offer and the Merger are fair to the Company's unaffiliated stockholders (which does not include, among others, the Interested Stockholders).

    - The Offer and the Merger and the terms and conditions of the Acquisition Agreement, including the Purchase Price and the Minimum Condition, were the result of arm's length negotiations between the Independent Directors and the Investor Group and their respective advisors;

    - The Board received an opinion from Banc of America Securities that, as of September 18, 2000 and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review set forth in the opinion, the consideration proposed to be received by the holders of Shares in the Offer and the Merger is fair, from a financial point of view, to holders of Shares (other than the Excluded Stockholders).

    - The consideration to be paid in the Offer represents a premium of approximately (a) 14.3% over the reported closing bid price on the last trading day prior to the announcement of the signing of the Acquisition Agreement and the Offer and the Merger and (b) 14.2% over the average reported closing bid price for the 30 trading days prior to announcement of the signing of the Acquisition Agreement and the Offer and Merger.

    - The Acquirors had developed concerns regarding the future financial condition of the Company, including the Company's prospects, available cash flow and working capital needs.

    - The Offer and the Merger will each provide consideration to the Company's stockholders entirely in cash without such stockholders incurring the transaction costs typically associated with market sales.

    The Acquirors and the Participating Equityholders believe that the Offer and the Merger are procedurally fair because, among other things: (1) the Independent Directors (other than Mr. Adler who was not in attendance), all of whom are not employees of the Company or affiliated with the Acquirors, approved the Acquisition Agreement, including the terms of the Offer and the Merger,
(2) the Board retained, and the Independent Directors and the Board were advised by, an independent financial advisor to assist in evaluating the Offer and the Merger and provide a fairness opinion with respect to the fairness, from a financial point of view, of the consideration to the holders of Shares (other than the Excluded Stockholders), and (3) the Purchase Price and the other terms and conditions of the Acquisition Agreement resulted from active arm's length bargaining between the Independent Directors and the Investor Group and their respective advisors.

    The Acquirors and the Participating Equityholders did not find it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching their conclusion as to the fairness of the Offer and the Merger. In light of the nature of the Company's business and that the Acquirors and the Participating Equityholders do not currently intend to liquidate the Company, the Acquirors and the Participating Equityholders did not deem net book value or liquidation value to be relevant indicators in making their fairness determination. In addition, the Acquirors and the Participating Equityholders did not consider the going concern value, generally regarded as the excess of fair market value over book value, as material to their determination as to the fairness of the Offer and the Merger.

PURPOSE OF THE OFFER AND THE MERGER; ALTERNATIVES

    The purpose of the Offer is to enable Parent and the Purchaser to acquire control of the Company and to provide the holders of the Shares with an opportunity to liquidate their investment in the Company for cash at a premium to the market price for the Shares prior to the announcement of the signing of the Acquisition Agreement and the Offer and Merger. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the prompt and orderly acquisition of as many Shares as possible. The purpose of the Merger is to acquire all Shares not purchased in the Offer and not transferred to the Purchaser pursuant to the Exchange Agreement. Immediately after consummation of the Offer and the Merger, the Surviving Corporation will be a majority-owned subsidiary of Parent, with Meridian, HSA and the Leven Family as the sole minority stockholders of the Surviving Corporation.

    The Acquirors, which currently own approximately 10.6% of the outstanding Shares and were concerned about not realizing an appreciation in the value of their investment, determined that it was an appropriate time to make their acquisition proposal to the Company based on their evaluation of the Company's prospects, the increasingly severe constraints on the Company's liquidity and the need for stability to increase and maintain employee and franchisee confidence. The Company determined that it was an appropriate time to accept the acquisition proposal based on its concerns about its ability to continue to successfully implement its business plan, its need for liquidity and its desire to provide the holders of the Shares with an opportunity to realize a premium over the then current trading price for their Shares.

    For a discussion of alternative proposals to the Offer and the Merger considered by the Company, see "--Background of the Transaction; Contacts with USFS."

STATUTORY REQUIREMENTS

    Under the DGCL, the approval of the Board of Directors and the affirmative vote of the holders of a majority of the voting power of the outstanding Shares are required to approve and adopt the Acquisition Agreement and approve the Merger. The DGCL also provides, however, that if as a result of the Offer or otherwise, the Purchaser acquires or controls at least 90% of each class of the outstanding shares of Common Stock, the Purchaser can effect the Merger pursuant to a short-form merger (a "Short-Form Merger") without prior notice to, or any action by, any other stockholder of the Company. In such event, the Purchaser intends to effect a Short-Form Merger as promptly as practicable following the purchase of Shares in the Offer. If, however, the Purchaser does not acquire at least 90% of each class of the outstanding shares of Common Stock in the Offer or otherwise and a vote of the Company's remaining stockholders is required under the DGCL, a longer period of time will be required to effect the Merger. In such event, however, the Purchaser would own, as a result of the Minimum Condition being satisfied and the transfers pursuant to the Exchange Agreement, enough Shares to approve the Merger in accordance with the DGCL without the affirmative vote of any other stockholders.

PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER; CERTAIN EFFECTS OF THE
  OFFER

    If the Purchaser purchases Shares pursuant to the Offer, the Acquisition Agreement provides that the Purchaser will be entitled to designate representatives to serve on the Board of Directors in proportion to the Acquirors' ownership of outstanding Shares following such purchase. The Purchaser expects that such Board representation would permit the Purchaser to exert substantial influence over the Company's conduct of its business and operations. In connection with the Offer, Parent has reviewed, and will continue to review, various possible business strategies that the Company may pursue in the event that Parent acquires control of the Company pursuant to the Offer or the Merger. If and to the extent that

Parent acquires control of the Company, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, among other things, changes in the Company's business strategy, corporate structure, charter documents, capitalization, management or dividend policy.

    Except as described in this Offer to Purchase, none of the Acquirors, the Participating Equityholders or the Company have any present plans or proposals that relate to, or would result in, an extraordinary corporate transaction, such as a merger, consolidation, reorganization, liquidation or sale or transfer of a material amount of assets, involving the Company, (2) any material changes in the Company's present capitalization, indebtedness, dividend policy, employee benefit plans, corporate structure or business or (3) any material changes or reductions in the composition of the Company's management or personnel. Parent does not currently intend to combine the Surviving Corporation with any other Pritzker family business interest.

    Immediately following completion of the Merger, the interests of SDI, Meridian, HSA and the Leven Family in the Surviving Corporation's net book value and net earnings will be in the same proportion to the equity interests of such parties in the Purchaser (approximately 85.0%, 10.5%, 0.1% and 4.4%, respectively). Pursuant to their Employment Agreements, upon the consummation of the Merger, Messrs. Leven and Romaniello will be granted options to purchase 200,000 and 250,000 shares, respectively, of the Surviving Corporation's common stock at $5.00 per share or stock appreciation rights of substantially equivalent value. Mr. Romaniello has also been granted a one-time opportunity to purchase 400,000 newly-issued shares of the Surviving Corporation's common stock at $5.00 per share that he may exercise within 270 days after the closing date of Merger. Following consummation of the Merger, such parties will own all the equity interests of the Surviving Corporation and will be entitled to all benefits resulting from that interest, including all income generated by the Surviving Corporation's operations and any future increase in the Surviving Corporation's value. Similarly, such parties will also bear the risk of losses generated by the Surviving Corporation's operations and any decrease in the value of the Surviving Corporation after the Merger. Because the Surviving Corporation will become a privately-held corporation upon the consummation of the Merger, other current stockholders will not have the opportunity to participate directly in the earnings and growth of the Surviving Corporation after the Merger and will not have any right to vote on corporate matters. Similarly, such stockholders will not face the risk of losses generated by the Surviving Corporation's operations or decline in the value of the Surviving Corporation after the Merger. Becoming a privately-held corporation will allow the Surviving Corporation to operate its business without the costs and disclosure obligations associated with being a publicly-held company.

    The Company has informed the Acquirors that it had, as of December 31, 1999, a net operating loss carryforward of approximately $11.6 million for income tax purposes. Because the Company would experience ownership changes within the meaning of the U.S Internal Revenue Code of 1986, as amended (the "Code"), due to the Offer and the Merger, future utilization of this carryforward would be subject to certain limitations defined by the Code. Due to such limitations and the anticipated time in the future at which the Purchaser could utilize such carryforward, the Acquirors and the Participating Equityholders did not consider this carryforward to be a material benefit of the Purchaser's acquisition of the Company.

    Following the consummation of the Offer, Class A Common Stock may not, and following the consummation of the Merger will not, be quoted on the Nasdaq National Market. In addition, the registration of the Shares and the obligation of the Company to file reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated. Accordingly, following the Merger there will be no publicly-traded Common Stock outstanding. See "The Tender Offer--Possible Effects of the Offer on the Market for the Shares; Nasdaq Quotation; Exchange Act Listing."

    It is expected that, if Shares are not accepted for payment by the Purchaser pursuant to the Offer and the Merger is not consummated, the Company's current management, under the general direction of the Board, will continue to manage the Company as an ongoing business. The Acquirors understand that the Company is actively managing and conserving its cash and the Acquirors expect the Company to have sufficient liquidity to finance its operations through the closing of the Offer.

THE ACQUISITION AGREEMENT AND RELATED AGREEMENTS

    The following is a summary of certain provisions of the Acquisition Agreement and the Exchange Agreement, the Stockholders Agreement (as defined below), the Aronson Agreement (as defined below) the Separation Agreement (as defined below) and the Employment Agreements entered into in connection with the Acquisition Agreement. This summary is qualified in its entirety by reference to the full text of the agreements summarized below which are incorporated herein by reference and copies or forms of which have been filed with the SEC and are incorporated by reference as exhibits to the Tender Offer Statement on Schedule TO to which this Offer to Purchase has been filed as an exhibit (the "Schedule TO"). The Acquisition Agreement, the Exchange Agreement, the Stockholders Agreement, the Aronson Agreement, the Separation Agreement and the Employment Agreements may be examined and copies may be obtained in the manner set forth in "The Tender Offer--Certain Information Regarding the Company."

    ACQUISITION AGREEMENT

    The Investor Group, the Purchaser and the Company executed the Acquisition Agreement on September 18, 2000 pursuant to which the rights and obligations of each party were set forth in connection with the Offer and the Merger. The most significant provisions of the Acquisition Agreement are summarized below. Pursuant to the Acquisition Agreement, the Investor Group and the Company terminated the Recapitalization Agreement, and their rights and obligations thereunder, by mutual agreement in accordance with Section 8.1 of the Recapitalization Agreement.

    THE OFFER. The Acquisition Agreement provides for the commencement of the Offer. The obligation of the Purchaser to purchase Shares in the Offer is subject to the conditions set forth in "Tender Offer--Conditions to the Offer." Under the Acquisition Agreement, the Purchaser has agreed to extend the Offer from time to time until December 31, 2000 if any of the conditions to the Offer, including the Minimum Condition, that have not been satisfied or waived can reasonably be expected to be satisfied by that date. The Purchaser may not, however, waive the Minimum Condition without the consent of the Company. Pursuant to the Acquisition Agreement and Rule 14d-11 of the Exchange Act, following the Purchaser's acceptance of the Shares tendered in the Offer, the Purchaser may, but has no obligation to, provide for one or more Subsequent Offering Periods (as defined below) for up to an aggregate of 20 business days, but must immediately accept and promptly pay for all Shares as they are tendered during any such Subsequent Offering Period. See "The Tender Offer--Terms of the Offer."

    BOARD REPRESENTATION. Promptly after the purchase of Shares pursuant to the Offer, the Acquisition Agreement grants the Purchaser the right to designate the representative share of the Board of Directors based on the number of Shares owned by the Investor Group and the Purchaser, including the Shares purchased in the Offer. Following the election or appointment of the Purchaser's designees, the

Acquisition Agreement protects the Company against the new designees altering the material aspects of the Merger and other aspects of the transactions contemplated by the Acquisition Agreement.

    RESTRICTED SHARES AND OPTIONS. The Acquisition Agreement provides that immediately following the consummation of the Offer, all Restricted Shares will become unrestricted and will be deemed irrevocably vested and will no longer be subject to forfeiture. Upon consummation of the Merger, holders of Restricted Shares will be entitled to receive an amount in cash equal to the Purchase Price for each Restricted Share.

    In addition, the purchase of Shares pursuant to the Offer will constitute a "Change of Control" (as defined in the Option Plan) and, as a result, upon the purchase of Shares in the Offer, all outstanding options to purchase shares of Class A Common Stock granted under the Option Plan will become fully vested and exercisable. Upon consummation of the Merger, each unexercised option to purchase Shares outstanding pursuant to the Option Plan or the Directors Plan will cease to represent a right to acquire Shares and will convert automatically into an amount of cash equal to the greater of (1) $.01 and (2) the amount, if any, by which the Purchase Price exceeds the exercise price per share of such option.

    THE MERGER. The Acquisition Agreement provides that following the satisfaction and waiver of the conditions to the Merger described below, the Purchaser will be merged with and into the Company. The Merger is subject to the following conditions: (1) no preliminary or permanent injunction or other order issued by any United States federal or state court prohibiting the consummation of the Merger will be in effect, (2) the consummation of the Merger will not result in the violation of any applicable law, order or regulation, and (3) if necessary to effect the Merger, the Merger will have been approved by the requisite vote of the stockholders of the Company.

    At the Effective Time, the Purchaser will merge with and into the Company and the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation. Upon the Effective Time, the certificate of incorporation and the bylaws of the Purchaser, each as in effect immediately prior to the Merger, will be the initial certificate of incorporation and bylaws of the Surviving Corporation. The directors of the Purchaser immediately prior to the Merger will be the initial directors of the Surviving Corporation after the Merger. The officers of the Company immediately prior to the Merger will be the officers of the Surviving Corporation after the Merger.

    MERGER CONSIDERATION. Upon consummation of the Merger, without any action on the part of any of the Company's stockholders, each Share will be converted into the right to receive the Purchase Price (i.e., cash in the amount of $5.00 for each whole Share). At such time, the holders of Shares shall cease to be, and shall have no rights as, stockholders of the Company, other than holders of Shares, if any, who are entitled to and who have properly perfected dissenters' rights under the DGCL. See "--Appraisal Rights."

    AFFIRMATIVE COVENANTS. The Acquisition Agreement provides for various customary affirmative covenants that the Company has agreed to perform during the period from the date of the execution of the Acquisition Agreement until the Expiration Date. In addition to the customary covenants, the Company has agreed that it will, and will cause each of its subsidiaries to, use commercially reasonable efforts (without the payment of or commitment to pay money for stay bonuses or similar inducements unless approved by Messrs. Leven and Romaniello and, if the amount exceeds $1 million in the aggregate, the Purchaser) to cause the key employees of the Company and its subsidiaries to remain employed by the Company and its subsidiaries as of the Expiration Date.

    NEGATIVE COVENANTS. The Acquisition Agreement provides for various customary negative covenants that the Company has agreed to comply with during the period from the date of the execution of the Acquisition Agreement until the Expiration Date. In addition to the customary covenants, the Company has agreed that the Company and its subsidiaries will not, unless SDI gives prior written approval or except as disclosed in the disclosure letter to the Acquisition
Agreement:

        (1) incur any indebtedness for borrowed money or enter into any guaranty or other similar obligation of any other person (other than the endorsement of instruments for collection in the ordinary course of business) or make any loan to or investment in any person, except for (a) loans, guarantees or investments in connection with the Company's wholly-owned subsidiaries, and
    (b) loans to, or guarantees on behalf of, the reservation and marketing funds or loans to franchisees in the ordinary course of business; provided that such loans and guarantees shall be either committed as of the date of the Acquisition Agreement and disclosed in the disclosure letter or otherwise disclosed in writing to the Investor Group and the Purchaser prior to the date of the Acquisition Agreement or, if not so committed and disclosed, shall not exceed $100,000 in any single transaction or $400,000 in the aggregate (less any development subsidies under clause (3) below made after the date of the Acquisition Agreement) and shall have been approved by Messrs. Leven and Romaniello;

        (2) pay or take any action with respect to any new grants of any severance, change of control, or termination pay other than in connection with the termination of the hotel management business pursuant to policies or agreements of the Company or any of its subsidiaries in effect on the date of the Acquisition Agreement and other arrangements approved by Messrs. Leven and Romaniello, and if the amount exceeds $1,000,000, the Investor Group and the Purchaser; or

        (3) enter into any development subsidy agreement or arrangement or any franchise or license agreement with "key man" provisions or terms and conditions at variance in any material respect from the Company's standard franchise/licensing agreements; provided that the Company may grant development subsidies not to exceed $100,000 in any single transaction or $400,000 in the aggregate (less any loans to franchisees under clause (1) above after the date of the Acquisition Agreement) if such development subsidies are approved by Messrs. Leven and Romaniello.

    OTHER OBLIGATIONS. Pursuant to the Acquisition Agreement, the Company has additional obligations, which include customary obligations regarding
(1) filings required as a result of the consummation of the transactions contemplated by the Acquisition Agreement, (2) access for the Investor Group and the Purchaser and their related parties to the books and records of the Company,
(3) notification of various matters including breaches or defaults of the Acquisition Agreement to the Investor Group and the Purchaser, and
(4) collaboration between the parties in connection with publicity. In addition, if necessary to effect the Merger, the Company has agreed to take all reasonable action necessary in accordance with applicable law and its certificate of incorporation and by-laws to convene a meeting of stockholders to consider and vote upon the approval and authorization of the Merger and any other matter as may be necessary or advisable to consummate the transactions contemplated by the Acquisition Agreement ("Stockholder Approval").

    Pursuant to the Acquisition Agreement, unless the Board of Directors recommends to stockholders or authorizes or approves an Alternative Proposal (as defined below), and subject to requirements of applicable law, the Board of Directors will recommend that stockholders approve the Merger, and the Company will take all reasonable lawful action to solicit Stockholder Approval. The Acquisition Agreement defines an Alternative Proposal as an Acquisition Proposal (as defined therein), other than a Superior Proposal (as defined below), that, if consummated, would result in (1) a transaction that would give all stockholders the opportunity to receive cash and/or property for their Shares, which in the good faith judgment of the Board of Directors, taking into account and based upon various factors, would result in a transaction having a value to stockholders of the Company, from a financial point of view, in an amount per Share greater than the Purchase Price and (2) written confirmation to the Investor Group and the Purchaser, by the Company and the proponent of such transaction, of the Company's obligations under Section 9.6 of the Acquisition Agreement relating to the liquidated damages provisions outlined below under "--Liquidated Damages in the Event of Termination." A Superior Proposal is defined by the Acquisition Agreement as an Acquisition Proposal that, if consummated, would result in (1) a transaction that would give all stockholders of the Company the opportunity to receive cash for their Shares in an amount per Share greater than the Purchase Price and (2) written confirmation to the Investor Group and the Purchaser, by the Company and the proponent of such transaction, of the Company's obligations under Section 9.6 of the Acquisition Agreement relating to the liquidated damages provisions outlined below under "--Liquidated Damages in the Event of Termination."

    REPRESENTATIONS AND WARRANTIES. Pursuant to the Acquisition Agreement, the Investor Group and the Purchaser have made customary representations and warranties to the Company with respect to, among other things, corporate organization, corporate authorization, no conflicts, compliance with laws, financing of the Purchaser with respect to the Offer and the Merger, arrangements between the Investor Group and the Purchaser and Messrs. Leven, Aronson and Romaniello, advisory fees, interim operations of the Purchaser and information supplied by the Investor Group and the Purchaser. Pursuant to the Acquisition Agreement, the Company has made customary representations and warranties to the Investor Group and the Purchaser with respect to, among other things, corporate organization, capitalization, corporate authorization, SEC filings, no conflicts, compliance with laws, properties of the Company, taxes, litigation, welfare and benefit plans, franchising matters related to the Company's business, existing permits and violations of law, change of control agreements, and advisory fees. Some of the Company's representations and warranties are qualified in all respects to all of the information provided prior to the date of the Acquisition Agreement to the Investor Group and the Purchaser or their representatives as part of their due diligence examination of the Company. Several representations and warranties are qualified as to "Material Adverse Effect," which is defined in the Acquisition Agreement.

    INDEMNIFICATION AND INSURANCE. The Acquisition Agreement provides that the Investor Group and the Purchaser will cause the certificate of incorporation and bylaws of the Surviving Corporation and each of its subsidiaries to contain provisions with respect to indemnification no less favorable than those set forth in the certificate of incorporation and bylaws of the Company and each of its subsidiaries on the date of the Acquisition Agreement, which provisions shall not be amended, modified or otherwise repealed for a period of six years after the closing date of the Merger in any manner that would adversely affect the rights thereunder as of such closing date of individuals who at the closing date were directors, officers, employees or agents of the Company or such subsidiary, unless such modification is required by law after such closing date.

    The Acquisition Agreement provides that the Company will, and the Investor Group and the Purchaser will cause the Company (and the Surviving Corporation following the Merger) to, indemnify each present and former director, officer or employee of the Company or any of its subsidiaries to the fullest extent required by law, subject to various limitations, against any costs or expenses in connection with any claim relating to the transactions contemplated by the Acquisition Agreement and any acts or omissions on or prior to the Effective Time. The Company will also provide, for a period of not less than six years after the consummation of the Merger, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the closing date of the Merger that is no less favorable than the existing policy, subject to various qualifications.

    TERMINATION.  The Acquisition Agreement may be terminated:

        (1) at any time prior to the consummation of the Merger, by mutual consent of SDI and the Company;

        (2) by either SDI or the Company at any time prior to the Effective Time, if (a) the purchase of Shares pursuant to the Offer shall not have become effective in accordance with the terms of this Offer to Purchase by December 31, 2000, or (b) the Offer shall have expired or shall have been terminated without the acceptance for purchase of any Shares pursuant thereto; provided that SDI shall not have the right to terminate the Acquisition Agreement or the Offer pursuant to this clause if the termination or expiration of the Offer shall have resulted from the failure of SDI or the Purchaser to perform any obligation of either of them contained in the Acquisition Agreement;

        (3) by SDI at any time (a) prior to the Expiration Date, if the Company shall have failed to comply with its covenants and agreements, several of which are subject to a materiality qualification, (b) prior to the consummation of the Merger, if the Board of Directors shall have recommended to stockholders or authorized or approved an Alternative Proposal or Superior Proposal or if the Company shall have failed to comply in all material respects with its covenants and agreements in Section 2.4(a) of the Acquisition Agreement relating to board representation for the Purchaser after the purchase of Shares pursuant to the Offer; or

        (4) by the Company prior to the consummation of the Merger, (a) if the Investor Group and the Purchaser shall have failed to comply in any material respect with any of their covenants or agreements contained in the Acquisition Agreement to be complied with prior to the consummation of the Merger, or (b) if the Board of Directors shall concurrently approve and the Company shall concurrently enter into a definitive agreement providing for the implementation of a Superior Proposal.

    LIQUIDATED DAMAGES IN THE EVENT OF TERMINATION. In the event that prior to the consummation of the Offer, SDI exercises any right to terminate the Acquisition Agreement in connection with its termination rights under paragraph (2) of the termination provisions described in "--Termination" above, the Company shall (1) reimburse the Investor Group and the Purchaser for their out-of-pocket expenses in connection with the Recapitalization Agreement and the Acquisition Agreement, not to exceed $1,500,000 in the aggregate; (2) reimburse the Investor Group and the Purchaser for their legal expenses reasonably incurred in any litigation or proceeding seeking enforcement of this liquidated damages provision, and (3) pay to the Investor Group and the Purchaser interest on any of the reimbursements described above.

    In the event the Board of Directors recommends to stockholders or authorizes or approves, or the Company enters into a definitive agreement providing for the implementation of, an Alternative Proposal or a Superior Proposal, the Company shall (1) pay to the Investor Group and the Purchaser on demand, the sum of $3,000,000 as reimbursement to the Investor Group and the Purchaser in connection with their efforts in investigating the Company, negotiating the Acquisition Agreement and preparing and making the Offer, (2) reimburse the Investor Group and the Purchaser for their out-of-pocket expenses reasonably incurred in connection with the preparation and negotiation of the Recapitalization Agreement and the Acquisition Agreement, not to exceed $1,500,000 in the aggregate, (3) reimburse the Investor Group and the Purchaser for their legal expenses reasonably incurred in any litigation or proceeding seeking enforcement of this liquidated damages provision, and (4) pay to the Investor Group and the Purchaser interest on any of the payments described above.

    EXCHANGE AGREEMENT

    In connection with the execution of the Acquisition Agreement, the Purchaser, Meridian, HSA and the Leven Family entered into the Exchange Agreement which provides that if the Purchaser purchases enough Shares to satisfy the Minimum Condition, the Leven Family will assign and transfer to the Purchaser an aggregate of 870,000 of its Shares, HSA will assign and transfer to the Purchaser its 22,447 Shares and Meridian will assign and transfer to the Purchaser its 2,099,775 Shares, each in exchange for an equal number of the Purchaser's shares of common stock. The Exchange Agreement will terminate if
(1) the Offer shall have expired in accordance with its terms without acceptance for purchase of the Shares equal to the Minimum Condition, (2) the Offer shall have been terminated or withdrawn for any reason, (3) the Acquisition Agreement is earlier terminated for any reason, (4) the Offer shall have been amended or otherwise modified in any material respect (other than the extension of the time for tenders of Shares), or (5) the Board of Directors shall have recommended to stockholders or shall have authorized or approved an Alternative Proposal. The Exchange Agreement also provides that the Leven Family, HSA and Meridian will, upon the issuance of the Purchaser's common stock to the appropriate parties thereto, execute the Stockholders Agreement (as defined below).

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
    STOCKHOLDERS AGREEMENT

    As contemplated by the Exchange Agreement, HSA, Meridian and the Leven Family will enter into a stockholders agreement (the "Stockholders Agreement") upon the issuance of the Purchaser's common stock in exchange for the Shares. The Stockholders Agreement will provide for various rights and restrictions, including: (1) restrictions on the ability of the Leven Family to transfer their shares of the Purchaser's common stock, (2) rights of first offer granting the Investor Group the ability to purchase its pro-rata share of any shares of the Purchaser's common stock offered for sale by any member of the Leven Family to third parties, (3) tag-along rights which permit the Leven Family to transfer an amount of their shares of the Purchaser's common stock on a pro rata basis in the event that the Investor Group proposes to transfer more than 20% of their shares held on the effective date of the Stockholders Agreement, (4) co-sale rights which obligate the Leven Family to transfer an amount of their shares of the Purchaser's common stock on a pro rata basis on the same terms and conditions in the event that the Investor Group proposes to transfer more than 50% of their total shares, (5) an agreement among the parties not to pledge any of their shares of the Purchaser's common stock without the consent of the Investor Group and (6) a put option granting the Leven Family the right to sell, at any time after the second anniversary of the date of the Stockholders Agreement, an amount of their shares of the Purchaser's common stock (depending on the amount of time elapsed since the consummation of the Offer) to the Investor Group at the shares' then Fair Market Value (as defined therein),
(7) a call option granting the Investor Group the right to purchase all of the shares of the Purchaser's common stock then held by the Leven Family if Mr. Leven's employment with the Surviving Corporation is terminated by the Surviving Corporation for "cause" (as defined in Mr. Leven's employment agreement then in effect) or by Mr. Leven without "good reason" (as defined in Mr. Leven's employment agreement then in effect), at the then Fair Market Value of the shares if the purchase occurs before shares of the Purchaser (or the Surviving Corporation) are registered under the Exchange Act, or at the then current market price of the shares thereafter, (8) an agreement among the parties, so long as the Leven Family collectively owns at least 2.5% of the voting power of the Purchaser (or the Surviving Corporation), to vote in favor of the election of Mr. Leven to the board of directors of the Purchaser (or the Surviving Corporation), and (9) the termination of the stockholders agreement executed in connection with the Recapitalization Agreement.

    ARONSON AGREEMENT

    In connection with the execution of the Acquisition Agreement, the Purchaser and Meridian entered into an agreement with Neal Aronson (the "Aronson Agreement") which obligates Mr. Aronson to tender 1,509,453 Shares over which he has dispositive control in the Offer, which represents all of his Shares other than his 589,865 Restricted Shares. The Aronson Agreement will cease to be effective if (1) the Offer expires in accordance with its terms without acceptance for purchase of a number of Shares equal to the Minimum Condition,
(2) the Offer is terminated or withdrawn (unless as a result of the breach by Mr. Aronson of any of his obligations to the Company, the Purchaser or the Investor Group), (3) the Acquisition Agreement is terminated, or (4) the Offer is amended or modified in any material respect.

    SEPARATION AGREEMENT

    In connection with the execution of the Acquisition Agreement, the Company entered into an agreement with Neal Aronson (the "Separation Agreement") which provides that Mr. Aronson will resign from his employment with the Company
60 days after the date of acceptance of Shares for purchase pursuant to the Offer (the "Ending Date") and provides him with severance benefits in connection therewith. Mr. Aronson's severance benefits will include: (1) a cash payment of $350,000 payable on his Ending Date, (2) an office and office support for 30 days after his Ending Date, (3) reimbursement of up to $15,000 expenses for the pursuit of other employment opportunities, (4) reimbursement of up to $10,000 of legal fees in connection with the Separation Agreement and reimbursement of up to $15,000 of relocation expenses, and (5) certain other benefits including split-dollar life insurance and medical coverage for Mr. Aronson and his dependents paid for by the Company for 16 months after his Ending Date (to the extent that Mr. Aronson is not eligible for similar coverage provided by another employer). The Separation Agreement provides for mutual releases of the parties effective on the date of acceptance of Shares for purchase pursuant to the Offer. The Separation Agreement will cease to be effective if (1) the Offer expires in accordance with its terms without acceptance for purchase of a number of Shares equal to the Minimum Condition, (2) the Offer is terminated or withdrawn (unless as a result of the breach by Mr. Aronson of any of his obligations to the Company, the Purchaser or the Investor Group), (3) the Acquisition Agreement is terminated (unless as a result of the breach by Mr. Aronson of any of his obligations to the Company, the Purchaser or the Investor Group), or (4) the Offer is amended or modified in any material respect.

    NEW LEVEN EMPLOYMENT AGREEMENT

    The Company has entered into a new Employment Agreement with Mr. Leven which will become effective upon the closing of the Merger. Mr. Leven's new employment agreement with the Company provides for his employment as chief executive officer and chairman of the board of the Surviving Corporation for a five-year term commencing on the closing date of the Merger. Mr. Leven will be entitled to a base salary of at least $500,000 per year, subject to annual cost of living increases. In addition, Mr. Leven will be paid a performance bonus no later than 120 days after the end of each fiscal year and the performance bonus target will be in an amount no less than $250,000. On the closing date of the Merger, Mr. Leven will be granted options to purchase 200,000 shares of common stock of the Surviving Corporation at a price of $5.00 per share or substantially equivalent stock appreciation rights (collectively, the "Rights"). The Rights will become vested and exercisable with respect to 20% of the Rights on each anniversary of the effective date of the Employment Agreement and will be exercisable until the tenth anniversary of the effective date of the Employment Agreement. Upon termination of Mr. Leven's employment by the Surviving Corporation for reasons other than for "cause" or by Mr. Leven for "good reason" (each as defined below), and upon termination of employment because of his death or "disability" or upon a "change of control" (as such terms are defined in his new Employment Agreement), all of his granted but unvested Rights will immediately vest. The Surviving Corporation will maintain certain insurance benefits for Mr. Leven under his new Employment Agreement, including term life insurance in the amount of at least $3,000,000, executive health, dental and medical insurance, and long-term disability and long-term home care insurance. Mr. Leven will also be eligible for participation in all of the Surviving Corporation's employee welfare and benefit plans under his new Employment Agreement which may be in effect from time to time, including a retirement plan, annual and long-term incentive compensation plans, group life insurance, accident and death insurance, medical and dental insurance, pension plans and disability plans.

    Mr. Leven's new Employment Agreement contains confidentiality provisions that prohibit him from disclosing trade secrets of the Surviving Corporation and from disclosing any confidential information relating to the Surviving Corporation for a period extending three years after the termination of his employment. The Employment Agreement also contains non-competition provisions that prohibit Mr. Leven from competing in the business of franchising, operating or managing of hotels for a period of three years following the termination of his employment for "cause" or his resignation without "good reason." In addition, for a period extending for three years after the termination of his employment with the Surviving Corporation regardless of the reason, Mr. Leven agrees to refrain from (1) soliciting any employee of the Surviving Corporation and (2) inducing any franchisee or supplier of the Company to terminate its relationship with the Surviving Corporation. Furthermore, for a period extending for three years after termination of his employment for reasons other than by the Surviving Corporation without "cause" or by Mr. Leven for "good reason,"
Mr. Leven will refrain from soliciting the Business (as defined in his Employment Agreement) or entering into any contractual relationship with any franchisee or licensee regarding the Business, subject to several qualifications. The enforceability of these non-disclosure and non-competition provisions under Georgia law, which will govern Mr. Leven's agreement, is uncertain.

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
    In addition to allowing Mr. Leven to resign at any time for "good reason," his Employment Agreement provides that Mr. Leven may resign at any time upon six months' notice. If his resignation is without "good reason," the Surviving Corporation will be required to pay Mr. Leven only his base salary, unused vacation time, and performance bonus actually earned or accrued through the effective date of resignation. If, at any time after the first anniversary of the closing of the Merger, Mr. Leven resigns for "good reason," or if his employment is terminated without "cause," he will be entitled to a single lump sum severance payment equal to the sum of his then current base salary and his performance bonus for the year prior to such termination and he will be entitled to continuation of other benefits for one year following such termination of employment. If Mr. Leven's employment is terminated by the Surviving Corporation without "cause" or by Mr. Leven for "good reason", in either case during the first year after the closing of the Merger, his lump sum payment will be double the sum of his then current base salary and his performance bonus for the year prior to such termination, and his benefits will be provided for a two-year period following termination of his employment. For the purpose of Mr. Leven's Employment Agreement, "good reason" means the occurrence of any one of the following events: (1) any material breach (which is not corrected within 30 days following written notice from Mr. Leven to the Surviving Corporation specifying such breach) by the Surviving Corporation of its obligations under the Employment Agreement, (2) any material diminution without Mr. Leven's consent in his duties or responsibilities, (3) failure to elect Mr. Leven or continue his status as a director of the Surviving Corporation, (4) the involuntary relocation of Mr. Leven outside Atlanta, Georgia, or
(5) resignation by Mr. Leven at the written request of the Surviving Corporation which has been authorized by the Surviving Corporation's board of directors. For the purpose of Mr. Leven's Employment Agreement, "cause" means (1) the conviction or Mr. Leven or no contest plea for any felony other than a traffic-related offense, (2) Mr. Leven's fraud, theft, embezzlement or intentional misappropriation of funds of the Surviving Corporation, and
(3) Mr. Leven's repeated neglect of duties (as described in the Employment Agreement), and (4) Mr. Leven's willful and material breach of obligations under the Employment Agreement.

    ROMANIELLO EMPLOYMENT AGREEMENT.

    The Company has entered into an Employment Agreement with Mr. Romaniello that will become effective upon the closing of the Merger. Mr. Romaniello's Employment Agreement provides for his employment as president and chief operating officer of the Surviving Corporation for a seven-year term commencing on the consummation of the Merger. Mr. Romaniello will be entitled to a base compensation equal to the sum of (1) $3,000 times the number of newly executed Microtel Inns and Suites ("Microtel") franchise and license agreements in a given calendar year, up to a maximum of 110, plus (2) $2,000 times the number of newly executed Microtel franchise and license agreements in excess of 110 in such calendar year, plus (3) $2,000 times the number of newly executed franchise agreements (excluding Microtel agreements) in such calendar year for all of the Surviving Corporation's other brands. Mr. Romaniello will be entitled to a yearly draw of $110,000 against such base compensation payable in bi-monthly installments. On the closing date of the Merger, Mr. Romaniello will be granted options to purchase 250,000 shares of common stock of the Surviving Corporation at a price of $5.00 per share or substantially equivalent stock appreciation rights (collectively, the "Rights"). Such Rights will become vested and exercisable with respect to one-seventh of the Rights on each anniversary of the effective date of the Employment Agreement. Upon termination of his employment by the Company for reasons other than for "cause" or by Mr. Romaniello for "good reason" or upon a "change of control" (each of which terms is substantially similar to those in Mr. Leven's new Employment Agreement as described above), all of his granted but unvested Rights will immediately vest. Mr. Romaniello will be eligible for participation in all of the Surviving Corporation's employee welfare and benefit plans under his new employment agreement which may be in effect from time to time, including a retirement plan, annual and long-term incentive compensation plans, group life insurance, medical and dental insurance, pension plans and disability plans. The Surviving Corporation will continue the split-dollar life insurance and disability insurance benefits currently provided to Mr. Romaniello.

    Mr. Romaniello has been granted a one-time opportunity to purchase 400,000 newly-issued shares of common stock of the Surviving Corporation within 270 days after the closing date of the Merger at a price of $5.00 per share. Pritzker family business interests have separately agreed to lend
Mr. Romaniello the funds to enable him to purchase these shares. The loan will be secured by the shares purchased, subject to several conditions.

    Mr. Romaniello's new Employment Agreement contains confidentiality provisions that prohibit him from disclosing trade secrets of the Surviving Corporation and from disclosing any confidential information relating to the Surviving Corporation for a period extending three years after the termination of his Employment Agreement. The Agreement also contains non-competition provisions that prohibit Mr. Romaniello from competing in the hotel franchising "business" (as defined therein) for a period of three years following the termination of his employment unless such termination is by the Surviving Corporation without "cause" or by Mr. Romaniello for "good reason" or within 90 days after a "change of control." In addition, Mr. Romaniello agrees to refrain for a period extending for three years after termination of his employment with the Surviving Corporation regardless of the reason from (1) soliciting any employee of the Surviving Corporation; and (2) inducing any franchisee or supplier of the Surviving Corporation to terminate its relationship with the Surviving Corporation. Furthermore, for a period extending for three years after termination of his employment for reasons other than by the Surviving Corporation without "cause" or by Mr. Romaniello for "good reason" or within 90 days after a change of control of the Surviving Corporation, Mr. Romaniello agrees to refrain from soliciting the Business (as defined in such Employment Agreement) or entering into any contractual relationship with any franchisee or licensee regarding the Business, subject to several qualifications. The enforceability of these non-disclosure and non-competition provisions under Georgia law, which will govern Mr. Romaniello's Employment Agreement, is uncertain.

    In addition to allowing Mr. Romaniello to resign at any time for "good reason," his Employment Agreement provides that he may resign at any time upon three months' notice. If his resignation is without "good reason," the Surviving Corporation is required to pay Mr. Romaniello only his base compensation through the date of termination. If Mr. Romaniello resigns for "good reason," or if his employment is terminated without "cause," in addition to his base compensation through the date of termination, he will be entitled to a single lump sum severance payment equal to the sum of his base compensation for the prior calendar year preceding such termination, and he will continue to receive full benefits for a period of one full year following termination. Furthermore, if Mr. Romaniello resigns within 90 days after a "change of control" of the Surviving Corporation, the Surviving Corporation will be required to pay
Mr. Romaniello all fringe benefits and his base compensation through the date of termination, and all his vested rights will remain in effect and be deemed vested. Unless and until Mr. Romaniello is offered and accepts employment with an affiliate of the Investor Group, he will be entitled to receive for one year a monthly amount equal to one-twelfth of his base compensation for the prior calendar year preceding such termination and continuation of other benefits for himself, his spouse and dependents (other than perquisites, unless and except to the extent he is entitled to such benefits by reason of employment with another employer).

    EMPLOYMENT ARRANGEMENT WITH STEPHEN ARONSON

    The Company has agreed that upon consummation of the Offer, Stephen Aronson, the Company's vice president and general counsel, will be promoted to senior vice president. Upon consummation of the Merger, Mr. Aronson will receive a lump sum payment of $150,000 from the Company.

APPRAISAL RIGHTS

    No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, any holder of Shares at the Effective Time (a "Remaining Stockholder") will have certain rights under the DGCL to dissent and demand appraisal of its Shares. Under Section 262 of the DGCL, a

Remaining Stockholder who does not wish to accept the Purchase Price for its Shares pursuant to the Merger has the right to seek an appraisal and be paid the "fair value" of its Shares at the Effective Time (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to it in cash, provided that such holder complies with the provisions of Section 262 of the DGCL.

    The following is a brief summary of the statutory procedures to be followed by a Remaining Stockholder in order to dissent from the Merger and perfect appraisal rights under Delaware law. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is set forth in Annex B hereto. Any Remaining Stockholder considering demanding appraisal is advised to consult legal counsel. Dissenters' rights will not be available unless and until the Merger (or a similar business combination) is consummated.

    Remaining Stockholders of record who desire to exercise their appraisal rights must fully satisfy all of the following conditions. A written demand for appraisal of Shares must be delivered to the Secretary of USFS (1) before the taking of the vote on the approval and adoption of the Acquisition Agreement if the Merger is not being effected as a Short-Form Merger but rather is being consummated following approval thereof at a meeting of USFS' stockholders (a "Long-Form Merger") or (2) within 20 days after the date that the Surviving Corporation mails to the Remaining Stockholders a notice (the "Notice of Merger") to the effect that the Merger is effective and that appraisal rights are available (and includes in such notice a copy of Section 262 of the DGCL and any other information required thereby) if the Merger is being effected as a Short-Form Merger without a vote or meeting of the Company's stockholders. If the Merger is effected as a Long-Form Merger, this written demand for appraisal of Shares must be in addition to, and separate from, any proxy or vote abstaining from or against the approval of the Merger, and neither voting against, abstaining from voting, nor failing to vote on the Merger will constitute a demand for appraisal within the meaning of Section 262 of the DGCL. In the case of a Long-Form Merger, any stockholder seeking appraisal rights must hold the Shares for which appraisal is sought on the date of the making of the demand, continuously hold such Shares through the Effective Time, and otherwise comply with the provisions of Section 262 of the DGCL.

    In the case of both a Short-Form Merger and a Long-Form Merger, a demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

    A record owner, such as a broker, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which the holder is the record owner. In such case, the written demand must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements governing the exercise of appraisal rights before the date of any meeting of stockholders of USFS called to approve the Merger in the case of a Long-Form Merger and within 20 days following the mailing of the Notice of Merger in the case of a Short-Form Merger.

    Remaining Stockholders who elect to exercise appraisal rights must mail or deliver their written demands to: Secretary, U.S. Franchise Systems, Inc., 13 Corporate Square, Suite 250, Atlanta, Georgia 30329. The written demand for appraisal should specify the stockholder's name and mailing address, the number of Shares covered by the demand and that the stockholder intends to thereby demand appraisal of such Shares. In the case of a Long-Form Merger, USFS must, within ten days after the Effective Time, provide notice of the Effective Time to all stockholders who have complied with Section 262 of the DGCL and have not voted for approval and adoption of the Acquisition Agreement.

    In the case of a Long-Form Merger, Remaining Stockholders electing to exercise their appraisal rights under Section 262 must not vote for the approval of the Merger or consent thereto in writing. Voting in favor of the approval of the Merger, or delivering a proxy in connection with the stockholders meeting called to approve the Merger (unless the proxy votes against, or expressly abstains from the vote on, the approval and adoption of the Merger), will constitute a waiver of the Remaining Stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the Remaining Stockholder.

    Regardless of whether the Merger is effected as a Long-Form Merger or a Short-Form Merger, within 120 days after the Effective Time, either USFS or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the Shares owned by such stockholders, determining the fair value of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

    In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation..." The Delaware Supreme Court has construed Section 262 of the DGCL to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." However, the Court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger."

    Remaining Stockholders who in the future consider seeking appraisal should have in mind that the fair value of their Shares determined under Section 262 could be more than, the same as, or less than the Purchase Price if they do seek appraisal of their Shares, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. Moreover, USFS, as the surviving corporation in the Merger, intends to argue in any appraisal proceeding that, for purposes thereof, the "fair value" of the Shares is less than that paid in the Offer. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

    Any Remaining Stockholder who has duly demanded appraisal in compliance with
Section 262 of the DGCL will not, after the Effective Time, be entitled to vote for any purpose the Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time.

    At any time within 60 days after the Effective Time, any former holder of Shares shall have the right to withdraw his or her demand for appraisal and to accept the Purchase Price paid in the Merger. After this period, such holder may withdraw his or her demand for appraisal only with the consent of USFS, as the Surviving Corporation in the Merger. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, stockholders' rights to appraisal shall cease and all stockholders shall be entitled to receive the Purchase Price for their Shares. Inasmuch as USFS has no obligation to file such a petition, and Parent has no present intention to cause or permit the Surviving Corporation in the Merger to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

    Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.

    APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER IS CONSUMMATED. STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

    STOCKHOLDERS WHO SELL SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE PURCHASE PRICE PAID IN THE OFFER THEREFOR.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following summary describes the material United States federal income tax consequences relating to the Offer. The summary is based on the Code, existing and proposed Treasury Regulations promulgated thereunder, published administrative rulings and pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be applied on a retroactive, as well as prospective, basis.

    The summary deals only with Shares held as capital assets within the meaning of Section 1221 of the Code. This summary does not address all of the tax consequences that may be relevant to stockholders in light of their personal circumstances, or to certain types of stockholders including but not limited to certain financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, foreign persons, or stockholders holding the Shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes. Additional or alternative tax consequences may apply with respect to Shares acquired as compensation (including Shares acquired upon the exercise of compensatory options). In particular, the discussion of the tax consequences of an exchange of Shares for cash pursuant to the Offer applies only to a U.S. Holder. For purposes of this summary, a "U.S. Holder" is a holder of Shares that (1) is a citizen or resident of the United States, including persons deemed to be residents of the United States for federal income tax purposes (2) a corporation, partnership, limited liability company, or other entity created or organized in or under the laws of the United States, any state, or any political subdivision thereof, (3) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust the administration of which is subject to the primary supervision of a United States court and which has one or more United

States persons who have authority to control all of the substantial decisions of the trust. This summary also does not address the state, local, foreign, gift or estate tax consequences of participating, or declining to participate, in the Offer nor does it address the tax treatment of stockholders who exercise appraisal rights in the Merger.

    EACH STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR WITH REGARD TO PARTICIPATION IN THE OFFER AND THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO SUCH STOCKHOLDER'S PARTICULAR SITUATION

    The receipt of cash for Shares pursuant to the Offer and the Merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder will recognize gain or loss equal to the difference between
(1) the amount of cash received and (2) the stockholder's adjusted tax basis in the Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be long-term capital gain or loss if the holding period for the Shares exceeds one year. Long-term capital gains derived by individuals are eligible for reduced rates of taxation (generally, 20% under current law), while short-term capital gains are taxed at the same rate as ordinary income (currently, a 39.6% maximum rate). The deductibility of capital losses is restricted and, in general, may only be used to reduce capital gains to the extent thereof. However, taxpayers who are individuals may generally deduct annually $3,000 of capital losses in excess of their capital gains.

    Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a holder or other payee pursuant to the Offer must be withheld by the Depositary and remitted to the United States Treasury, unless the stockholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct. Therefore, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain stockholders (including among others all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, such an individual must submit a completed IRS Form W-8 BEN which is signed by the individual under penalties of perjury, attesting to the individual's exempt status. Backup withholding is not an additional tax; any amounts so withheld may be credited against the U.S. federal income tax liability of the beneficial owner subject to the withholding. A copy of the IRS forms may be obtained from the Depositary. See "The Tender Offer--Procedure for Tendering Shares--U.S. Federal Income Tax Backup Withholding."

BENEFICIAL OWNERSHIP OF SHARES

    The following table sets forth information regarding the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock as of October 2, 2000 by (1) each of HSA and Meridian; (2) each Participating Equityholder; and (3) each director and executive officer of the Company. None of Parent, SDI or, except for Mr. Geoga, any director or executive officer of the Purchaser, Parent, SDI, HSA or the general partner of Meridian beneficially owned any Shares as of October 2, 2000.

                                                    SHARES OF      PERCENT       SHARES OF      PERCENT
                                                 CLASS A COMMON       OF      CLASS B COMMON       OF
NAME OF BENEFICIAL OWNER                            STOCK(1)        CLASS        STOCK(1)        CLASS
------------------------                         ---------------   --------   ---------------   --------
Meridian Associates, L.P.......................     2,099,775(2)     12.2        1,509,453(3)     55.7%
HSA Properties, Inc............................        22,447(4)        *                0           0
USFS Acquisition Co............................     2,916,027(5)     16.9        1,585,648(6)     55.7
Michael A. Leven...............................       874,557(7)      5.1        1,509,453(8)     55.7
Andrea Leven...................................       233,032(9)      1.4          770,801(10)    28.5
Adam Leven.....................................       334,601(11)     1.9                0           0
Jonathan Leven.................................       389,885(12)     2.3                0           0
Robert Leven...................................       390,385(13)     2.3                0           0
Steven Romaniello..............................       198,716(14)     1.2                0           0
Neal K. Aronson................................       892,771(15)     5.2        1,509,453(16)    55.7
Dean Adler.....................................        75,500(17)       *                0           0
Irwin Chafetz..................................       371,100(18)     2.2                0           0
Douglas G. Geoga...............................         4,000(19)       *                0           0
Richard D. Goldstein...........................       266,478(20)     1.5                0           0
David T. Hamamoto..............................       401,500(21)     2.3                0           0
Jeffrey A. Sonnenfeld..........................        11,000(22)       *                0           0
David E. Shaw, Sr..............................        95,749(23)       *                0           0
Stephen D. Aronson.............................         9,250(24)       *                0           0

------------------------

 *  Represents less than 1% of the outstanding Shares.

(1) "Beneficial Ownership" includes Shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which are exercisable within 60 days after October 2, 2000. All of the listed persons have sole voting and investment power over the Shares listed opposite their names unless otherwise indicated in the notes below. In connection with the closing of the Offer and the Merger, all Restricted Shares will vest and will no longer be subject to forfeiture, and all outstanding stock options under the Plans will also vest. Due to the vesting of the Restricted Shares owned by members of management of the Company, those members of management will no longer be required to vote such Restricted Shares in the same manner that Mr. Leven and/or Mr. Aronson vote their Shares. In addition, in connection with the Acquisition Agreement, Mr. Aronson has entered into an agreement which will obligate him to, among other things, tender all of his Shares in the Offer. See "--Acquisition Agreement and Related Agreements--Aronson Agreement." Because the above-mentioned provisions are conditional in nature (and even if the Offer were to close, it is impossible to ascertain precisely how the beneficial ownership of these individuals would change), the table above does not reflect that such changes in beneficial ownership may occur, even though it is possible that such changes in beneficial ownership will occur within 60 days after October 2, 2000.

(2) Consists of shares of Class A Common Stock owned by Meridian as to which it reports sole voting power and shared dispositive power with the Purchaser pursuant to the Exchange Agreement.

(3) Consists of shares of Class B Common Stock owned by Neal Aronson as to which it reports shared dispositive power with the Purchaser and Neal Aronson pursuant to the Aronson Agreement.

(4) Consists of shares of Class A Common Stock owned by HSA as to which it reports sole voting power and shared dispositive power with the Purchaser pursuant to the Exchange Agreement.

(5) Consists of shares of Class A Common Stock as to which the Purchaser reports shared dispositive power with Meridian, HSA and the Leven Family pursuant to the Exchange Agreement.

(6) Consists of (i) 76,195 shares of Class B Common Stock as to which the Purchaser reports shared dispositive power with Michael Leven pursuant to the Exchange Agreement, and (ii) 1,509,453 shares of Class B Common Stock as to which the Purchaser reports shared dispositive power with the Purchaser and Neal Aronson pursuant to the Exchange Agreement.

(7) Consists of (i) 123,805 Restricted Shares held directly by Mr. Leven and as to which Mr. Leven has sole voting power and shares dispositive power with the Purchaser pursuant to the Exchange Agreement, (ii) 233,032 Restricted Shares held by Mr. Leven's wife, which are voted by Mr. Leven,
    (iii) 310,401 unrestricted Shares (Shares purchased from the Company by Michael Leven and Neal Aronson that, pursuant to the applicable purchase agreement, may be repurchased from Messrs. Leven and Aronson and reissued to the Company's employees), which have been reallocated to other members of management and are voted in the same manner that Mr. Leven votes his Shares,
    (iv) 95,972 Shares that were designated as Restricted Shares pursuant to Mr. Leven's purchase agreement, which have been reallocated to other members of management and by virtue of a 1996 amendment thereto are voted in the same manner that Mr. Leven votes his unrestricted Shares, and (v) 111,347 Restricted Shares owned by Mr. Aronson, which are voted by Mr. Leven.

(8) Consists of (i) 351,470 unrestricted Shares, as to which Mr. Leven has sole voting power, (ii) 770,801 Shares held by Mr. Leven's wife as unrestricted Shares, which are voted by Mr. Leven, (iii) 311,007 unrestricted Shares owned by Mr. Aronson, which are voted by Mr. Leven, and (iv) 76,195 unrestricted Shares, as to which Mr. Leven has sole voting power and shares dispositive power with the Purchaser pursuant to the Exchange Agreement.

(9) Consists of 233,032 Shares as to which pursuant to a voting agreement, Mrs. Leven has transferred voting power to Mr. Leven of which 200,000 Shares as to which Mrs. Leven shares dispositive power with the Purchaser pursuant to the Exchange Agreement.

(10) Pursuant to a voting agreement, all of these Shares are voted by Mr. Leven.

(11) Adam Leven shares dispositive power with respect to 156,666 of these Shares with the Purchaser pursuant to the Exchange Agreement.

(12) Jonathan Leven shares dispositive power with respect to 156,667 of these Shares with the Purchaser pursuant to the Exchange Agreement. Jonathan Leven has the right to purchase 1,500 of the Shares upon the exercise of stock options.

(13) Robert Leven shares dispositive power with respect to 156,667 of these Shares with the Purchaser pursuant to the Exchange Agreement. Robert Leven has the right to purchase 2,000 of the Shares upon the exercise of stock options.

(14) Consists of (i) 5,000 Shares as to which Mr. Romaniello has sole voting and dispositive power, (ii) 147,883 unrestricted Shares, of which 88,730 Shares must be voted in the same manner as Mr. Leven votes his Shares and 59,153 Shares which must be voted in the same manner as Mr. Aronson votes his Shares, (iii) 40,333 Restricted Shares, of which 20,167 Shares must be voted in the same manner as Mr. Leven votes his Shares and 20,166 Shares which must be voted in the same manner as Mr. Aronson votes his Shares, and
    (iv) stock options for 5,500 shares of Class A Common Stock at $4.50 per Share which are fully vested.

(15) Consists of (i) 478,518 Restricted Shares held directly by Mr. Aronson and as to which Mr. Aronson has sole voting power, (ii) 111,347 Restricted Shares to which Mr. Aronson has transferred voting power to Mr. Leven,
    (iii) 95,972 Shares that were designated as Restricted Shares, which have been reallocated to other members of management and are voted by them in the same manner that Mr. Aronson votes his Shares and (iv) 206,934 Shares that were designated as unrestricted Shares, which have been reallocated to other members of management and are voted by them in the same manner that Mr. Aronson votes his Shares.

(16) Consists of 1,509,453 Shares designated as unrestricted Shares to which Mr Aronson shares dispositive power with the Purchaser pursuant to the Exchange Agreement and which Mr. Aronson has sole voting power as to 1,198,466 Shares and has transferred voting power to Mr. Leven as to 311,007 Shares.

(17) Consists of (i) 7,000 Shares as to which Mr. Adler has sole voting and investment power, (ii) stock options for 2,000 shares of Class A Common Stock at $13.50 per Share which are fully vested, (iii) stock options for 2,000 shares of Class A Common Stock at $10.00 per Share which are fully vested, (iv) stock options for 2,000 shares of Class A Common Stock at $9.78 per Share which are fully vested and (v) 62,500 Shares of Class A Common Stock owned collectively by Lubert-Adler Real Estate Opportunity Fund L.P., Lubert-Adler Real Estate Opportunity Fund II, L.P. and Lubert-Adler Capital Real Estate Opportunity Fund, L.P. (collectively, "Lubert-Adler"), entities controlled by Mr. Adler.

(18) Consists of (i) 365,100 Shares as to which Mr. Chafetz has sole voting and investment power, (ii) stock options for 2,000 shares of Class A Common Stock at $13.50 per Share which are fully vested, (iii) stock options for 2,000 shares of Class A Common Stock at $10.00 per Share which are fully vested and (iv) stock options for 2,000 shares of Class A Common Stock at $9.78 per Share which are fully vested.

(19) Consists of (i) stock options for 2,000 shares of Class A Common Stock at $13.00 per Share which are fully vested and (ii) stock options for 2,000 shares of Class A Common Stock at $9.78 per Share which are fully vested.

(20) Consists of (i) 79,778 Shares as to which Mr. Goldstein has sole voting and investment power, (ii) stock options for 2,000 shares of Class A Common Stock at $13.50 per Share which are fully vested, (iii) stock options for 2,000 shares of Class A Common Stock at $10.00 per Share which are fully vested, (iv) stock options for 2,000 shares of Class A Common Stock at $9.78 per Share which are fully vested and (v) 180,700 Shares owned by Alpine Hospitality Equities LLC ("Alpine Equities"). Mr. Goldstein shares voting and investment power with respect to the Shares owned by Alpine Equities.

(21) Consists of (i) stock options for 2,000 Shares of Class A Common Stock at $13.00 per Share which are fully vested; (ii) stock options for 2,000 shares of Class A Common Stock at $9.78 per Share which are fully vested and
    (iii) 397,500 shares of Class A Common Stock owned by Sextant Trading LLC ("Sextant"), an entity owned beneficially by NorthStar Capital Investment Corp. (together with its affiliates, "NorthStar"), of which Mr. Hamamoto is a director. Mr. Hamamoto disclaims beneficial ownership of the Shares owned by Sextant.

(22) Consists of (i) 5,000 Shares as to which Dr. Sonnenfeld has sole voting and investment power, (ii) stock options for 2,000 shares of Class A Common Stock at $13.50 per Share which are fully vested, (iii) stock options for 2,000 shares of Class A Common Stock at $10.00 per Share which are fully vested, and (iv) stock options for 2,000 shares of Class A Common Stock at $9.78 per Share which are fully vested.

(23) Consists of (i) 8,000 Shares as to which Mr. Shaw has sole voting and investment power, (ii) 56,862 unrestricted Shares, of which 34,117 Shares must be voted in the same manner as Mr. Leven votes his

    Shares and 22,743 Shares which must be voted in the same manner as Mr. Aronson votes his Shares, (iii) 26,887 Restricted Shares, of which 13,444 Shares must be voted in the same manner as Mr. Leven votes his Shares and 13,443 Shares which must be voted in the same manner as Mr. Aronson votes his Shares, (iv) stock options for 3,000 shares of Class A Common Stock at $13.50 per Share which are fully vested, and (v) stock options for 1,000 shares of Class A Common Stock at $8.13 per Share which are fully vested.

(24) Consists of (i) 4,500 Shares as to which Mr. Aronson has sole voting and investment power and (ii) stock options for 4,750 Shares of Class A Common Stock at $4.50 per Share which are fully vested.

TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES OF COMMON STOCK

    On March 12, 1998, the Company completed a series of transactions which enabled it to acquire the Hawthorn Suites ("Hawthorn") brand of hotels (the "Hawthorn Acquisition"). Prior to the Hawthorn Acquisition, Hawthorn Suites Associates, an Illinois joint venture controlled by Pritzker family business interests, and HSA (collectively, the "Hawthorn Sellers"), collectively owned 99% of the membership interests in HSA Properties, L.L.C., a Delaware limited liability company ("HSA LLC") that owned all of the trademarks, copyrights and other intellectual property related to the Hawthorn brand. Immediately prior to the Hawthorn Acquisition, all membership interests in HSA LLC were transferred to the Company in a transaction whereby (1) Hawthorn Suites Associates, Inc., an entity controlled by Pritzker family business interests was issued 2,199,775 shares of Class A Common Stock, and (2) HSA was issued 22,447 shares of Class A Common Stock. Since the remaining 1% membership interest in HSA LLC was owned by USFS, following the Hawthorn Acquisition, HSA LLC became a wholly-owned subsidiary of the Company. The Company has the exclusive right to franchise the Hawthorn brand of hotels and to retain 100% of the royalties derived therefrom. In connection with the Hawthorn Acquisition, Meridian, HSA, Messrs. Leven and Aronson and the Company entered into a Shareholders Agreement dated as of March 12, 1998 (the "HSA Shareholders Agreement"). Pursuant to the HSA Shareholders Agreement, Meridian and HSA have agreed to certain standstill provisions on customary terms with respect to the acquisition of additional Shares, and have been granted certain tag-along rights on customary terms in connection with sales of Common Stock by Mr. Leven, Mr. Aronson and certain other holders of Common Stock and have been granted certain demand registration rights and piggy-back registration rights on customary terms.

    Pursuant to the terms of the HSA Shareholders Agreement, Meridian and HSA may propose a nominee for director of the Company and the Company will use its best efforts to cause such nominee's election. Pursuant to the terms of the HSA Shareholders Agreement, Meridian and HSA initially nominated, and the Board of Directors initially elected, Mr. Geoga to the Board of Directors in March 1998. At such time that Mr. Geoga (or his successor) no longer is a director of the Company, Meridian and HSA may propose to the Company as a nominee for election as a director of the Company a person who (1) has recognized standing in the business community, (2) is not a former director, officer or employee of the Company and (3) does not have a conflict of interest with the Company and is at that time either the President of Hyatt Hotels Corporation or a person who is otherwise reasonably acceptable to the Company. In connection with the execution of the Acquisition Agreement, Meridian, HSA, Messrs. Leven and Aronson and the Company entered into an agreement which provides for the termination of the HSA Shareholders Agreement in its entirety upon the consummation of the Offer.

    In connection with the execution of the Recapitalization Agreement, the Investor Group and the Participating Equityholders entered into agreements, including with respect to the election of directors, that never became effective due to the termination of the Recapitalization Agreement.

    Except as set forth in this Offer to Purchase, no transactions in the Shares have been effected during the past 60 days by (1) USFS or its associates or majority-owned subsidiaries, (2) any of the Acquirors or their associates or majority-owned subsidiaries, (3) any of the Participating Equityholders, (4) to the knowledge of any Acquiror, the Company or any Participating Equityholder, any other person listed on Schedule I or II attached hereto, or (5) any pension, profit-sharing or similar plan of USFS.

    Except as described in this Offer to Purchase, since commencement of the Company's second full fiscal year preceding the date of this Offer to Purchase, no purchases of Shares were made by any Acquiror, any Participating Equityholder or, to the knowledge of any Acquiror, the Company or any Participating Equityholder, any other person listed on Schedule I or II attached hereto.

    Except as set forth in this Offer to Purchase, neither any Acquiror, any Participating Equityholder or the Company, nor, to the knowledge of any Acquiror, any Participating Equityholder or the Company, any other person listed on Schedule I or II attached hereto is a party to any agreement, arrangement or understanding with any other person or with respect to any securities of the Company (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). Except as described in this Offer to Purchase, since the second full fiscal year preceding the date of this Offer to Purchase, no negotiations, transactions or material contacts concerning a merger, consolidation, acquisition, tender offer for or other acquisition of any securities of USFS, election of directors of USFS, or sale or other transfer of a material amount of assets of USFS have been entered into or have occurred between (1) USFS or its affiliates and any Acquiror, any Participating Equityholder or, to the knowledge of any Acquiror, any Participating Equityholder or the Company, any other person listed on Schedule I or II attached hereto, (2) any affiliates of USFS or
(3) USFS or any of its affiliates and any unaffiliated person. Except as described in this Offer to Purchase, since the third fiscal year preceding the date of this Offer to Purchase, none of the Acquirors, the Participating Equityholders or the Company has made any underwritten public offering of the Shares that was (1) registered under the Securities Act or (2) exempt from registration under the Securities Act pursuant to Regulation A thereunder. Except as set forth in this Offer to Purchase, none of any Acquiror, any Participating Equityholder or, to the knowledge of any Acquiror, any Participating Equityholder or the Company, any other person listed on
Schedule I or II attached hereto has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported herein under the rules and regulations of the SEC applicable to the Offer.

    Except as described in this Offer to Purchase, the Purchaser has been advised by the Company that, to the Company's knowledge, the directors and executive officers of the Company intend to tender all Shares held by them pursuant to the Offer other than their Restricted Shares. Therefore, they will receive the Purchase Price (1) for their tendered Shares at the time of the consummation of the Offer and (2) for their Restricted Shares at the time of the consummation of the Merger.

INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER

    In considering the recommendation of the Board of Directors, the Independent Directors and the Participating Equityholders with respect to the Offer and the Merger, stockholders should be aware that the Participating Equityholders and some directors and executive officers of the Company have interests in the Offer and the Merger which are described herein and may present them with potential conflicts of interests. The Board of Directors and the Independent Directors were aware of these potential conflicts of interest and considered them along with the other matters described under "--Recommendation of the Independent Directors and the Board of Directors of USFS; Fairness of the Offer and the Merger." Currently, of the nine directors of the Company, only Douglas G. Geoga is affiliated with the Purchaser. Upon consummation of the Offer, Parent has agreed to appoint Mr. Leven to the Purchaser's board of directors. Upon consummation of the Merger, Parent has indicated that it will appoint
Mr. Romaniello to the Surviving Corporation's board to serve as a director with Mr. Leven and the current directors of the Purchaser.

    OWNERSHIP OF SHARES

    According to USFS, the directors and executive officers of USFS and the Leven Family as a group beneficially owned, as of October 2, 2000, approximately 4,551,833 Shares (excluding Shares issuable upon exercise of options). Assuming that, other than the Shares to be transferred to the Purchaser by the Leven Family pursuant to the Exchange Agreement and Restricted Shares, all such Shares are tendered pursuant to the Offer, such persons (including Messrs. Leven and Romaniello) would receive an aggregate of approximately $15,093,015 for their Shares. In addition, according to USFS, as of such date, executive officers and directors of USFS held options to purchase an aggregate of approximately 161,807 Shares, of which approximately 62,250 are currently exercisable, and approximately 754,003 Restricted Shares. The Purchaser is not offering as part of the Offer to purchase any options outstanding under the Plans or any Restricted Shares, and tenders of options or Restricted Shares will not be accepted. Immediately following consummation of the Offer, each and every outstanding option to purchase Shares pursuant to the Plans will automatically be deemed exercisable. Upon consummation of the Offer, each of the options that has not been exercised will convert automatically into the right to receive, upon closing of the Merger, an amount in cash equal to the greater of (1) $0.01 and (2) the amount, if any, by which the Purchase Price exceeds the exercise price per share of such option. In addition, immediately following consummation of the Offer, each Restricted Share will vest and be entitled to receive, upon closing of the Merger, an amount in cash equal to the Purchase Price. Assuming that no taxes are required to be withheld and taking into account the Restricted Shares being transferred to the Purchaser by the Leven Family pursuant to the Exchange Agreement, the directors and executive officers of USFS as a group (including Messrs. Leven and Romaniello) will receive an aggregate of approximately $4,098,380 in respect of their options and Restricted Shares.

    Parent, the Purchaser and SDI do not currently own any Shares. HSA and Meridian currently own an aggregate of 2,122,222 Shares. Pursuant to the Exchange Agreement, Meridian and HSA have agreed not to tender their Shares in the Offer, and instead, after consummation of the Offer, but prior to the Merger, Meridian and HSA will transfer their Shares to the Purchaser in exchange for 2,122,222 shares of the Purchaser's common stock.

    EMPLOYMENT AGREEMENTS

    Concurrently with the execution of the Acquisition Agreement, USFS entered into the Employment Agreements with Messrs. Leven and Romaniello. The Employment Agreements, which are effective upon consummation of the Merger, provide that, among other things, Messrs. Leven and Romaniello will be officers of the Surviving Corporation, receive a specified salary and certain Rights and be entitled to bonuses. Pursuant to his Employment Agreement, Mr. Romaniello has received a one-time opportunity to purchase 400,000 newly-issued shares of the Surviving Corporation's common stock at $5.00 per share that he may exercise within 270 days after consummation of the Merger. See "Special Factors--The Acquisition Agreement and Related Agreements--Employment Agreements."

    ARONSON AGREEMENT

    In connection with the execution of the Acquisition Agreement, the Purchaser and Meridian entered into the Aronson Agreement with Neal Aronson which obligates Mr. Aronson to tender all 1,509,453 Shares over which he has dispositive control in the Offer, which represents all his Shares other than his 589,865 Restricted Shares.

    SEPARATION AGREEMENT

    The Separation Agreement provides that Mr. Aronson will resign from his employment with the Company 60 days after the date of acceptance of Shares for purchase pursuant to the Offer. The Separation Agreement also provides
Mr. Aronson with severance benefits including: (1) a cash payment of

$350,000 payable on his Ending Date, (2) an office and office support for 30 days after his Ending Date, (3) reimbursement of up to $15,000 of expenses for the pursuit of other employment opportunities, (4) reimbursement of up to $10,000 of legal fees in connection with the Separation Agreement and reimbursement of up to $15,000 of relocation expenses, and (5) certain other benefits including split-dollar life insurance and medical coverage for Mr. Aronson and his dependents paid for by the Company for 16 months after his Ending Date (to the extent that Mr. Aronson is not eligible for similar coverage provided by another employer). The Separation Agreement provides for mutual releases of the parties effective upon the date of acceptance of Shares for purchase pursuant to the Offer.

    EXCHANGE AGREEMENT

    Pursuant to the Exchange Agreement, Meridian and HSA have agreed to transfer their 2,122,222 Shares to the Purchaser, after consummation of the Offer, but prior to the Merger, in exchange for an equal number of shares of the Purchaser's common stock. Pursuant to the Exchange Agreement, the Leven Family has agreed to transfer an aggregate of 870,000 Shares to the Purchaser, after consummation of the Offer, but prior to the Merger, in exchange for an equal number of shares of the Purchaser's common stock. These Shares exchanged pursuant to the Exchange Agreement will not be tendered in the Offer.

CERTAIN OTHER RELATIONSHIPS AND RELATED TRANSACTIONS

    The following is a description of certain relationships and transactions entered into by the Company with its executive officers and directors since the commencement of the Company's second full fiscal year preceding the date of this Offer to Purchase. This description was obtained from the Company and its publicly available documents filed with the SEC.

    TRANSACTIONS ENTERED INTO IN CONNECTION WITH THE DEVELOPMENT FUND

    Dean S. Adler, a director of the Company, is a principal of the entity that controls Lubert-Adler. Irwin Chafetz, a director of the Company, is an investor in Lubert-Adler. In connection with the formation of the Constellation Development Fund, LLC (the "Development Fund"), the Company sold 62,500 shares of Class A Common Stock to Lubert-Adler for $703,000 at a price of $11.25 per share on March 17, 1998. The closing price of the Class A Common Stock on
March 17, 1998, as reported on the Nasdaq National Market, was $13.00 per share, resulting in a discount of $109,375 to Lubert-Adler. In addition, Lubert-Adler was issued the right to acquire an additional 62,500 shares of Class A Common Stock, exercisable on a pro rata basis within 18 months of the commitment of the Development Fund's capital, at an exercise price of $11.25 per share, which right has expired. The purchase price for the shares of Class A Common Stock issued to Lubert Adler and the exercise price for the additional shares were negotiated on an arm's length basis between the Company and NorthStar, a participant in the Development Fund. The Company will also be paid approximately $3.5 million over the first five years to manage the Development Fund and has earned $2,250,000 of such payments as of June 30, 2000 ($1,000,000 in 1998,
$1,000,000 in 1999 and $250,000 in 2000 through June 30, 2000.)

    On October 31, 1998, the Development Fund entered into a $60 million senior credit facility with NationsBank, N.A. The Company is a party to an Indemnity Agreement dated October 31, 1998 in favor of NationsBank, N.A. ("Agent") and the lenders are a party to the senior lending facility, which requires the Company to indemnify Agent and the lenders under certain limited circumstances including, but not limited to, fraud, intentional misrepresentation or misappropriation of funds by the Company, the Development Fund, Constellation Lending Fund, LLC, or Constellation Equity Corp. Availability under this credit facility has been reduced to $12,000,000. Outstanding borrowings under the credit facility as of June 30, 2000 were approximately $8.7 million. As of February 21, 2000, the managers of the Development Fund agreed that no additional projects will be commenced in the future. In connection with the establishment of the Development Fund, the Company committed to make a loan of up to $10 million to

Constellation Equity Corp., an entity controlled by NorthStar ("Constellation"). Constellation will use the funds to make an investment which is subordinated to certain debt and equity returns of investors in the Development Fund. The loan bears interest at an annual rate of 8%, is non-recourse and is repayable from distributions and payments made to Constellation from the Development Fund. As of June 30, 2000, the Company had made loans of approximately $4.3 million in the aggregate to Constellation ($2,663,725 in 1998, $3,003,626 in 1999 and ($1,321,443) in 2000 through June 30, 2000). Due to the uncertainty surrounding ultimate recoverability of the subordinated loans, the Company is accounting for them on the cost-recovery basis, where interest income is recorded only after recovery of principal.

    Richard D. Goldstein, a director of the Company, is an Executive Vice President and a Senior Managing Director of the general partner of Alpine Equity Partners L.P., an entity that is a member of Alpine Rockport LLC ("Rockport"). Rockport is a member of three entities which have entered into certain financing arrangements with an affiliate of the Development Fund for the construction of three Microtel projects. Rockport or its affiliates have also entered into franchise and management agreements with the Company relating to the three aforementioned Microtel projects pursuant to which the Company has received fees of $260 in 1998 and $152,987 in 1999 and $66,458 in the first quarter of 2000.
The Company recently terminated the management agreements with Rockport and its affiliates. The Company considers the terms of the franchise, management and financing arrangements with Rockport and its affiliates to be commercially reasonable and reflective of standard agreements that the Company generally executes with third parties.

    TRANSACTIONS ENTERED INTO IN CONNECTION WITH THE BEST INNS ACQUISITION

    Richard D. Goldstein, a director of the Company, is an Executive Vice President and a Senior Managing Director of the general partner of Alpine Equity Partners L.P., the entity that indirectly owns and controls a majority of Alpine Hospitality Ventures LLC ("Ventures") and Alpine Equities, an affiliate of Ventures. As part of the acquisition of Best Inns & Suites ("Best Inns") on April 28, 1998, the Company entered into, directly and indirectly, a number of transactions with Ventures and Alpine Equities. Ventures purchased 17 Best Inns Hotels (the "Acquired Hotels") for a total purchase price of $84 million. In connection with Ventures' acquisition of these hotels, the Company made a $15 million unsecured subordinated loan to Ventures at interest rate of 12% per annum, interest on which will be paid in cash to the extent of available cash and otherwise will be paid-in-kind. The loan is subordinated to a guarantee provided by Ventures in connection with a third-party senior loan in the principal amount of approximately $65 million to its subsidiary that acquired 17 Best Inns hotels in the Best Inns acquisition and is structurally subordinated to such third party loan. The Company was committed to make up to $7.5 million of additional loans to Ventures under certain circumstances, including if required by Ventures in order to achieve compliance with certain debt service coverage ratios in order to obtain an extension of the maturity date of the loan, or to obtain the release of a property from the senior lender's liens in connection with a condemnation, casualty or otherwise. No additional loans, however, were made pursuant to such commitment, which was terminated on June 2, 2000, as described below.

    In connection with the Best Inns acquisition, the Company entered into franchise and management agreements with Ventures for the Acquired Hotels. Fees under these agreements were to be deferred to the extent there was insufficient cash flow at the Acquired Hotels to pay them. A portion of these fees was deferred in the fourth quarter of 1999 and the first quarter of 2000.

    In the fourth quarter of 1999, the Company was advised that the senior lender informed Ventures of its intention to institute a "lock-box" arrangement, thereby eliminating the payment of cash interest to the Company on its subordinated loan while such arrangement is in place. The Company will continue to receive interest payments in-kind, but will not include such in-kind payments in income. In March 2000, the lock-box agreement was executed. The Company has taken a $15.5 million reserve during the fourth quarter of 1999 against the value and accrued interest of the loan.

    In connection with Ventures' acquisition of the Best Inn hotels, the Company entered into the following additional transactions with Ventures and Alpine
Equities: (1) the Company issued 350,000 shares (the "Alpine Shares") of
Class A Common Stock to Alpine Equities for a cash purchase price of $1.6 million and granted to Alpine Equities certain demand and piggy-back registration rights on customary terms as well as certain tag-along rights,
(2) the Company entered into a management contract to pay to Alpine Equities $1,000 per year for each Best Inns hotel that is added to the USFS system of hotels after the closing date of the transaction (the "New Hotel Fee"). The Company received $1,361,406 in fees in 1998, $1,881,915 in fees in 1999 and $30,000 in fees in the first quarter of 2000 pursuant to the management and franchise arrangements with the Alpine entities and the Company paid $3,833 and $45,332 in New Hotel Fees to Alpine Equities in 1998 and 1999, respectively.

    On June 2, 2000, the Company entered into a series of agreements with Ventures and certain of its affiliates relating to the arrangements described above. Ventures and the Company agreed, among other things, to terminate the Company's role as manager of the 17 Acquired Hotels and Ventures agreed to terminate the Company's commitment to make up to $7,500,000 of additional subordinated loans. The Company agreed to make a payment of $2,400,000 in connection with the termination of the $7,500,000 commitment, as well as a payment of $100,000 in connection with the termination of the management agreement and certain related obligations. One-half of the total $2,500,000 obligation was paid in cash, and the other half was paid through the issuance of a promisory note that bears interest at the rate of 5% per annum and matures upon the earlier to occur of October 2, 2000 and the closing of the Recapitalization Transaction. The Company remains entitled to deferred management fees earned from the Acquired Hotels prior to June 2, 2000, to the extent there is available cash to pay such fees. On September 28, 2000, the Company and Ventures agreed to amend their promissory note to provide for a payment on October 2, 2000 to Ventures by the Company in the amount of $625,000, together with all interest accrued on the full principal amount of the original note. The remaining principal balance of the original note shall be due and payable on the earlier of (1) December 4, 2000 and (2) the date of the Purchaser's first payment for Shares pursuant to the Offer. The interest rate on the balance remaining after the October 2, 2000 payment shall be 10% per annum.

    MISCELLANEOUS

    To date, the Company has invested $6,237 in the general partner of Equity Partners, L.P., a limited partnership which invested from time to time in certain entities which own Microtel hotels. Dean Adler, a director of the Company, owns a profits interest in CMS Entrepreneurial Associates, L.P., one of the limited partners of Equity Partners, L.P.

    Howard and Lawrence Chafetz, sons of Irwin Chafetz, a director of the Company, have established certain limited liability companies to acquire and operate Microtel and Best Inn hotels. To date, the limited liability companies have entered into four franchise agreements with the Company, and have opened one Microtel and one Best Inn which have resulted in fees to the Company of $0, $23,806 and $86,351 in 1997, 1998 and 1999, respectively and $16,460 in the first quarter 2000. Fees through 1999 also included those attributable to a management agreement, which is no longer in effect.

    Mr. Leven's sons, Jonathan Leven and Robert Leven, both of whom are Participating Equityholders, were employed by the Company during 1997, 1998 and 1999 and received total compensation of $170,913, $94,746 and $141,012 and $119,150, $130,612 and $87,250, respectively. Jonathan Leven continues to be employed by the Company on a full-time basis. Since May 2000, Robert Leven has been engaged by the Company as a consultant.

                                THE TENDER OFFER

TERMS OF THE OFFER

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions or any extension or amendment), the Purchaser will purchase all outstanding Shares validly tendered and not properly withdrawn before the Expiration Date at the Purchase Price. The term "Expiration Date" means 12:00 midnight, New York City time, on November 1, 2000, unless and until the Purchaser shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

    The Offer is subject to certain conditions set forth in "--Conditions to the Offer." If the conditions to the Offer have not been satisfied or waived prior to the Expiration Date, subject to the terms of the Acquisition Agreement, the Purchaser expressly reserves the right (but shall not be obligated) to
(1) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders, (2) waive all unsatisfied conditions to the Offer (other than the Minimum Condition, which can only be waived with the Company's consent) and, subject to any required extension, purchase all Shares validly tendered and not properly withdrawn prior to the Expiration Date or (3) extend the Offer and, subject to the right of stockholders to withdraw Shares until the new Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended.

    The Purchaser may, without the consent of the Company, and expressly reserves the right (but shall not be obligated) to, extend the Offer, and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary, (1) if any of the conditions to the Offer is not satisfied or waived by the Expiration Date and (2) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer; provided, however, that if any condition to the Offer is not satisfied or waived by the Expiration Date, but can reasonably be expected to be satisfied by December 31, 2000, the Purchaser will extend the Offer until the condition is satisfied or waived, but in no event later than December 31, 2000. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER, EVEN IF SUCH SHARES ARE PURCHASED DURING A SUBSEQUENT OFFERING PERIOD (AS DEFINED BELOW), OR ANY DELAY IN PAYING FOR SUCH SHARES.

    Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. An announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 13e-3(e), 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform them of such changes), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 13e-3(e), 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

    Pursuant to Rule 14d-11 under the Exchange Act, the Purchaser may, in the event that all conditions to the Offer have been satisfied or waived as of the Expiration Date and subject to the requirements of Rule 14d-11 described below, provide for a subsequent offering period following the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer (a "Subsequent Offering Period"). The Purchaser may extend (or re-extend) such Subsequent Offering Period up to an aggregate of 20 business days. A Subsequent Offering Period is an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer. A Subsequent Offering Period is not an extension of the Offer, which already will have been completed.

    During a Subsequent Offering Period, the Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. Pursuant to Rule 14d-11, the Purchaser may provide a Subsequent Offering Period so long as, among other things, (1) the initial 20-business day period of the Offer has expired, (2) the Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (3) the Purchaser immediately accepts and promptly pays for all Shares tendered during the Offer prior to its expiration,
(4) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (5) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period.

    The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended) and as promptly as practicable after the Expiration Date, the Purchaser will accept for payment and pay the Purchase Price for (and thereby purchase) Shares validly tendered and not properly withdrawn before the Expiration Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates for such Shares or a timely confirmation of the book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined below), (2) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined below), and (3) any other documents required by the Letter of Transmittal.

    The Purchaser will be deemed to have accepted for payment (and therefore purchased) Shares that are properly tendered and not properly withdrawn (subject to the terms and conditions of the Offer) only when, as and if it gives oral or written notice to the Depositary of its acceptance of Shares for payment pursuant to the Offer. The Purchaser will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to the tendering stockholders whose Shares have been accepted for payment. The Depositary will pay tendering stockholders for all purchased Shares promptly after the Expiration Date. Payment for Shares tendered by book-entry transfer will be paid to stockholders via the Book-Entry Transfer Facility. Under no circumstances will interest be paid on amounts to be paid to tendering stockholders, regardless of any delay in making such payment.

    Certificates for any Shares not purchased will be returned or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility, as promptly as practicable following the expiration or termination of the Offer without expense to the tendering stockholder.

    If prior to the Expiration Date, Purchaser increases the consideration to be paid per Share pursuant to the Offer, such increased consideration will be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

    The Purchaser will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to it or its order pursuant to the Offer. However, if payment of the Purchase Price is to be made to, or Shares not tendered or not purchased are to be registered in the name of, any person other than the registered holder, or if tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder, such other person or otherwise) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See Instruction 6 to the Letter of Transmittal.

    ANY TENDERING STOCKHOLDER OF RECORD (OR OTHER PAYEE) WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACK-UP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE "--PROCEDURE FOR TENDERING SHARES--U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING" AND "SPECIAL FACTORS--CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES."

PROCEDURE FOR TENDERING SHARES

    PROPER TENDER OF SHARES

    To validly tender Shares pursuant to the Offer:

        (a) tendering stockholders must deliver the certificates representing their Shares and a properly completed and duly executed Letter of Transmittal to SunTrust Bank, the Depositary for the Offer, at one of its addresses appearing on the back of this Offer to Purchase before the Expiration Date; or

        (b) the Depositary must receive a confirmation of book-entry transfer of the tendering stockholders' Shares and a properly completed Letter of Transmittal, or an Agent's Message, before the Expiration Date; or

        (c) the tendering stockholder must comply with the guaranteed delivery procedures described below.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE STOCKHOLDER. SHARES AND DOCUMENTS WILL ONLY BE CONSIDERED DELIVERED WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

    BOOK ENTRY DELIVERY

    The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two businesses days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for book-entry transfer. Confirmation of a book-entry transfer of Shares to the Depositary's account at the Book-Entry Facility must be received by the Depositary prior to the Expiration Date for the tender of the Shares to be effective. Although the delivery of Shares may be effected through book-entry transfer, a properly executed Letter of Transmittal (or facsimile thereof), or an Agent's Message, together with any required signature guarantees and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back of this Offer to Purchase before the Expiration Date, or the guaranteed delivery procedure described below must be followed. DELIVERY OF REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY AND WILL NOT CONSTITUTE A VALID TENDER OF SHARES.

    The term "Agent's Message" means a message transmitted by electronic means by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of book-entry confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

    GUARANTEE OF SIGNATURES; ENDORSEMENT OR STOCK POWERS

    No signature guarantee on a Letter of Transmittal is required if (1) the Letter of Transmittal is signed by the registered holder(s) (which term, for these purposes, shall include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (2) such Shares are tendered for the account of a member firm of a registered national securities exchange or the National Association of Securities Dealers, Inc., by a commercial bank or trust company having an office or correspondent in the United States which is a participant in an approved Signature Guarantee Medallion Program or by an "eligible guarantor institution" within the meaning of Rule 17Ad-5 of the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"). See Instruction 1 to the Letter of Transmittal. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a certificate representing Shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

    GUARANTEED DELIVERY

    If a stockholder desires to tender Shares pursuant to the Offer and the stockholder's Share certificates are not immediately available or cannot be delivered to the Depositary before the Expiration Date or the stockholder cannot complete the procedure for book-entry transfer on a timely basis or if the time will not permit all required documents to reach the Depositary before the Expiration Date, the Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

        (a) the tender is made by or through an Eligible Institution;

        (b) the Depositary receives by hand, mail, overnight courier or facsimile transmission, before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

        (c) the certificates for all tendered Shares, in proper form for transfer, or confirmation of book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq trading days after the date of execution of the Notice of Guaranteed Delivery.

    U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING

    To avoid U.S. federal income tax backup withholding equal to 31% of the gross payments received pursuant to the Offer, each stockholder must provide the Depositary with the stockholder's correct taxpayer identification number (social security number or employer identification number) and certify that such stockholder is not subject to backup withholding by properly completing the Substitute W-9 included in the Letter of Transmittal. Stockholders other than "U.S. Holders" (as defined in "Special Factors--Certain United States Federal Income Tax Consequences") must submit a properly completed IRS Form W-8 BEN, certifying Non-United States status, in order to avoid backup withholding. Such forms may be obtained from the Depositary. For a discussion of the material federal income tax consequences to stockholders who tender Shares in the Offer, see "Special Factors--Certain United States Federal Income Tax Consequences."

    APPOINTMENT AS ATTORNEY-IN-FACT AND PROXY

    The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser on the terms and subject to the conditions of the Offer.

    By executing a Letter of Transmittal, or delivering an Agent's Message, as set forth above, a tendering stockholder irrevocably appoints each designee of the Purchaser as such stockholder's attorney-in-fact and proxy, with full power of substitution, to vote in such manner as such attorney-in-fact and proxy (or any substitute thereof) shall deem proper in its sole discretion, and to otherwise act (including pursuant to written consent) to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser. All such proxies shall be considered coupled with an interest in the tendered Shares and shall be irrevocable. This appointment will be effective if, when, and only to the extent that, the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given (and, if given, will not be deemed effective). The designees of Purchaser will, with respect to the Shares, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's stockholders, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise all rights, including, without limitation, all voting rights, with respect to such Shares and receive all dividends and distributions.

    DETERMINATION OF VALIDITY; DEFECTS

    All questions as to the number of Shares to be accepted, the price to be paid therefor, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, and its determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of Shares that it determines are not in proper form or the acceptance for payment of or payment for Shares that may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity with respect to any particular Shares and the Purchaser's interpretations of the terms of the Offer will be final and binding on all parties. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by the Purchaser. None of the Acquirors, the Participating Equityholders, the Company, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

    LOST OR DESTROYED CERTIFICATES

    Stockholders whose certificates for part or all of their Shares have been lost, stolen, misplaced or destroyed may contact the Depositary for instructions as to the documents that will be required to be submitted together with the Letter of Transmittal in order to receive certificate(s) representing the Shares. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. Stockholders are urged to contact the Depositary immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

    CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY OR TO THE PURCHASER. ANY DOCUMENTS DELIVERED TO THE COMPANY OR THE PURCHASER WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

WITHDRAWAL RIGHTS

    Tenders of the Shares pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless accepted for payment by the Purchaser as provided in this Offer to Purchase, may also be withdrawn at any time after December 1, 2000. If the Purchaser extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary, on behalf of the Purchaser, may retain all Shares tendered, and the Shares may not be withdrawn except as otherwise provided herein. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

    For a withdrawal to be effective, the Depositary must receive a written or facsimile transmission notice of withdrawal in a timely manner at one of its addresses set forth on the back of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder, the name of the registered holder(s) (if different from that of the person tendering the Shares), the number of Shares tendered and the number of Shares to be withdrawn. If the certificates for Shares to be withdrawn have been delivered to the Depositary, then, prior to the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates to be withdrawn and the signature on the stockholder's notice of withdrawal must be guaranteed by an Eligible Institution as described above (except in the case of Shares tendered by an Eligible Institution). If the Shares were tendered by book-entry transfer, the withdrawal notice must also include the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures.

    Withdrawals of tendered Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered at any time before the Expiration Date or during any Subsequent Offering Period by again following all the procedures described in "--Procedure for Tendering Shares."

    All questions as to the form and validity (including the time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, and its determination will be final and binding on all parties. None of the Acquirors, Participating Equityholders, the Company, the Depositary, the Dealer Manager, the Information Agent or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none will incur any liability for failure to give any such notice.

CONDITIONS TO THE OFFER

    Notwithstanding any other provision of the Offer, in addition to the Minimum Condition, the Purchaser will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered, if at any time on or after the date of the Acquisition Agreement and before the Expiration Date, any of the following events has occurred:

        (1) the Company's representations and warranties in the Acquisition Agreement shall not be true and correct as of the Expiration Date, subject to certain qualifications, or the Company shall not have duly performed and complied in all respects with the Company's agreements and covenants under the Acquisition Agreement, subject to certain qualifications;

        (2) there having been from the time of the execution of the Acquisition Agreement until the Expiration Date, a change in the assets, financial condition or results of operations of the Company or its subsidiaries that could reasonably be expected to have a Material Adverse Effect (as defined in the Acquisition Agreement) on the Company, excepting changes attributable to the expected effects of matters known to the Investor Group or the Purchaser as of the date of the Acquisition Agreement;

        (3) the Joint Defense Agreement among the Company and its directors shall not be in full force and effect, enforceable in accordance with its terms;

        (4) a preliminary or permanent injunction or other order issued by any United States federal or state court of competent jurisdiction in the United States prohibiting the consummation of the Offer shall be in effect;

        (5) all applicable waiting periods under the HSR Act and the federal regulations promulgated thereunder shall not have expired or been terminated;

        (6) Banc of America Securities shall have withdrawn its fairness opinion relating to the transactions contemplated by the Acquisition Agreements or shall have modified such opinion so as to make the form and content of such opinion no longer reasonably satisfactory to the Investor Group or the Purchaser;

        (7) there shall have been any statute, rule, regulation, judgment, order, decree or injunction, promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or related transactions by or before any government or governmental authority or agency, domestic or foreign, that directly or indirectly (a) prohibits, or imposes any material limitations on, the Purchaser's ownership or operation of all or a material portion of the Company's business or assets or (b) prohibits or makes illegal the acceptance for purchase of or payment for the Shares or the consummation of the Offer or related transactions;

        (8) there shall have occurred (a) any general suspension of trading in securities and, or limitation of prices for, securities on the New York Stock Exchange, Inc. or the Nasdaq Stock Market,

    (b) a declaration of a general banking moratorium or any suspension of payments in respect of banks in the United States; or (c) a declaration of war by the Congress of the United States; or in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof;

        (9) the Board of Directors shall have withdrawn, modified or amended in any material respect its recommendation to stockholders to tender their Shares in the Offer; or

       (10) the Acquisition Agreement shall have been terminated in accordance with its terms.

    The foregoing conditions are for the Purchaser's sole benefit and may be asserted by the Purchaser or may be waived by the Purchaser in whole or in part (with the consent of the Company in the case of the Minimum Condition). In certain circumstances, if the Purchaser waives any of the foregoing conditions, it may be required to extend the Expiration Date of the Offer.

PRICE RANGE OF THE SHARES

    The shares of Class A Common Stock are traded on the Nasdaq National Market under the symbol "USFS." The following table sets forth, for the periods indicated, the high and low per share sales prices of the Class A Common Stock as reported on the Nasdaq National Market.

FISCAL YEAR ENDED DECEMBER 31,                                  HIGH            LOW
------------------------------                               -----------    ------------
1998
  First Quarter............................................  $        14 3/8 $          8 3/4
  Second Quarter...........................................           12 7/8            7 5/8
  Third Quarter............................................            8 1/2            4
  Fourth Quarter...........................................           10 1/4            4 3/8

1999
  First Quarter............................................  $        15 3/4 $          8 11/16
  Second Quarter...........................................           23 1/4           12 1/4
  Third Quarter............................................           22 3/4           13 3/8
  Fourth Quarter...........................................           17 9/32            4 3/32

2000
  First Quarter............................................  $         7 1/4 $          3 3/4
  Second Quarter...........................................            6 1/16            4
  Third Quarter............................................            5               4
  Fourth Quarter (October 2, 2000).........................            4 27/32            4 27/32

    As of September 18, 2000, the last trading day prior to the announcement of the signing of the Acquisition Agreement and the Offer and proposed Merger, the closing bid price of the Class A Common Stock as reported on the Nasdaq National Market was $4.375 per share. On October 2, 2000, the last trading day prior to the date of this Offer to Purchase, the closing bid price of the Class A Common Stock as reported on the Nasdaq National Market was $4.84375 per share. STOCKHOLDERS ARE URGED TO, AND SHOULD, OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE CLASS A COMMON STOCK.

POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING;
  EXCHANGE ACT REGISTRATION

    MARKET FOR THE SHARES

    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

    NASDAQ QUOTATION

    Depending upon the number of Shares purchased pursuant to the Offer, the Class A Common Stock may no longer meet the standards for continued inclusion on the Nasdaq National Market, which requires that an issuer either (1) have at least 750,000 publicly held shares, 400 round-lot stockholders, $5,000,000 in market value, two market makers, $4 million in net tangible assets, and a minimum bid price of $1 or (2) have at least 1,100,000 publicly held shares, 400 round lot stockholders, $15,000,000 in market value, a minimum bid price of $5, four market makers and either (A) $50,000,000 in market capitalization or
(B) $50,000,000 in each of total assets and revenues. If the Class A Common Stock was no longer eligible for inclusion on the Nasdaq National Market, it may nonetheless be eligible to be included on the Nasdaq SmallCap Market unless, among other things, the public float is less than 500,000 Shares, there are fewer than 300 round lot stockholders or the market value of the public float is less than $1 million. If as a result of the purchase of the Shares pursuant to the Offer, the Class A Common Stock no longer meets the criteria for listing on Nasdaq, the market for the Class A Common Stock could be adversely affected.

    If the Class A Common Stock is no longer eligible for Nasdaq quotation, quotations might still be available from other sources, such as securities exchanges or the over-the-counter market. The extent of the public market for the Class A Common Stock and the availability of such quotations would, however, depend upon the number of holders of Class A Common Stock remaining at such time, the interest in maintaining a market in the Class A Common Stock on the part of securities firms, the possible termination of registration of the Class A Common Stock under the Exchange Act as described below and other factors.

    EXCHANGE ACT REGISTRATION

    The Class A Common Stock is currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Class A Common Stock becoming eligible for deregistration under the Exchange Act. Registration of the Class A Common Stock may be terminated upon application by USFS to the SEC if the shares of Class A Common Stock are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Class A Common Stock under the Exchange Act would substantially reduce the information that USFS would be required to furnish to its stockholders and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders, no longer applicable to USFS. If the Class A Common Stock is no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to USFS. In addition, the ability of "affiliates" of USFS and persons holding "restricted securities" of USFS to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or, with respect to certain persons, eliminated. If registration of the Class A Common Stock under the Exchange Act is terminated, shares of Class A Common Stock will no longer be eligible for stock exchange listing or Nasdaq reporting. The Purchaser believes that the purchase of the Shares pursuant to the Offer may result in the Class A Common Stock becoming eligible for deregistration under the Exchange Act, and it is the Purchaser's intention to cause USFS to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for such termination.

    If registration of the Shares is not terminated prior to the Merger, then the registration of the Class A Common Stock under the Exchange Act and the listing of the shares of Class A Common Stock on the Nasdaq National Market will be terminated following the completion of the Merger.

CERTAIN INFORMATION CONCERNING THE COMPANY

    The Company was formed in August 1995 to acquire, market and service well-positioned brands with potential for rapid unit growth through franchising. The Company's brands, which are in the lodging industry, are Microtel, Hawthorn and Best Inns. The Company acquired the rights to these brands because of their potential for significant growth, which reflects, among other things, the potential profitability for franchisees at the property level and their positions in attractive segments of the lodging industry. Microtel primarily competes in the budget and economy segment, Hawthorn primarily in the upscale and mid-market segments, and Best Inns primarily in the mid-market and economy segments of the lodging industry. USFS' principal executive offices are located at 13 Corporate Square, Suite 250, Atlanta, Georgia 30329, (404) 235-7463.

    The name, citizenship, business address, business telephone number, principal occupation or employment and five-year business history of each of the directors and executive officers of the Company are described in Schedule II hereto.

    During the last five years, neither the Company nor, to the Company's knowledge, any of the persons listed in Schedule II to this Offer to Purchase
(1) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (2) was a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

    The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549; and at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the SEC's customary charges, from the SEC's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Information about the operation of this public reference room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC.

    Set forth below is certain summary consolidated financial information with respect to USFS excerpted or derived from the information contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000. The financial information included in such Form 10-K under the caption "Financial Statements and Supplementary Data" and in such Form 10-Q under the caption "Financial Statements" are incorporated herein by reference and may be inspected at, and copies may be obtained from, the same places and in the manner set forth above.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                             SIX MONTHS ENDED,            FISCAL YEAR ENDED
                                                 JUNE 30,                    DECEMBER 31,
                                         -------------------------   ----------------------------
                                            2000          1999            1999           1998
                                         -----------   -----------   --------------   -----------
                                                (UNAUDITED)
STATEMENT OF OPERATIONS DATA
REVENUES:
  Royalty and other fee income.........  $ 8,269,000   $ 5,015,000    $ 14,607,000    $ 7,578,000
  Franchise application fees...........    2,437,000     1,978,000       5,089,000      3,006,000
                                         -----------   -----------    ------------    -----------
                                         $10,706,000   $ 6,993,000    $ 19,696,000    $10,584,000
                                         ===========   ===========    ============    ===========
EXPENSES:
  General and administrative...........  $ 9,186,000   $ 4,196,000    $ 12,175,000    $11,590,000
  Franchise sales commissions..........    2,261,000     1,863,000       4,878,000      2,216,000
  Depreciation and amortization........    1,170,000       673,000       1,677,000      1,393,000
  Interest income......................     (401,000)   (1,534,000)     (2,469,000)    (2,493,000)
  Interest expense.....................           --            --              --        762,000
  Bad debt reserves....................           --            --      17,121,000             --
                                         -----------   -----------    ------------    -----------
                                         $12,216,000   $ 5,198,000    $ 33,382,000    $13,468,000
                                         ===========   ===========    ============    ===========

INCOME (LOSS)FROM CONTINUING OPERATIONS
  BEFORE TAXES.........................  $(1,510,000)  $ 1,795,000    $(13,686,000)   $(2,884,000)
Income taxes...........................       19,000        86,000          62,000             --
                                         -----------   -----------    ------------    -----------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS...........................   (1,529,000)    1,709,000     (13,748,000)    (2,884,000)
                                         -----------   -----------    ------------    -----------
DISCONTINUED OPERATIONS:
    Income (loss) from operations of
      discontinued management services
      (less income taxes of $1,000)*...   (1,279,000)      309,000              --             --
    Loss on disposal (less income taxes
      of $0)...........................     (698,000)           --              --             --
                                         -----------   -----------    ------------    -----------
Net income (after taxes)...............   (3,506,000)    2,018,000     (13,748,000)    (2,884,000)
                                         -----------   -----------    ------------    -----------
Ratio of earnings to fixed charges.....          N/A           N/A             N/A            N/A
PER SHARE DATA
Weighted average number of common
  shares outstanding...................   19,944,162    19,877,719      19,886,030     17,670,591
Weighted average number of common
  shares outstanding, assuming
  dilution.............................           --    20,041,993      19,886,030     17,670,591
Earnings (loss) per share from
  continuing operations--Basic.........  $     (0.08)  $      0.09    $      (0.69)   $     (0.16)
Earnings (loss) per share from
  discontinued operations--Basic*......  $     (0.10)  $      0.01    $         --    $        --
Net earnings (loss) per share--Basic...  $     (0.18)  $      0.10    $      (0.69)   $     (0.16)
Earnings (loss) per share from
  continuing operations--Diluted.......  $     (0.08)  $      0.09    $      (0.69)   $     (0.16)
Earnings (loss) per share from
  discontinued operations--Diluted*....  $     (0.10)  $      0.01    $         --    $        --
Net earnings per share--Diluted........  $     (0.18)  $      0.10    $      (0.69)   $     (0.16)
Book value per share...................  $      2.70   $      3.63    $       2.86    $      3.94

------------------------

(*) In the second quarter of 2000, the Company determined to cease providing management services to hotel properties except with respect to one hotel. The Company's twenty other remaining management contracts were terminated in June 2000 with management of the majority of the properties ceasing as of June 2, 2000. The management services operations have been classified as discontinued operations for the six months ended June 30, 2000 and the prior comparable period has been restated.

                                           JUNE 30, 2000                   DECEMBER 31, 1999
                                           --------------                  ------------------
                                            (UNAUDITED)
BALANCE SHEET DATA
Total current assets.....................   $10,368,000                       $ 13,535,000
Promissory notes receivable..............    12,136,000                         12,259,000
Property and equipment, net..............     1,991,000                          1,864,000
Franchise rights, net....................    24,235,000                         24,691,000
Deferred commissions.....................     6,088,000                          6,525,000
Development subsidies....................    12,462,000                         10,837,000
Net long term assets from discontinued
  operations.............................            --                            393,000
Other assets, net........................     1,322,000                            491,000
                                            -----------                       ------------
Total assets.............................   $68,602,000                       $ 70,595,000
                                            ===========                       ============
Total current liabilities................   $ 7,884,000                       $  7,187,000
Deferred application fees................     6,852,000                          6,570,000
Total liabilities........................    14,736,000                         13,757,000
Redeemable common stock..................       324,000                            324,000
                                            -----------                       ------------
Total stockholders' equity...............    53,542,000                         56,514,000
                                            -----------                       ------------
Total liabilities and stockholders'
  equity.................................   $68,602,000                       $ 70,595,000
                                            ===========                       ============

    During the course of the consideration of a transaction with the Company prior to the execution of the Recapitalization Agreement, and during the subsequent period culminating with the execution of the Acquisition Agreement, the advisors to the Acquirors prepared projections of Company performance for the next five years. Those projections were revised on an ongoing basis during those periods to reflect the Acquirors' assessment of the implications of additional information of which the Acquirors and their advisors became aware. As a result of such additional information, the Acquirors' projections at the time of the execution of the Acquisition Agreement reflected lower revenues and profitability for the Company than earlier forecast iterations which the Acquirors and their advisors no longer believed to be reasonable. The Acquirors have been advised that the opinion from Banc of America Securities regarding the fairness of the proposed consideration to be received in the Offer and the Merger was based, in part, on the New Management Estimates and, as the Company was unable to provide Banc of America Securities with projections for any period after December 31, 2001, certain estimates prepared by Banc of America Securities that were based on the New Management Estimates. The Acquirors believe that "free cash flow" of the Company (unlevered net income plus depreciation and amortization, less (1) increases in working capital,
(2) capital expenditures, and (3) development subsidies) is an important indicator of the Company's value. The following table shows a comparison of the forecasted free cash flow of the Company calculated by the Acquirors and Banc of America Securities for the periods set forth below:

                    FORECASTED FREE CASH FLOW OF THE COMPANY

                                                                      FISCAL YEAR ENDING DECEMBER 31,
                                                            ----------------------------------------------------
                                                              2000       2001       2002       2003       2004
                                                            --------   --------   --------   --------   --------
                                                                               (IN MILLIONS)
Acquirors' forecast.......................................    $1.5      $10.7      $12.7      $14.8      $16.8
Banc of America Securities' forecast......................    $2.3      $ 8.2      $15.2      $17.7      $21.1

    Banc of America Securities was not provided access to the projected free cash flow of the Company prepared by the Acquirors and, therefore, notes that the Acquirors' projections may have been prepared using different assumptions and a different methodology. The Acquirors did not have access to or rely upon the projections of Banc of America Securities in the negotiation of the Acquisition Agreement. The Acquirors' projected free cash flow was not prepared with a view to public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles.

    The Acquirors' projected free cash flow for the Company is subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. While presented with numerical specificity, the Acquirors' projected free cash flow for the Company was based upon a variety of estimates and hypothetical assumptions that may not be accurate, may not be realized, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company's control. Accordingly, there can be no assurance that the assumptions made in preparing the projected free cash flow for the Company will prove accurate, and actual results may be materially greater or less than those contained in the Acquiror's projected free cash flow for the Company.

    The Acquirors assume no responsibility for, and make no representation regarding, the reasonableness, completeness, accuracy or reliability of their projected free cash flow for the Company. The Acquirors do not intend to update or otherwise revise their projected free cash flow for the Company to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the underlying assumptions are shown to be in error.

    This Offer to Purchase contains forward-looking statements, including projected free cash flow of the Company, under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Some, but not necessarily all, of these forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should" or "anticipates" or the negative thereof or other variations thereof or comparable terminology, or by discussions of strategy that involve risks and uncertainties. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to, the following: general economic and business conditions; aggressive competition in the lodging and franchising industry; success of acquisitions and operating initiatives; management of growth; risks relating to the Company's loans to, and other investments in, franchisees; dependence on senior management; brand awareness; general risks of the lodging and franchising industries; development risk in construction; risk relating to the availability of financing for franchisees; the existence or absence of adverse publicity; changes in business strategy or development plans; availability, terms and deployment of capital; business abilities and judgment of personnel; availability of qualified personnel; labor and employee benefit costs; changes in, or failure to comply with, government regulations; construction schedules; and the costs and other effects of legal and administrative proceedings. There can be no assurance that the Offer and/or the Merger will take place. Except as otherwise required by federal securities laws, the Company will not undertake and specifically declines any obligation to publicly release the results of any revisions which may be made to any forward-looking statement to reflect events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events.

CERTAIN INFORMATION CONCERNING THE ACQUIRORS AND THE PARTICIPATING EQUITYHOLDERS

    The Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Acquisition Agreement, including the Offer and the Merger. The Purchaser is a wholly-owned subsidiary of Parent. HSA, Meridian and SDI are also owned by Pritzker family business interests. Pritzker family business interests include, among other ventures, Hyatt Corporation, Hyatt International Corporation and H Group Holding, Inc. and have significant experience in the hospitality industry. H Group Holding, Inc., a

Delaware corporation included within the definition of Parent, is the entity ultimately in control of the Purchaser. Meridian Investments, Inc., a Delaware corporation, is the general partner of Meridian.

    The principal offices of the Acquirors and Meridian Investments are located at 200 West Madison Street, Suite 3800, Chicago, Illinois 60606, and the telephone number for the Acquirors is (312) 750-8102.

    The name, citizenship, business address, business telephone number, principal occupation or employment and five-year business history of each of the directors and executive officers of each Acquiror and Meridian Investments, Inc., on the one hand, and each Participating Equityholder, on the other hand, are described in Schedule I and Schedule II hereto, respectively.

    During the last five years, none of the Acquirors, Meridian Investments, the Participating Equityholders or, to the best of the Acquirors' knowledge, any of the persons listed in Schedule I to this Offer to Purchase (1) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (2) was a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

    None of the Acquirors is subject to the informational reporting requirements of the Exchange Act, nor are they required to file reports and other information with the SEC relating to their businesses, financial condition or other matters. Except as otherwise disclosed in this Offer to Purchase, none of the Acquirors, the Participating Equityholders, the Company or, to the knowledge of any Acquiror, any Participating Equityholder or the Company, the other persons listed on Schedule I and II attached hereto has made or is making any provision in connection with the Offer or the Merger to grant unaffiliated security holders of the Company access to the corporate files of such person, or to obtain counsel or appraisal services at the expense of any such person.

SOURCE AND AMOUNT OF FUNDS

    The Purchaser estimates that the total amount of funds required to purchase all of the Shares pursuant to the Offer and pay all amounts due with respect to options and Restricted Shares as a result of the Offer and the Merger (excluding payment of related fees and expenses) will be approximately $85,409,104. The funds required to purchase Shares accepted for payment pursuant to the Offer and to pay all amounts due with respect to options and Restricted Shares will be obtained by the Purchaser from SDI. The Purchaser has no alternative financing arrangements and does not believe that any such alternative arrangement will be necessary due to the funds available to SDI, which SDI has committed to make available to the Purchaser. The Offer is not conditioned on obtaining financing.

DIVIDENDS AND DISTRIBUTIONS

    The Company has not paid dividends during the past two years with respect to the Shares. The Acquisition Agreement provides that USFS shall not, without the prior written consent of the Purchaser, (1) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, (2) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or
(3) purchase, redeem or otherwise acquire any shares of capital stock of USFS (other than repurchases of Shares pursuant to agreements with holders of options who, in accordance with the terms hereof, exercised such options prior to the normal vesting date subject to a repurchase option in favor of USFS) or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

LEGAL MATTERS; REGULATORY APPROVALS

    Except as described in this Offer to Purchase, the Purchaser and Parent are not aware of any license or regulatory permit material to the Company's business that might be adversely affected by the Purchaser's acquisition of Shares in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Purchaser's acquisition or ownership of the Shares pursuant to the Offer. Should any such approval or other action be required, the Purchaser and Parent expect to seek such approval or other action, except as described below under "State Takeover Laws." The Purchaser cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Purchaser may not be required to purchase any Shares in the Offer.

    STATE TAKEOVER LAWS

    USFS is incorporated under the laws of the State of Delaware. In general,
Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, the "business combination" is approved by the board of directors of such corporation prior to such date. The Board has approved the Offer and the Merger. Accordingly,
Section 203 is inapplicable to the Offer and the Merger. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in such states. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult. The reasoning in that decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp.
v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, as long as those laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma, because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

    The Purchaser and Parent do not believe that the anti-takeover laws of any state other than the State of Delaware will by their terms apply to the Offer or the Merger. Consequently, the Purchaser and Parent have not attempted to comply with any such state takeover statutes in connection with the Offer or the Merger. The Purchaser and Parent reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action that the Purchaser and Parent take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, the Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in continuing or consummating the Offer. In that case, the Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered.

    ANTITRUST

    Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. These requirements apply to the Purchaser's acquisition of Shares in the Offer and the Merger.

    Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. The Purchaser expects to file a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on or about October 3, 2000 and, in that event, the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, 15 days after such filing, unless earlier terminated by the FTC or the Antitrust Division or the Purchaser receives a request for additional information or documentary material prior to that time. If within the 15-calendar-day waiting period either the FTC or the Antitrust Division requests additional information or documentary material from the Purchaser, the waiting period with respect to the Offer and the Merger would be extended for an additional period of 10 calendar days following the date of the Purchaser's substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act rules. After that time, the waiting period could be extended only by court order or with the Purchaser's consent. The FTC or the Antitrust Division may terminate the additional 10-calendar-day waiting period before its expiration. In practice, complying with a request for additional information or documentary material can take a significant period of time. Although USFS is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither USFS' failure to make those filings nor a request made to USFS from the FTC or the Antitrust Division for additional information or documentary material will extend the waiting period with respect to the purchase of Shares in the Offer and the Merger.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares in the Offer and the Merger. At any time before or after the Purchaser's purchase of Shares, the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the Offer or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances.

    The Purchaser does not believe that the acquisition of Shares in the Offer and the Merger will violate the applicable antitrust laws. Nevertheless, the Purchaser cannot be certain that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be.

    CERTAIN LAWSUITS

    The Class Action Lawsuit was brought in the United States District Court for the Northern District of Georgia, Atlanta Division. The named plaintiff in this lawsuit claims to represent all purchasers of the Class A Common Stock during the period from May 6, 1999 through October 29, 1999 and seeks unspecified damages on their behalf. The named plaintiff alleges, among other things, that the Company and the individual defendants violated federal securities laws by concealing adverse material information about the business, business practices, performance, operations and future prospects of the Company. Management of the Company believes that the allegations are without merit and intends to defend this action vigorously.

    On September 20, 2000, three individual stockholders of the Company each filed a purported class action lawsuit in the Court of Chancery of the State of Delaware against the Company and current and former members of the Board of Directors. The allegations of the three complaints are identical. The plaintiffs allege that the Company and its directors breached their fiduciary and other common law duties owed to the Company's stockholders by approving the Acquisition Agreement and terminating the Recapitalization Agreement. Each complaint seeks money damages and/or injunctive relief, but no motion for an injunction or temporary restraining order was filed by the plaintiffs. The plaintiffs also seek an accounting and an award of costs and disbursements. Management of the Company believes that the claims in the lawsuit are without merit and the Company intends to defend the suits vigorously.

FEES AND EXPENSES

    The Purchaser and Parent have retained SunTrust Bank as Depositary and Georgeson Shareholder Securities Corporation as Dealer Manager in connection with the Offer and will pay reasonable and customary compensation for their services in such capacities. The Purchaser and Parent have retained Georgeson Shareholder Communications Inc. as Information Agent in connection with the Offer and will pay reasonable and customary compensation for its services in such capacity. The Purchaser and Parent will also reimburse the Depositary, the Information Agent and the Dealer Manager for out-of-pocket expenses and have agreed to indemnify the Depositary, Information Agent and Dealer Manager against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. The Dealer Manager may contact stockholders by mail, telephone, fax, email, telex, telegraph and personal interviews, and may request brokers, dealers or other nominees to forward materials relating to the Offer to beneficial owners. Neither the Depositary nor the Information Agent has been retained to make solicitations or recommendations in connection with the Offer. In addition, Banc of America Securities has been engaged to act as the Company's financial advisor. The Company has agreed to (1) pay Banc of America Securities a transaction fee of $1,900,000 for its services as financial advisor to the Company, half of which is contingent upon consummation of the Offer, (2) reimburse Banc of America Securities for its out-of-pocket expenses and (3) indemnify Banc of America against certain liabilities in connection with the Offer and the Merger, including certain liabilities under the federal securities laws.

    The Acquisition Agreement provides that all costs and expenses incurred in connection with the Offer and the Merger will be paid by the party incurring such costs and expenses, except in certain circumstances where the Purchaser or the Company is required to reimburse the other party for its out-of-pocket expenses. The following table presents the estimated fees and expenses to be incurred in connection with the Offer and the Merger:

Dealer Manager Fees.........................................  $   30,000
Financial Advisor Fees and Expenses.........................  $2,040,000
Legal Fees and Expenses.....................................  $2,000,000
Printing and Mailing........................................  $  200,000
Filing Fee..................................................  $   16,174
Depositary Fees.............................................  $    2,500
Information Agent Fees......................................  $    5,000
Miscellaneous...............................................  $  206,326
                                                              ----------
  Total.....................................................  $4,500,000
                                                              ==========

    The Purchaser and Parent will not pay fees or commissions to any brokers, dealers or other nominees for soliciting any Shares pursuant to the Offer. The Purchaser and Parent will, however, on request, reimburse brokers, dealers or other nominees for reasonable and customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees or in a fiduciary capacity. No broker, dealer or other nominee has been authorized to act as the Company's agent for purposes of the Offer. The Company will pay (or cause to be paid) any stock transfer taxes on its purchase of Shares, except as otherwise provided in Instruction 6 to the Letter of Transmittal.

MISCELLANEOUS

    The Investor Group, the Purchaser, the Participating Equityholders and the Company have filed the Schedule TO with the SEC, which includes certain additional information and exhibits relating to the Offer. In addition, the Company has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC, which is being mailed to the Company's stockholders concurrently herewith and sets forth the Company's recommendation with respect to the Offer, the reasons for such recommendation and certain additional information and exhibits. Such statements and other information may be inspected and copies may be obtained at the same places and in the same manner as is set forth in "--Certain Information Regarding the Company" (except that they will not be available at the regional offices of the SEC).

    This Offer is being made to all holders of Shares. The Acquirors and the Company are not aware of any state where the making of the Offer is prohibited by applicable law. If the Acquirors or the Company become aware of any valid state law prohibiting the making of the Offer or the acceptance or purchase of the Shares, the Acquirors and the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Acquirors and the Company cannot comply with such statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in such state. In those jurisdictions whose securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Acquirors or the Company by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ANY ACQUIROR, ANY PARTICIPATING EQUITYHOLDER OR THE COMPANY.

USFS ACQUISITION CO.

October 3, 2000

                                   SCHEDULE I

    (1) The name, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of each director and each executive officer of SDI is set forth below. Unless otherwise indicated, the business address of each person listed below is 200 West Madison Street, Suite 3800, Chicago, Illinois 60606. Each person is a citizen of the United States of America.

                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
             NAME                    MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------  ------------------------------------------------------------
Thomas J. Pritzker............  Director and President of SDI for at least the last five years. Chairman of the Board, President and Chief Executive
                                Officer of Hyatt Corporation, a diversified company
                                primarily engaged in real estate and hotel management
                                activities, for at least the last five years.

Harold S. Handelsman..........  Director and Vice President, Secretary and Treasurer of SDI
                                for at least the last five years. Senior executive officer of Hyatt Corporation since 1978 and Senior Vice President,
                                General Counsel and Secretary of Hyatt Corporation since
                                1983; Executive Vice President and General Counsel of The
                                Pritzker Organization, LLC, a private investment firm, since
                                1998; director of a number of private corporations.

Paul A. Bible.................  Director and Vice President of SDI for at least the last five years. Attorney at Bible, Hoy & Trachok for at least
                                the last five years. Business address is 201 West Liberty
                                Street, Reno, NV 89501.

Kirk Rose.....................  Vice President of SDI for at least the last five years. Vice
                                President-Finance of Hyatt Hotels Corporation for at least the last five years.

    (2) The name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and each executive officer of the Purchaser is set forth below. Unless otherwise indicated, the business address of each person listed below is 200 West Madison Street, Suite 3800, Chicago, Illinois 60606. Each person is a citizen of the United States of America.

                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
             NAME                    MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------  ------------------------------------------------------------
Douglas G. Geoga..............  Director and President of the Purchaser since its inception.
                                President of Hospitality Investment Fund, L.L.C. since 2000.
                                President of Hyatt Hotels Corporation from 1994 to 1999.

Harold S. Handelsman..........  Director and Vice President and Secretary of the Purchaser
                                since its inception. Senior executive officer of Hyatt
                                Corporation since 1978 and Senior Vice President, General
                                Counsel and Secretary of Hyatt Corporation since 1983;
                                Executive Vice President and General Counsel of The Pritzker
                                Organization, LLC since 1998; director of a number of
                                private corporations.

Glen Miller...................  Director and Vice President and Treasurer of the Purchaser
                                since its inception. President and Chief Executive Officer of Diversified Financial Management Corp. for at least the last five years.

    (3) The name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and each executive officer of HSA is set forth below. Unless otherwise indicated, the business address of each person listed below is 200 West Madison Street, Suite 3800, Chicago, Illinois 60606. Each person is a citizen of the United States of America.

                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
             NAME                    MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------  ------------------------------------------------------------
Nicholas J. Pritzker..........  Director and President of HSA for at least the last five years. Chairman of the Board and President of Hyatt
                                Development Corporation for at least the last five years.

Glen Miller...................  Director and Vice President, Treasurer and Assistant
                                Secretary of HSA for at least the last five years. President and Chief Executive Officer of Diversified Financial
                                Management Corp. for at least the last five years.

Thomas J. Pritzker............  Director and Vice President and Secretary of HSA for at
                                least the last five years. Chairman of the Board, President and Chief Executive Officer of Hyatt Corporation for at
                                least the last five years.

John Kevin Poorman............  Director and Vice President of HSA for at least the last five years. Executive Vice President and General Counsel of
                                Pritzker Realty Group for at least the last five years.

Harold S. Handelsman..........  Vice President of HSA for at least the last five years.
                                Senior executive officer of Hyatt Corporation since 1978 and
                                Senior Vice President, General Counsel and Secretary since
                                1983; Executive Vice President and General Counsel of The
                                Pritzker Organization, LLC since 1998; director of a number of private corporations.

    (4) The name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and each executive officer of Meridian Investments, Inc., the general partner of Meridian, is set forth below. Unless otherwise indicated, the business address of each person listed below is 200 West Madison Street, Suite 3800, Chicago, Illinois 60606. Each person is a citizen of the United States of America.

                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
             NAME                    MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------  ------------------------------------------------------------
Nicholas J. Pritzker..........  Director and President of Meridian Investments, Inc. for at
                                least the last five years. Chairman of the Board and
                                President of Hyatt Development Corporation for at least the last five years.

Thomas J. Pritzker............  Director and Vice President and Secretary of Meridian
                                Investments, Inc. for at least the last five years. Chairman of the Board, President and Chief Executive Officer of Hyatt
                                Corporation for at least the last five years.

Glen Miller...................  Director and Vice President, Treasurer and Assistant
                                Secretary of Meridian Investments, Inc. for at least the
                                last five years. President and Chief Executive Officer of
                                Diversified Financial Management Corporation for at least
                                the last five years.

John Kevin Poorman............  Vice President of Meridian Investments, Inc. for at least the last five years. Executive Vice President and General
                                Counsel of Pritzker Realty Group for at least the last five years.

                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
             NAME                    MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------  ------------------------------------------------------------
Harold S. Handelsman..........  Vice President of Meridian Investments, Inc. for at least the last five years. Senior executive officer of Hyatt
                                Corporation since 1978 and Senior Vice President, General
                                Counsel and Secretary of Hyatt Corporation since 1983;
                                Executive Vice President and General Counsel of The Pritzker
                                Organization, LLC since 1998; director of a number of
                                private corporations.

    (5) The name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and each executive officer of H Group Holdings, Inc. is set forth below. Unless otherwise indicated, the business address of each person listed below is 200 West Madison Street, Suite 3800, Chicago, Illinois 60606. Each person is a citizen of the United States of America.

                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
             NAME                    MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------  ------------------------------------------------------------
Nicholas J. Pritzker..........  Director of H Group Holdings, Inc. for at least the last five years. Chairman of the Board and President of Hyatt
                                Development Corporation for at least the last five years.

Thomas J. Pritzker............  Director and Chairman and President of H Group Holdings,
                                Inc. for at least the last five years. Chairman of the
                                Board, President and Chief Executive Officer of Hyatt
                                Corporation for at least the last five years.

Harold S. Handelsman..........  Director and Vice President, Secretary and Treasurer of H
                                Group Holdings, Inc. for at least the last five years.
                                Senior executive officer of Hyatt Corporation since 1978 and
                                Senior Vice President, General Counsel and Secretary of
                                Hyatt Corporation since 1983; Executive Vice President and
                                General Counsel of The Pritzker Organization, LLC since
                                1998; director of a number of private corporations.

                                  SCHEDULE II

    (1) The name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each Participating Equityholder is set forth below. Unless otherwise indicated, the business address of each person listed below is 13 Corporate Square, Suite 250, Atlanta, Georgia 30329. Each person listed below is a citizen of the United States of America.

                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
             NAME                    MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------  ------------------------------------------------------------
Michael A. Leven..............  Chairman and Chief Executive Officer of USFS since October
                                1995 and a director since September 1995. From October 1995 to June 2000, President of USFS. Director of Starwood Hotels
                                and Resorts Worldwide Inc. and of Lodgian, Inc., a
                                publicly-traded hotel and resort company which owns and
                                manages a portfolio of hotels. Member of the Board of
                                Governors of the American Red Cross, a Trustee of National
                                Realty Trust, the largest franchisee of Coldwell Banker
                                Corporation, and a member of the Board of Directors of both
                                The Marcus Foundation and The Chief Executive Leadership
                                Institute, a non-profit leadership school.

Andrea Leven..................  No full-time employment for the last five years.

Robert A. Leven...............  Vice President of Hodges Ward Elliot since 2000; from April
                                1999 until May 2000, Vice President of Sales for USFS
                                Management Company; from March 1998 until March 1999, Vice
                                President of the Company; from March 1997 until March 1998,
                                Director of American Dream Program; from March 1995 until
                                March 1997, Director of Franchise Sales in Georgia and
                                Florida for Microtel. Business address is The Lenox
                                Building, 12th Floor, 3399 Peachtree Road NE, Atlanta,
                                Georgia 30326.

Adam Leven....................  Graduate Teaching Assistant, University of Georgia, since
                                1999; Teacher, Jackson Hole High School from September 1998 until February 1999; Server, Betty Rock Cafe, September 1995 until August 1997 and January through August 1998; Teacher,
                                The Meadows School, from August 1993 until August 1995.
                                Business address is University of Georgia, Department of
                                Classics, Park Hall, Athens, Georgia 30602.

Jonathan Leven................  USFS Senior Vice President, Marketing since May 2000; from
                                January 2000 until May 2000, USFS Vice President, Brand
                                Marketing; from December 1998 until January 2000, USFS Vice
                                President, Franchise Operations; from April 1996 until
                                December 1998, USFS Vice President, Franchise Sales and
                                Development; from October 1995 until April 1996, USFS Vice
                                President, Franchise Administration and Reservations.

Steven Romaniello.............  President and Chief Operating Officer of USFS since June
                                2000; from January 2000 until June 2000, Executive Vice
                                President, Franchise Sales, Operations and Administration of
                                USFS; from January 1999 through December 1999, Executive
                                Vice President, Franchise Sales, Development and
                                Administration, USFS; from October 1996 through December
                                1998, Executive Vice President, Franchise Sales and
                                Development, USFS; from October 1995 until September 1996,
                                Senior Vice President, Franchise Sales and Development,
                                USFS. A director of USFS since March 1998.

(2) The name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Company is set forth below. Unless otherwise indicated, the business address of each person listed below is 13 Corporate Square, Suite 250, Atlanta, Georgia 30329. Each person is a citizen of the United States of America.

                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
             NAME                    MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------  ------------------------------------------------------------
Michael A. Leven..............  Chairman and Chief Executive Officer of USFS since October
                                1995 and a director since September 1995. From October 1995 to June 2000, President of USFS. Director of Starwood Hotels
                                and Resorts Worldwide Inc. and of Lodgian, Inc., a
                                publicly-traded hotel and resort company which owns and
                                manages a portfolio of hotels. Member of the Board of
                                Governors of the American Red Cross, a Trustee of National
                                Realty Trust, the largest franchisee of Coldwell Banker
                                Corporation, and a member of the Board of Directors of both
                                The Marcus Foundation and The Chief Executive Leadership
                                Institute, a non-profit leadership school.

Steven Romaniello.............  President and Chief Operating Officer of USFS since June
                                2000. A director of the Company since March 1998. From
                                January 2000 to June 2000, Executive Vice President,
                                Franchise Sales, Operations and Administration of USFS. From
                                January 1999 to December 1999, Executive Vice President,
                                Franchise Sales and Administration of USFS. From October
                                1996 through December 1998, Executive Vice President,
                                Franchise Sales, Development and Administration of USFS.
                                From October 1995 through September 1996, Senior Vice
                                President, Franchise Sales and Development of USFS. A
                                director of USFS since March 1998.

Neal K. Aronson...............  A director and Executive Vice President and Chief Financial
                                Officer of the Company since October 1995. A director of the
                                Company since September 1995.

Dean S. Adler.................  A director of the Company since October 1996. Principal of
                                Lubert-Adler Partners, L.P., a private equity group
                                specializing in the acquisition and redevelopment of real
                                estate since 1996. From 1988 to 1996, Principal and Managing
                                Director of private equity investments for CMS Companies, a
                                Philadelphia based investment firm that managed
                                approximately $1.7 billion of assets. Member of the Board of
                                Directors of the Ableco Finance LLC, a loan origination
                                company, Developers Diversified Realty Corporation, a major shopping center REIT, and Trans Word Entertainment
                                Corporation and Electronics Boutique Holdings Corp., two
                                Nasdaq specialty retailers.

Irwin Chafetz.................  A director of the Company since September 1995. Since 1990,
                                Director of Interface Group-Massachusetts, Inc., a
                                privately-held company that owns and operates GWV
                                International, New England's largest charter vacation and
                                tour operator. From 1982 until April 1995, Vice President
                                and Director of the Interface Group-Nevada, Inc., which
                                owned and operated COMDEX, a computer trade show that is the largest American trade show. From 1989 to 1995, Vice
                                President and a Director of Las Vegas Sands, Inc., which
                                owned the Sands Hotel and Casino in Las Vegas and the
                                adjacacent Sands Expo and Convention Center.

Douglas G. Geoga..............  A director of the Company since March 1998. Since January
                                2000, President of Hospitality Investment Fund, L.L.C., an
                                affiliate of The Pritzker Organization, L.L.C., which
                                engages in the business of making hospitality-related
                                investments and acting as an advisor with respect to such
                                investments. From 1994 through 1999, President of Hyatt
                                Hotels Corporation, operator of Hyatt Hotels & Resorts in
                                the United States, Canada and the Caribbean. Director of
                                United Way of Suburban Chicago, a trustee of the Educational
                                Institute of the American Hotel & Motel Association
                                ("AH&MA"), past chairman of the Government Affairs Committee of the AH&MA, a former director of the National Tourism
                                Organization, Inc., a director of Unitrin, Inc., a
                                publicly-traded company engaged in various insurance and
                                consumer finance businesses and related activities, and a
                                director of various closely-held companies affiliated with
                                Hyatt.

Richard D. Goldstein..........  A director of the Company since September 1995. Since 1990,
                                Managing Director and then a Senior Managing Director of
                                Alpine Capital Group Inc., a specialized investment-merchant banking firm located in New York, and related entitites.
                                Director of On Command Corporation, a Nasdaq company, and
                                various portfolio companies of Alpine. Trustee and member of the Executive Committee of the Queens College Foundation,
                                trustee of the North Shore Long Island Jewish Health System and a trustee of the State University of New York at Stony
                                Brook Foundation.

David T. Hamamoto.............  A director of the Company since March 1998. Co-Chief
                                Executive Officer of NorthStar Capital Investment Corp.,
                                having co-founded the firm in July 1997. Co-head of the
                                Whitehall Funds and a partner at Goldman, Sachs & Co. from
                                1994 to 1997. Director of Emeritus Corporation, one of the
                                largest publicly-traded owners and operators of assisted
                                living facilities.

Jeffrey A. Sonnenfeld.........  A director of the Company since October 1996. Chairman and
                                President of The Chief Executive Leadership Institute, a
                                non-profit educational organization. Adjunct professor at
                                Yale University's School of Management. From 1989 to 1997,
                                Professor of Organization and Management at the Robert C.
                                Goizueta Business School of Emory University in Atlanta,
                                Georgia, where he was the Director of the Center for
                                Leadership and Career Studies.

Stephen D. Aronson............  A director and Vice President, General Counsel and Secretary of the Company since October 1999. From October 1997 through
                                October 1999, the Company's Associate General Counsel and
                                Secretary. Manager of Legal Services for the Company from
                                January 1997 through October 1997 and Manager of Business
                                Development from August 1996 through December 1996. From
                                October 1995 through August 1996, legal assistant at Sills
                                Cummis Zuckerman Radin Tischman Epstein & Gross. President
                                of Metropolitan Memorabilia from April 1995 through October
                                1995.

                                                                         Annex A

                                     [LOGO]

                                 September 18, 2000

Board of Directors
U.S. Franchise Systems, Inc.
13 Corporate Square
Suite 250
Atlanta, Georgia 30329

Members of the Board:

        We understand that U.S. Franchise Systems, Inc., a Delaware corporation (the "Company"), had proposed to engage in a series of transactions contemplated by the Recapitalization Agreement dated June 2, 2000 (the "Recapitalization Agreement") among the Company, SDI, Inc. ("SDI"), HSA Properties, Inc. ("HSA Properties") and Meridian Associates, L.P. ("Meridian"). We also understand that the Company has been advised by the other parties to the Recapitalization Agreement that they may not be prepared to proceed with the transactions contemplated thereby. We further understand that the Company and the other parties to the Recapitalization Agreement have agreed to terminate the Recapitalization Agreement and that the Company now proposes to enter into an Acquisition Agreement to be dated September 18, 2000 (the "Acquisition Agreement") with SDI, USFS Acquisition Co. ("Newco"), HSA Properties and Meridian. Pursuant to the Acquisition Agreement, Newco will make a tender offer (the "Offer") to acquire all of the outstanding shares of the outstanding Class A and Class B Common Stock of the Company (the "Shares") at a cash price of $5.00 per share. Shares not acquired pursuant to the Offer will also be converted into the right to receive $5.00 per share in cash pursuant to a merger contemplated by the Acquisition Agreement (the "Merger"). Options to acquire shares of Class A Common Stock, whether or not exercisable, will be converted into the right to receive in the Merger the excess of $5.00 per share over the exercise price per option. All shares of restricted stock will vest upon the completion of the Offer and be acquired in the Merger at a cash price of $5.00 per share. The terms and conditions of the Offer and the Merger are more fully set forth in the Acquisition Agreement.

        You have requested our opinion as to whether, on the date hereof, the consideration proposed to be received by the holders of Shares (other than SDI, HSA Properties, Meridian, Michael Leven, Andrea Leven, Neal Aronson, Steven Romaniello, and any affiliate of the foregoing or any natural person otherwise related to the foregoing by virtue of being a spouse, a descendent, or an ancestor of such natural person or a trust solely for the benefit of such natural persons and/or such natural person's spouse, descendent or ancestor) is fair to such holders from a financial point of view.

        For purposes of the opinion set forth herein, we have:

            (i) reviewed certain publicly available financial statements and other business and financial information of the Company;

            (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

           (iii) analyzed certain financial forecasts of the Company prepared by the management of the Company;

U.S. Franchise Systems, Inc.
September 18, 2000

            (iv) reviewed and discussed certain information concerning the strategic, financial, operating, key employee retention and competitive prospects of the Company with senior executives of the Company;

            (v) reviewed and discussed with senior executives of the Company certain published financial forecasts prepared by equity analysts with respect to the Company;

            (vi) reviewed and discussed information relating to certain strategic, financial and operational alternatives with the management of the Company, including pursuing the transactions under the Recapitalization Agreement and the potential adverse effects on the Company which could occur if the Company were not to effect the Offer and the Merger including, among other things, the Company's ability to retain its franchise sales force;

           (vii) discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company;

          (viii) reviewed the reported prices and trading activity of the Shares;

            (ix) compared the financial performance of the Company and the prices and trading activity of the Shares with the financial performance and stock prices and trading activity of certain other publicly traded companies we deemed relevant;

            (x) compared certain financial terms of the transactions
                contemplated by the Acquisition Agreement to corresponding financial terms, to the extent publicly available, of certain other business transactions we deemed relevant;

            (xi) discussed contingent liabilities of the Company with the management and senior executives of the Company;

           (xii) participated in discussions and negotiations among representatives of the Company and SDI and their legal advisors;

          (xiii) reviewed the Acquisition Agreement and certain related documents; and

           (xiv) performed such other analyses and considered such other factors as we have deemed appropriate.

        We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company. We call your attention to the fact that management of the Company has only been able to provide financial forecasts through December 31, 2001 and we have taken the fact that financial forecasts were not available for periods beyond that date into account in rendering the opinion set forth below. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals.

        We have acted as sole financial advisor to the Board of Directors of the Company in connection with this transaction and will receive fees for our services, including a fee which is contingent and payable upon the completion of the proposed Acquisition Agreement. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of our trading, brokerage, investment banking, principal investing, investment management and financing activities, Banc of America Securities LLC or its affiliates may at any time

U.S. Franchise Systems, Inc.
September 18, 2000
hold long or short positions or other investments, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in equity securities of the Company. Further, we note that we and our affiliates have certain lending relationships with certain entities ("Pritzker Controlled Entities") controlled by the Pritzker family business interests (who directly control SDI, HSA Properties and Meridian), have in the past acted as the agent for a credit facility for a Pritzker Controlled Entity and are currently under discussions regarding a potential partnership with a Pritzker Controlled Entity in a real estate oriented debt fund. In addition, the Pritzker family business interests were a significant shareholder in Montgomery Securities, a predecessor of Banc of America Securities LLC. In the past, Banc of America Securities LLC or its affiliates have provided financial advisory and financing services for the Company and have received fees for the rendering of these services.

        It is understood that this letter is solely for the benefit and use of the Board of Directors of the Company in connection with and for the purposes of its evaluation of the transactions contemplated by the Acquisition Agreement and does not constitute a recommendation as to whether holders of Shares should tender their Shares pursuant to the Offer. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever without our prior written consent in each instance, which consent will not be unreasonably withheld or delayed, and except as required by law or by a court of competent jurisdiction. However, this opinion may be included in its entirety in any filing required to be made by the Company in respect of the proposed Offer and the Merger with the Securities and Exchange Commission or with any federal or state regulatory body that controls or governs the franchise licenses of the Company, so long as this opinion is reproduced in such filing in full and any description of or reference to a summary of this opinion and the related analysis in such filing is in a form reasonably acceptable to us and our counsel. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise or reaffirm this opinion.

        Based upon and subject to the foregoing, including all of the assumptions and limitations set forth herein, we are of the opinion, on the date hereof, that the consideration proposed to be received by the holders of Shares (other than SDI, HSA Properties, Meridian, Michael Leven, Andrea Leven, Neal Aronson, Steven Romaniello, and any affiliate of the foregoing or any natural person otherwise related to the foregoing by virtue of being a spouse, a descendent, or an ancestor of such natural person or a trust solely for the benefit of such natural persons and/or such natural person's spouse, descendent or ancestor) pursuant to the Offer and the Merger is fair to such holders from a financial point of view.

                                                       Very truly yours,

                                                       BANC OF AMERICA SECURITIES LLC
                                                                       /s/ Gregory J Wolkom
                                                       By:
                                                            Name: Gregory J. Wolkom
                                                            Title: Managing Director

                                    ANNEX B
                                 DELAWARE CODE
                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
               SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

Section 262 Appraisal Rights.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257,
Section 258, Section 263 or Section 264 of this title:

       (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

       (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

       (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

       (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or
           (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

       (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either

           (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for the Shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:
                                 SUNTRUST BANK

BY HAND OR OVERNIGHT COURIER:  BY MAIL:                       BY FACSIMILE TRANSMISSION
SunTrust Bank                  SunTrust Bank                  (FOR ELIGIBLE INSTITUTIONS
Attn: Reorg                    Attn: Reorg                    ONLY):
58 Edgewood Avenue             P.O. Box 4625                  (404) 332-3875
Suite 225                      Atlanta, Georgia 30302
Atlanta, Georgia 30303

                                 CONFIRMATION OF RECEIPT:
                                      1-800-568-3476

                                   FOR INFORMATION CALL:
                                      1-800-568-3476

    Any questions or requests for assistance regarding the Offer or requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other tender offer materials may be directed to the Information Agent or Dealer Manager at their respective telephone numbers and addresses set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                  [GEORGESON SHAREHOLDER COMMUNICATIONS INC.]

                          17 State Street, 10th Floor
                            New York, New York 10004

                  Banks & Brokers Call Collect: (212) 440-9800
                   All Others Call Toll Free: (800) 223-2064

                      THE DEALER MANAGER FOR THE OFFER IS:

                 [GEORGESON SHAREHOLDER SECURITIES CORPORATION]

                          17 State Street, 10th Floor
                            New York, New York 10004

                          Call Collect: (212) 440-9884
                                       or
                         Call Toll Free: (800) 445-1790